SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

ALTO INGREDIENTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ALTO INGREDIENTS, INC.
1300 South Second Street
Pekin, Illinois 61554

May 7, 2026

Dear Fellow Stockholder:

Alto Ingredients, Inc.’s financial results for 2025 reflect continued execution of our strategic initiatives designed to improve operational performance, diversify revenue streams, and enhance returns on assets.

Beginning in late 2024 and through the first quarter of 2025, we implemented actions to improve our operating model. These actions included aligning staffing levels with our current operating footprint, removing structural costs, exiting certain underperforming activities in our Marketing and Distribution segment, and continuing to evaluate opportunities to unlock long-term value through our optimization and monetization plan for our Western assets. At the same time, we invested in improving operational efficiency and throughput across our plants and maintained operational discipline in support of our diversification efforts.

As a result of these actions and favorable operating conditions, net income increased by $72 million to $12 million for 2025 compared to 2024, and adjusted EBITDA grew by $53 million to $45 million over the same periods.

Renewable fuel export sales were one example of our diversification strategy. Beginning in late 2024 and throughout 2025, our Pekin Campus facilities shipped qualified renewable fuel to international markets, including the European Union. These export sales contributed to our financial results for the year.

Another diversification initiative included our acquisition, at the beginning of 2025, of a beverage-grade liquid carbon dioxide processing facility located adjacent to our Columbia ethanol plant in Boardman, Oregon. We integrated the acquired operations and realized operational efficiencies, and the business contributed to improved results from our Western Production segment during 2025. Demand for liquid carbon dioxide remained strong in the Pacific Northwest due to supply constraints and industrial and food and beverage end-market demand. We expect to continue evaluating opportunities to expand throughput and storage capacity, subject to market conditions and capital availability.

During 2025, legislation extending the Section 45Z clean fuel production tax credit through the end of 2029 was enacted. Both our Columbia and Pekin Campus dry mill facilities qualified for a $0.10 per gallon gross tax credit for 2025, and we recorded $7.5 million of Section 45Z credit earnings for the year, net of estimated monetization costs. For 2026, based on current regulations and assumptions, we anticipate continued eligibility under the program; however, actual results may differ based on regulatory interpretation and market conditions. We continue to pursue opportunities to lower the carbon intensity of our operations.

Having completed key initiatives to address losses at underperforming assets, remove structural costs, and reposition our portfolio toward higher value revenue streams, Alto Ingredients entered 2026 from a position of greater operating strength. We remain focused on disciplined capital allocation, maintaining cost controls, and executing initiatives intended to improve profitability and asset performance. Planned capital projects currently total approximately $25 million, subject to Board approval and prioritization based on expected returns.

In conclusion, the progress we have made is remarkable and we are excited about the path forward.

Invitation to our Annual Meeting

We cordially invite you to attend the 2026 annual meeting of stockholders of Alto Ingredients which will be held at 9:00 a.m., local time, on Tuesday, June 23, 2026, at our headquarters at 1300 South Second Street, Pekin, Illinois 61554. All stockholders of record at the close of business on April 28, 2026 are entitled to vote at the annual meeting. The formal meeting notice and Proxy Statement are attached.

At this year’s annual meeting, we will ask stockholders to (1) elect five directors; (2) cast an advisory vote to approve our executive compensation; (3) approve our 2026 Omnibus Incentive Plan; and (4) ratify the appointment of RSM US LLP to serve as our independent registered public accounting firm for the year ending December 31, 2026.

In addition, stockholders will transact any other business that may properly come before the annual meeting. A report on the business operations of Alto Ingredients will also be presented at the meeting and stockholders will have an opportunity to ask questions.

We use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials. We will instead send each stockholder a notice with instructions for accessing the proxy materials and voting electronically over the Internet or by telephone. The notice also provides information on how stockholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials and annual report will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our stockholders can access these materials.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted at the meeting, and we urge you to vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote electronically over the Internet or by telephone, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form. Timely voting by any of these methods will ensure your representation at the annual meeting.

For admission to the annual meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of our capital stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. As always, we encourage you to vote your shares prior to the annual meeting.

On behalf of everyone at Alto Ingredients, thank you for your continued support. We hope that you will be able to join us on June 23rd.

Sincerely,

Bryon T. McGregor,
President and Chief Executive Officer

ALTO INGREDIENTS, INC.

NOTICE OF THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 23, 2026

NOTICE IS HEREBY GIVEN that the 2026 annual meeting (“Annual Meeting”) of stockholders of Alto Ingredients, Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on Tuesday, June 23, 2026, at our headquarters at 1300 South Second Street, Pekin, Illinois 61554, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

1.	To elect five directors to serve on our Board of Directors until the next annual meeting of stockholders and/or until their successors are duly elected and qualified. The nominees for election are Gilbert E. Nathan, Bryon T. McGregor, Dianne S. Nury, Maria G. Gray and Alan R. Tank.

2.	To cast a non-binding advisory vote to approve our executive compensation (“say-on-pay”).

3.	To approve our 2026 Omnibus Incentive Plan.

4.	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2026.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

All stockholders of record at the close of business on April 28, 2026 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. Whether or not you plan to attend, it is important that your shares are represented and voted at the meeting. As an alternative to voting in person at the Annual Meeting, you can vote your shares electronically over the Internet, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form. For detailed information regarding voting instructions, please refer to the section entitled “How do I vote?” on page 4 of the Proxy Statement.

For admission to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of our capital stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership.

By Order of the Board of Directors,

Gilbert E. Nathan,
Chairman of the Board

Pekin, Illinois

May 7, 2026

INTERNET AVAILABILITY OF PROXY MATERIALS

WE USE THE INTERNET AS OUR PRIMARY MEANS OF FURNISHING PROXY MATERIALS TO OUR STOCKHOLDERS. CONSEQUENTLY, MOST STOCKHOLDERS WILL NOT RECEIVE PAPER COPIES OF OUR PROXY MATERIALS, ALTHOUGH SOME STOCKHOLDERS MAY CONTINUE TO RECEIVE PAPER COPIES IN ACCORDANCE WITH THEIR EXISTING DELIVERY PREFERENCES OR APPLICABLE RULES. WE WILL INSTEAD SEND EACH STOCKHOLDER A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS WITH INSTRUCTIONS FOR ACCESSING OVER THE INTERNET THE PROXY MATERIALS, INCLUDING OUR PROXY STATEMENT AND ANNUAL REPORT, AND VOTING ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE. THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS ALSO PROVIDES INFORMATION ON HOW STOCKHOLDERS MAY OBTAIN PAPER COPIES OF OUR PROXY MATERIALS IF THEY SO CHOOSE. WE BELIEVE ELECTRONIC DELIVERY OF OUR PROXY MATERIALS AND ANNUAL REPORT WILL HELP ALTO INGREDIENTS, INC. REDUCE THE ENVIRONMENTAL IMPACT AND COSTS OF PRINTING AND DISTRIBUTING PAPER COPIES AND IMPROVE THE SPEED AND EFFICIENCY BY WHICH YOU CAN ACCESS THESE MATERIALS. IF YOU PREVIOUSLY ELECTED TO RECEIVE OUR PROXY MATERIALS ELECTRONICALLY, THESE MATERIALS WILL CONTINUE TO BE SENT VIA EMAIL UNLESS YOU CHANGE YOUR ELECTION.

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

JUNE 23, 2026

APPENDICES

APPENDIX A – 2026 Omnibus Incentive Plan	A-1

APPENDIX B – Reconciliation of Adjusted EBITDA to Consolidated Net Income (Loss)	B-1

i

ALTO INGREDIENTS, INC.

1300 South Second Street

Pekin, Illinois 61554

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

Voting and Proxy

This Proxy Statement is being furnished in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at the 2026 annual meeting (“Annual Meeting”) of stockholders to be held on Tuesday, June 23, 2026, at 9:00 a.m., local time, at our headquarters at 1300 South Second Street, Pekin, Illinois 61554, and at any adjournment(s) or postponement(s) of the Annual Meeting. We are providing this Proxy Statement and the accompanying proxy card to our stockholders on or about May 7, 2026. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY

OF PROXY MATERIALS FOR THE 2026 ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD JUNE 23, 2026

This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2025 are available at the website address at http://proxyvote.com. You will need your control number located in our Notice of Internet Availability of Proxy Materials sent to you to access the proxy materials. Your control number is also located in your proxy card and your voting instruction form. You are encouraged to access and review all of the important information contained in the proxy materials before voting. The Annual Report is not to be regarded as proxy soliciting material or as a communication through which any solicitation of proxies is made.

What items will be voted on at the Annual Meeting?

Stockholders will vote on four items at the Annual Meeting:

Proposal 1	–	Election to our Board of the five nominees named in this Proxy Statement;

Proposal 2	–	A non-binding advisory vote to approve our executive compensation (“say-on-pay”);

Proposal 3	–	A proposal to approve our 2026 Omnibus Incentive Plan (the “2026 Plan”); and

Proposal 4	–	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for 2026.

What are the Board’s Voting Recommendations?

The Board recommends that you vote your shares as follows:

Proposal 1	–	“FOR” each of the five nominees to our Board;

Proposal 2	–	“FOR” the approval of our executive compensation (“say-on-pay”);

Proposal 3	–	“FOR” the proposal to approve our 2026 Plan; and

Proposal 4	–	“FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for 2026.

Who is entitled to vote?

To be able to vote, you must have been a stockholder on April 28, 2026, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, 77,490,667 shares of our voting common stock, par value $0.001 per share (“common stock”), and 926,942 shares of our Series B Cumulative Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), were issued and outstanding.

As of the record date, 896 shares of our non-voting common stock, par value $0.001 per share (“Non-Voting Common Stock”), were also issued and outstanding. Holders of our Non-Voting Common Stock are entitled to notice of and to attend the Annual Meeting but are not entitled to vote on any matters presented for a vote at the Annual Meeting with respect to such shares.

How many votes do I have?

Holders of common stock and Series B Preferred Stock will vote at the Annual Meeting as a single class on all matters. Each holder of common stock is entitled to one vote per share held, and each holder of Series B Preferred Stock is entitled to approximately 0.03 votes per share. As a result, a total of 77,517,148 votes may be cast at the Annual Meeting, of which holders of common stock will be entitled to cast 77,490,667 votes and holders of Series B Preferred Stock will be entitled to cast 26,481 votes.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock and Series B Preferred Stock entitled to vote and representing at least a majority of our outstanding voting power will constitute a quorum for the transaction of business. Accordingly, shares representing 38,758,575 votes must be present in person or by proxy at the Annual Meeting to constitute a quorum.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What are abstentions and broker non-votes?

An “abstention” is the voluntary act of not voting by a stockholder who is present at a meeting in person or by proxy and entitled to vote. “Broker non-votes” refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal.

If you are a beneficial owner whose shares are held in street name and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. We believe that Proposal Four is routine and may be voted on by your broker if you do not submit voting instructions. However, pursuant to the rules of The Nasdaq Stock Market (“Nasdaq”), brokers do not have the discretion to vote their clients’ shares on non-routine matters unless the broker receives voting instructions from the beneficial owner. Proposals One, Two and Three are considered non-routine matters. Consequently, if your shares are held in street name, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on Proposals One, Two and Three.

What are the general effects of abstentions and broker non-votes?

Brokers who hold shares for their clients’ accounts may vote such shares either as directed by their clients or in their own discretion as permitted under Nasdaq’s listing rules. For the Annual Meeting, brokers or nominees are permitted to vote a client’s proxy in their own discretion as to ratification of the appointment of our independent registered public accounting firm if the client has not furnished voting instructions within 10 days of the meeting. Certain proposals other than ratification of the appointment of the independent registered public accounting firm are “non-discretionary” and brokers or nominees who have received no instructions from their clients do not have discretion to vote on those items. Abstentions and broker non-votes will not be counted as a vote “for” or “against” any matter, though in certain cases abstentions will have the same effect as votes against a matter as they will be counted toward the tabulation of votes present or represented on the matter. Broker non-votes will not be counted as shares entitled to vote and accordingly will not affect the outcome of any matter to be voted on at the Annual Meeting.

Please note that brokers may not vote your shares on the election of directors or other non-routine matters in the absence of your specific instructions as to how to vote, thus we strongly encourage you to provide instructions to your broker regarding the voting of your shares you hold in “street name” or through a broker or other nominee.

What vote is required to approve each proposal?

Proposal One

The five nominees who receive the highest number of affirmative votes of the outstanding shares of common stock and Series B Preferred Stock, voting together as a single class, present at the Annual Meeting in person or represented by proxy and entitled to vote, will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Abstentions will have no effect on the outcome of the election of nominees for director. Should any nominee(s) become unavailable to serve prior to the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by our Board or for such lesser number of nominees as may be prescribed by the Board. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Proposal Two

Under Proposal Two, our stockholders will have an advisory vote on executive compensation as described in this Proxy Statement (commonly referred to as “say-on-pay”). The votes under Proposal Two are, however, only advisory in nature, and the outcome of stockholder votes on Proposal Two will not be binding upon us, or our Compensation Committee or full Board. However, our Compensation Committee and our full Board will consider the results of the votes when making future decisions regarding our executive compensation policies and practices. The approval of Proposal Two requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect the outcome of this proposal.

Proposals Three and Four

The affirmative vote of a majority of the votes of the shares of our common stock and Series B Preferred Stock, voting together as a single class, present at the Annual Meeting in person or represented by proxy and entitled to vote, is required for approval of Proposals Three and Four. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against Proposals Three and Four.

Why am I only voting on five directors if the Board has six authorized seats?

Our Board has fixed the number of directors at six. As of the record date, five directors were serving and one position on the Board was vacant. At the Annual Meeting, stockholders are being asked to elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. No nominee is being proposed to fill the existing vacancy, and stockholders will not be voting at the Annual Meeting to fill that vacancy. Under our bylaws and Delaware law, vacancies and newly created directorships on the Board may be filled only by the Board and not by the stockholders.

How do I vote?

If you are a “registered holder,” that is, your shares are registered in your own name through our transfer agent, and you are viewing this Proxy Statement over the Internet you may vote electronically over the Internet. For those stockholders who receive a paper proxy in the mail, you may also vote electronically over the Internet or by telephone, or by completing and mailing the proxy card provided. The website identified in our Notice of Internet Availability of Proxy Materials provides specific instructions on how to vote electronically over the Internet. Stockholders who receive a paper proxy by mail, and who elect to vote by mail, should complete and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.

If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, you will receive instructions from your record holder that must be followed for your record holder to vote your shares per your instructions. Your broker will send you a Notice of Internet Availability of Proxy Materials which contains instructions on how to access the website to vote your shares electronically over the Internet or by telephone. If, however, you have elected to receive paper copies of our proxy materials from your brokerage firm, bank or other nominee, you will receive an enclosed voting instruction form. Please complete and return the enclosed voting instruction form in the addressed, postage paid envelope provided.

Stockholders who have previously elected to access our proxy materials and annual report electronically over the Internet will continue to receive an email, referred to in this Proxy Statement as an email notice, with information on how to access the proxy information and voting instructions.

Only proxy cards and voting instruction forms that have been signed, dated and timely returned, and only shares that have been timely voted electronically or by telephone will be counted in the quorum and voted.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, Friday, June 19, 2026, for shares held in a plan, and at 11:59 p.m. Eastern Time, Monday, June 22, 2026, for shares held directly.

Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers. You may also vote your shares in person at the Annual Meeting. If you are a registered holder, you may request a ballot at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I receive more than one Notice of Internet Availability of Proxy Materials, email notice, proxy card or voting instruction form?

If you receive more than one Notice of Internet Availability of Proxy Materials, email notice, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a Securities and Exchange Commission approved procedure called “householding.” Under this procedure, we deliver a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, our proxy materials, such stockholder may contact us as follows:

Alto Ingredients, Inc.

Attention: Investor Relations

1300 South Second Street

Pekin, Illinois 61554

(833) 710-ALTO

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. If you are a registered holder and you do not specify how the shares represented thereby are to be voted, your shares will be voted “FOR” the election of each of the five nominees to our Board listed in the proxy, “FOR” the approval of each of Proposals Two, Three and Four, and in the discretion of the proxy holder(s) as to any other matters that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting, as well as any procedural matters. If your shares are held in street name and you do not specify how the shares represented thereby are to be voted, your broker may exercise its discretionary authority to vote on Proposal Four.

Can I change my vote after I have voted?

If your shares are registered in your name, you may revoke or change your vote at any time before the Annual Meeting by voting again electronically over the Internet or telephone, if timely (see “How do I vote?” above), or by filing a notice of revocation or another proxy card with a later date with our Secretary at Alto Ingredients, Inc., 1300 South Second Street, Pekin, Illinois 61554. If you are a registered stockholder and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.

Who will bear the cost of soliciting proxies?

We will bear the entire cost of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, printing and mailing the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding notice and are discussed below more fully.

Proposal One

Election of Directors

Directors are elected annually and hold office until the next annual meeting of stockholders and/or until their respective successors are duly elected and qualified. Stockholders who desire to nominate any person for election to our Board must comply with our bylaws, including our advance-notice bylaw provisions relating to the nomination of persons for election to our Board. See “Information About Our Board of Directors, Board Committees and Related Matters – Board Committees and Meetings – Nominating and Corporate Governance Committee” below.

Our Amended and Restated Certificate of Incorporation and bylaws provide that our Board shall consist of such number of directors as may be fixed from time to time by the Board. The Board has fixed the number of directors at six. There are currently five directors serving on the Board and one vacant position. At the Annual Meeting, stockholders are being asked to elect five directors to serve on our Board until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. No nominee is being proposed for election to fill the existing vacancy, and stockholders will not be voting at the Annual Meeting to fill that vacancy. Under our bylaws and applicable Delaware law, vacancies and newly created directorships on the Board may be filled only by the affirmative vote of a majority of the remaining directors then in office (or by a sole remaining director) and not by the stockholders. Accordingly, the existing vacancy will remain unfilled following the Annual Meeting unless and until our Board appoints a director to fill that vacancy in accordance with our bylaws.

It is intended that the proxies solicited by our Board will be voted “FOR” election of the following five nominees unless a contrary instruction is made on the proxy:

Gilbert E. Nathan, Bryon T. McGregor, Dianne S. Nury, Maria G. Gray and Alan R. Tank.

If, for any reason, one or more of the nominees is unavailable as a candidate for director, an event that is not expected, the person named in the proxy will vote for another candidate or candidates nominated by our Nominating and Corporate Governance Committee. However, under no circumstances may a proxy be voted in favor of a greater number of persons than the number of nominees named above. Currently, all five nominees for director are present directors of Alto Ingredients. All of the nominees have been nominated by our Nominating and Corporate Governance Committee and ratified by our full Board.

Required Vote of Stockholders

The five nominees receiving the highest number of affirmative votes of the outstanding shares of our common stock and Series B Preferred Stock, voting together as a single class, present at the Annual Meeting in person or by proxy and entitled to vote, will be elected as directors to serve until the next annual meeting of stockholders and/or until their successors are duly elected and qualified. Votes against a candidate, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for this proposal but will not be included in the vote totals for this proposal and, therefore, will have no effect on the vote.

Majority Voting Guidelines

We have adopted corporate governance guidelines that implement a majority voting standard for uncontested elections of directors, that is, an election where the only nominees are those recommended by the Board. Notwithstanding that a nominee may be within the group of five nominees receiving the highest number of affirmative votes, as determined above, if an incumbent nominee for director in an uncontested election receives a greater number of votes against his or her election than votes in favor of his or her election (a “Majority Against Vote”), our corporate governance guidelines require that the nominee promptly tender his or her resignation following certification of the vote. Our Nominating and Corporate Governance Committee will promptly consider the tendered resignation and recommend to the full Board whether to accept the tendered resignation or take other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the Majority Against Vote.

In making this recommendation, our Nominating and Corporate Governance Committee will consider all factors deemed relevant, including the underlying ascertainable reasons why stockholders voted against the director, the length of service and qualifications of the director, the director’s contributions to Alto Ingredients, whether by accepting the resignation we will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of Alto Ingredients and our stockholders. Any director who tenders his or her resignation under these guidelines is not to participate in the Nominating and Corporate Governance Committee recommendation or Board consideration regarding whether to accept the tendered resignation. We will promptly and publicly disclose the Board’s decision and process in a report filed with or furnished to the Securities and Exchange Commission.

Recommendation of the Board of Directors

OUR BOARD unanimously recommends a vote “FOR” the election of EACH OF the FIVE director nominees listed above.

Information About Our Board of Directors,
Board Committees and Related Matters

Directors and Director Nominees

The following table sets forth information regarding our directors and director nominees as of April 28, 2026.

Name	Age	Position(s) Held(1)
Gilbert E. Nathan(2)	46	Chairman of the Board, Director and Director Nominee
Bryon T. McGregor	62	President, Chief Executive Officer, Director and Director Nominee
Dianne S. Nury(3)	66	Director and Director Nominee
Maria G. Gray(4)	49	Director and Director Nominee
Alan R. Tank(5)	67	Director and Director Nominee

(1)	One position on our Board is currently vacant, and no nominee is being proposed for election to fill that position at the Annual Meeting. Stockholders are being asked to vote only on the five nominees listed in the table above, and the existing vacancy will remain unfilled following the Annual Meeting unless and until our Board appoints a director to fill that vacancy in accordance with our bylaws.
(2)	Member of the Audit and Compensation Committees.
(3)	Member of the Compensation and Nominating and Corporate Governance Committees.
(4)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees.
(5)	Member of the Audit and Nominating and Corporate Governance Committees.

Experience and Background

The biographies below describe the skills, qualities, attributes and business experience of each of our directors, including the capacities in which they served during the past five years. In addition to those described in the biographies below, our Board members have the skills, experience and diversity characteristics described further below.

Gilbert E. Nathan has served as our Chairman of the Board since June 2025 and as a director since November 2019 and, prior to formally joining our Board as a director, served as an advisor to our Board since November 2015. Mr. Nathan is the Managing Member of Jackson Square Advisors LLC, which he founded in 2015. Mr. Nathan also serves on the public company boards of directors of Ready Capital Corporation, Magnachip Semiconductor Corporation and Accelerate Diagnostics, Inc. He also serves as the Chief Executive Officer of Keycon Power Holdings LLC, a position he has held since November 2018, and as the independent manager and sole director of Omnis Pleasants, LLC, a coal-fired power plant. He previously served on the boards of directors of Owens Realty Mortgage, Inc. and Emergent Capital, Inc., and as a liquidating trust board member of Hercules Offshore Liquidating Trust. From 2013 to 2015, Mr. Nathan was a Senior Analyst with Candlewood Investment Group, an investment firm with significant debt and equity investments in the ethanol industry. From 2002 to 2012, Mr. Nathan was a Principal at Restoration Capital Management, an investment firm focused on distressed investments, event driven situations, and high-yield debt. Mr. Nathan has a B.S. degree in Management, Major in Finance, from the A. B. Freeman School of Business at Tulane University.

Mr. Nathan’s qualifications to serve on our Board include:

●	experience in research, financial analysis and trading in debt and equity investments;

●	experience in energy-related investments, including oil and gas exploration and production; renewable energy; power; and oil field services;

●	experience in fiduciary roles, including service on boards of directors and special committees of public companies, and as a trustee;

●	qualifies as an “audit committee financial expert,” as defined by the Securities and Exchange Commission; and

●	satisfies the “financial sophistication” requirements of Nasdaq’s listing standards.

Bryon T. McGregor has served as a director since June 2024, as our President and Chief Executive Officer since August 2023, and prior to that time served as our Chief Financial Officer since November 2009. Mr. McGregor served as Vice President, Finance at Alto Ingredients from September 2008 until he became Interim Chief Financial Officer in April 2009. Prior to joining Alto Ingredients, Mr. McGregor was employed as Senior Director for E*TRADE Financial from February 2002 to August 2008, serving in various capacities including International Treasurer based in London, England from 2006 to 2008, Brokerage Treasurer and Director from 2003 to 2006 and Assistant Treasurer and Director of Finance and Investor Relations from 2002 to 2003. Prior to joining E*TRADE, Mr. McGregor served as Manager of Finance and Head of Project Finance for BP (formerly Atlantic Richfield Company – ARCO) from 1998 to 2001. Mr. McGregor has extensive experience in banking and served as a Director of International Project Finance for Credit Suisse from 1992 to 1998, as Assistant Vice President of Project Finance for Sumitomo Mitsubishi Banking Corp (formerly The Sumitomo Bank Limited) from 1989 to 1992, and as Commercial Banking Officer for Bank of America from 1987 to 1989. Mr. McGregor has a B.S. degree in Business Management from Brigham Young University.

Mr. McGregor’s qualifications to serve on our Board include:

●	extensive experience in various executive leadership positions, including as our President and CEO;

●	extensive oversight experience in risk management, insurance, marketing, accounting and information technology, treasury, operations and investor relations;

●	day-to-day leadership experience that affords a deep understanding of business operations, challenges and opportunities;

●	extensive experience in private and public debt and equity capital markets;

●	experience in energy-related projects and operations, infrastructure development, renewable energy and power;

●	has the qualifications to serve as an “audit committee financial expert,” as defined by the Securities and Exchange Commission; and

●	satisfies the “financial sophistication” requirements of Nasdaq’s listing standards.

Dianne S. Nury has served as a director since November 2019 and, prior to formally joining our Board as a director, served as an advisor to our Board since August 2018. Ms. Nury has served since 1990 as President and Chief Executive Officer of Vie-Del Company, a family-owned winery, distillery and fruit juice processor manufacturing liquid ingredients for spirits, wine, food and beverage companies. Ms. Nury serves on the Board of Directors and is a former Chairman of the Board of the Wine Institute, the largest advocacy and public policy association for California wine. Ms. Nury is a member of the Juice Products Association, the national trade association representing the fruit and juice products industry, and formerly served as Chairman of its Board of Directors. She is a member of the Board of Directors of the Agricultural Foundation for California State University, Fresno, where she serves as the Vice Chairman of the Viticulture and Enology Industry Advisory Board. Ms. Nury previously served on the USDA Fruit and Vegetable Industry Advisory Committee. Ms. Nury is a Board Member of the Foundation for Clovis Schools in Clovis, California, and previously served on the Board of Trustees of the Saint Agnes Medical Center in Fresno, California. Ms. Nury has a B.S. degree in Business from California State University, Fresno.

Ms. Nury’s qualifications to serve on our Board include:

●	experience in an executive management role as a chief executive officer;

●	experience in alcohol, beverage and food ingredient industries;

●	her facility and vineyard are certified sustainable giving her experience in this area;

●	experience on boards of alcohol and food products industry associations; and

●	her membership on our Board furthers our goal of increasing Board diversity.

Maria G. Gray has served as a director since June 2022. Prior to that time, Ms. Gray served as an advisor to our Board beginning in June 2021. Ms. Gray is the Managing Member of Zoltan Consultants LLC, which she founded in 2022, providing technical support for design and relief studies, process safety, and operations and manufacturing consulting. Ms. Gray also serves as a Senior Engineer for Strategic Storage Partners, providing operations systems engineering support for process improvement at the U.S. Department of Energy’s Strategic Petroleum Reserve. Ms. Gray also served as a Senior Refining Engineer and in several other capacities with Marathon Petroleum Company, an American petroleum refining, marketing, and transportation company headquartered in Findlay, Ohio, including as a Senior Health, Safety, and Environmental Professional and as a Project Process Engineering Lead from March 2012 to August 2021. Ms. Gray also served in various engineering and supervisory capacities from 2001 to 2012 for Motiva Enterprises LLC, then a joint venture between Shell Oil Company and Saudi Refining Inc, a subsidiary of Saudi Aramco, that operates North America’s largest refinery in Port Arthur, Texas, producing and distributing fuels and specialty chemicals. Ms. Gray also served as a Process Engineer for Union Carbide Corporation, a wholly-owned subsidiary of Dow Chemical Company, that produces specialty chemicals and polymers. Ms. Gray has a B.S. degree in Chemical Engineering, Minor in Business and Minor in Architecture from Tulane University.

Ms. Gray’s qualifications to serve on our Board include:

●	experience in energy-related roles pertaining to refining and chemical processes, understanding economics and driving results;

●	day-to-day engineering experience with a deep understanding of production processes, including plant operations and optimization;

●	experience in major capital project development and execution ranging from $120 million to $400 million investments;

●	experience in driving process safety management initiatives and developing management systems to energize organizations around safety and regulatory compliance; and

●	her membership on our Board furthers our goal of increasing Board racial and gender diversity as Ms. Gray is female and of Hispanic/Latinx origin.

Alan R. Tank has served as a director since June 2025. Mr. Tank is also an entrepreneur, investor, member of boards of directors and strategic advisor, focusing on the agriculture, food and renewable energy sectors since 2016. Mr. Tank serves as Chairman and since 2023 has served as a board member of WesMET Group, a company that produces humic acid agronomic products. Mr. Tank has also served since 2015 as a board member of Masienda, LLC, a purveyor of landrace Mexican maize and other products to the U.S. and Europe, and since 2017 as a board member of Victory Hemp Foods, LLC, a U.S.-based producer, processor and distributor of hemp food products. Since 2022, Mr. Tank has served as an advisor to Eion Corp, a carbon capture and removal company, and since 2017 he has served as an executive advisor to Blue Sea Capital LLC, a private equity firm focusing on the industrial growth, aerospace and healthcare sectors. In addition, Mr. Tank has served since 2024 as an advisor to Mercator Partners, an asset management platform that invests in decarbonization opportunities. Since 2015, Mr. Tank has also co-owned and managed Tank Brothers Farm/Tank Customs, LLC, his family farm in eastern Iowa, as its Managing Member. Until 2016, Mr. Tank served as Chief Executive Officer and Managing Partner of Revolution Energy Solutions LLC, a company he cofounded in 2006 that developed, owned and operated renewable energy / waste-to-energy projects on agricultural platforms in the U.S. Mr. Tank also founded in 2001 and served as its Chief Executive Officer until 2005, AgCert International Plc, a world leader in the production and sale of agriculturally derived greenhouse gas emission reductions used to satisfy the Kyoto Protocol and European Union Emission Trading Scheme requirements. Mr. Tank has a B.S. degree in Animal Science from Iowa State University.

Mr. Tank’s qualifications to serve on our Board include:

●	experience in numerous leadership positions, including as a founder and chief executive officer of multiple businesses;

●	extensive experience on boards of directors;

●	extensive experience in commodity trading and extensive advisory experience in the agricultural, renewable energy, decarbonization and carbon capture industries; and

●	extensive experience in public policy and international trade.

Family Relationships

There are no family relationships among our directors or director nominees.

Board Skills and Experience

We believe the following skills, experience and other characteristics of our Board, our director nominees and potential candidates for director are important factors in evaluating individual strengths as well as the composition of our Board as a whole. We recognize the time commitment necessary to properly discharge Board committee duties. Given our Board’s smaller size, we evaluate skills and experience and seek to balance time commitments when considering director responsibilities.

●	Operations. We operate five alcohol production facilities, one break bulk distribution center, and one liquid carbon dioxide, or CO2, processing facility. It is important for our Board to have directors who are operations and logistics experts and understand the risks and mitigation efforts associated with the operation of these facilities, and the marketing, selling, and distribution of our products.

●	Audit/Risk/Cybersecurity. We are subject to various public company auditing, accounting and financial reporting obligations. Our Audit Committee’s responsibilities include reviewing our financial statements, financial reporting and internal controls, as well as overseeing our independent registered public accounting firm and our compliance with our Codes of Ethics. The Audit Committee is also responsible for identifying, assessing, managing and monitoring our significant business risks, including operational, privacy, data security, business continuity, legal, regulatory and reputational risks. It is important for our Board to have directors who are financial experts and who understand financial reporting as well as effective risk management practices.

●	Mergers & Acquisitions. Strategic joint ventures, partnerships, and mergers and acquisitions are important for enhancing our plant production, operations and new technologies and expanding product offerings into new and growing markets. It is important to have Board members well-versed in mergers and acquisitions-related activities to ensure that the right opportunities are pursued.

●	Regulatory/Government Affairs. Our operations are regulated by various rules and regulations imposed by government entities that require us to understand and comply with them. Noncompliance with these rules and regulations may result in significant costs and disruptions to our business. It is important for our Board to have directors with a strong understanding of the regulatory structure specific to our business. Our production levels and product sales are affected by federal government programs and policies. Government policies such as tariffs, duties, subsidies, import and export restrictions and embargoes can also impact our business, and it is important for our Board to have directors with knowledge and experience in these areas.

●	Agriculture/Commodities. We market and sell our corn-based products into food and feed industries. It is important for our Board to have directors with a strong understanding of the risks and challenges associated with the agricultural, food and feed supply chains and industries. It is also important for our Board to have directors who possess a strong understanding of commodity markets and an understanding of U.S. and global markets impacting the supply and demand guiding our material sourcing and product sales.

●	Leadership. It is critical that our Board have the professional experience required for managing and setting corporate governance policies and company strategies. As part of our objective to ensure that our directors collectively provide relevant guidance on our corporate governance and strategy, our Board is comprised of directors with years of leadership experience and accomplishments in their chosen professions and areas of expertise.

●	Finance & Investments. As a fiduciary to our stockholders, it is critical for our Board to be financially literate to oversee our activities and strategies efficiently and effectively. Further, the Board, through our Audit Committee, is responsible for the integrity of our financial reporting process and our financial statements.

●	Industry Experience. We produce, market and distribute renewable fuels, liquid CO2, and essential ingredients. We are also the largest producer of specialty alcohols in the United States. It is important for our Board to have a deep comprehension of industrial manufacturing, alcohol production, agricultural, food and feed industries, as well as emerging changes in those industries.

●	HR/Talent Development. We continue to focus on employee safety and wellness; talent acquisition; retention and promotion; employee engagement; development and training; equal opportunity; and compensation and pay equity. It is important for our Board to have directors with the expertise required to implement and oversee policies to successfully attract and retain a skilled, diverse workforce with opportunities for growth.

●	EHS/Climate/Sustainability. Our commitments to health and safety include the prevention of work-related injury/illness, a healthy work/life balance, and benchmarked non-compensation benefits to promote employee well-being. We conduct our operations in compliance with applicable laws, directives and regulations, and our executive management team is committed to providing a safe and healthy work environment for employees, contractors and visitors to our facilities. Further, we continue to focus on progressing our governance and sustainability initiatives. It is important for our Board to have directors that understand the complexities, risks and management of environmental, health and safety (EHS) as these factors are critical for the safe and efficient operations of our facilities. It is also important for our Board to have climate-related knowledge as well as experience with sustainability risks and opportunities to provide effective oversight of climate-related matters and strategic planning.

Skills & Experience

The following table sets forth information regarding the skills and experience of our directors and director nominees as of April 28, 2026. The symbol “✓” indicates that the director has asserted meaningful experience in the indicated area.

Skills and Experience	Gilbert E. Nathan	Bryon T. McGregor	Dianne S. Nury	Maria G. Gray	Alan R. Tank
Operations		✓	✓	✓	✓
Audit/Risk/Cybersecurity	✓	✓	✓
Mergers & Acquisitions	✓	✓	✓		✓
Regulatory		✓	✓		✓
Government Affairs			✓		✓
Agriculture/Commodities		✓	✓		✓
Leadership	✓	✓	✓	✓	✓
Finance & Investments	✓	✓	✓
Industry Experience		✓	✓	✓	✓
HR/Talent Development		✓	✓	✓	✓
EHS/Climate/Sustainability		✓	✓	✓	✓
Approximate Years on Board of Alto Ingredients, Inc.	7	2	7	4	1

Corporate Governance

Corporate Governance Guidelines

Our Board believes that good corporate governance is essential to ensure that Alto Ingredients is managed for the long-term benefit of our stockholders. Our Board has adopted corporate governance guidelines that guide its actions with respect to, among other things, the composition of the Board and its decision-making processes, Board meetings and involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation of our Chief Executive Officer.

Our Board has adopted a Code of Ethics that applies to all of our directors, officers, employees and consultants and an additional Code of Ethics that applies to our Chief Executive Officer and senior financial officers. The Codes of Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and is our “code of conduct” within the meaning of Nasdaq’s listing standards. In addition, we have a Supplier Code of Conduct applicable to all supplier partners for products and services, and all suppliers are required to acknowledge commitment to ethical business practices. Our Codes of Ethics are available on our website at https://ir.altoingredients.com/corporate-governance/governance-documents. Information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the Securities and Exchange Commission.

Board Leadership Structure

Our Chairman of the Board is Gilbert E. Nathan, who is a non-employee director and is considered independent by governance ratings agencies. Mr. Nathan has served as our Chairman since June 2025. Our Chief Executive Officer is Bryon T. McGregor. Mr. McGregor has served as a director since June 2024 and as our Chief Executive Officer since August 2023. Although we do not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, our Board, under our corporate governance guidelines, reserves the right to determine the appropriate leadership structure for our Board on a case-by-case basis. Our Board believes this separation remains appropriate as it allows our Chief Executive Officer to focus on the day-to-day business matters while the Chairman focuses on leading the Board in its responsibilities of acting in the best interests of Alto Ingredients and our stockholders. Under our corporate governance guidelines, our Board will appoint a lead independent director, nominated by our independent directors, whenever the offices of Chairman and Chief Executive Officer are held by the same individual, and at other times if requested by our independent directors.

Our Chairman of the Board is responsible for managing the business of the Board, including setting the Board agenda (with Board member and management input), facilitating communication among directors, presiding at meetings of the Board and stockholders, sitting as chair at executive sessions at each regularly scheduled Board meeting, and providing support and counsel to the Chief Executive Officer. Our lead independent director, if separately appointed, is responsible for coordinating the activities of the independent directors and performing such other duties as the Board may determine. We believe that this Board leadership structure is appropriate to maximize the effectiveness of our Board oversight and provide perspective to our business that is independent from management.

Risk Oversight

Our Board has an active role, as a whole and at the committee level, in overseeing the management, including the identification, assessment and mitigation, of Alto Ingredients’ risks. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each of these areas, and assesses options for risk mitigation. Certain Board committees oversee various categories of risks based on the committee’s scope of duties, but our entire Board stays informed such as with respect to strategic; competitive; economic; operational; financial; legal and regulatory, including compliance; governance; reputational/brand; climate-related; cybersecurity; and compensatory risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation program and arrangements. Our Audit Committee oversees management of financial risks, including compliance matters, tax matters and internal controls. Our Audit Committee also oversees management of cybersecurity risks. Our Nominating and Corporate Governance Committee manages risks associated with the independence of members of our Board, potential conflicts of interest, the evaluation and composition of our Board, our director and officer succession plans, and other corporate governance matters. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, our entire Board is regularly informed through committee reports about such risks.

Insider Trading Policy and Anti-Hedging and Pledging Policies and Practices

We have adopted an insider trading policy and related procedures governing the purchase, sale and other disposition of our securities by directors, officers and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable Nasdaq listing standards. Although Alto Ingredients is not expressly included within the scope of the insider trading policy, Alto Ingredients is committed to ensuring that all transactions in its securities undertaken by it or on its behalf comply with applicable insider trading laws, and Alto Ingredients will not knowingly engage in, authorize, or permit any transaction that would violate such laws.

Our insider trading policy prohibits all employees, officers and directors from engaging in any short sale of Alto Ingredients securities, as well as any transaction involving puts, calls, collars, forward sales contracts, warrants or other options on Alto Ingredients securities. Additionally, our executive officers are restricted from pledging Alto Ingredients securities as collateral for a loan. To further align our executive officers’ interests with those of our stockholders, our insider trading policy restricts engaging in transactions in our stock by certain employees, including executive officers, to open “trading windows,” and only after being cleared to trade by our Chief Legal Officer or a designee thereof, or in accordance with a previously existing Rule 10b5-1 trading plan that meets applicable Securities and Exchange Commission requirements.

Documented training on our insider trading policy is conducted no less than annually with reminders sent via email during each open trading window.

Governance and Sustainability

As a producer and distributor of specialty alcohols, renewable fuels and essential ingredients, we are steadfast in our commitment to sustainability. We prioritize practices that benefit our business, stockholders, stakeholders, and the planet by managing our impacts and focusing on creating long-term value. Following our engagement of a third-party consultant to review our sustainability strategy and disclosures and to conduct materiality surveys, we have focused on driving progress around governance and sustainability-related priority action items including comprehensive disclosures of our risks and opportunities, metrics around material topics, and a focus on projects to incorporate energy and water savings at our facilities.

Through our corporate quality team, operations team, environmental team, and safety and security team, we now provide trending and reporting to better target key performance indicators that yield the most impactful benefits to environmental, health, safety and security compliance and strategy. In the last year, our Pekin Campus, which accounts for 70% of our production capacity, underwent several third-party sustainability assessments including on-site workforce assessments for human rights, ethical and sustainable practices, labor standards, health and safety, environmental performance, and business ethics. We also received EcoVadis Bronze and Silver Sustainability awards in 2025, with our ICP facility ranking in the top 15% and the rest of our Pekin Campus ranking in the top 35% of companies evaluated. By championing environmental efforts at the Board and executive level, we intend to ensure that our sites have additional support and resources necessary to implement environmental management systems in alignment with ISO 14001 (Environmental Management) best practices. We are dedicated to maintaining a safe and healthy workplace, reducing our environmental impact, and ensuring compliance with all laws and regulations.

Our Sustainability Report includes a comprehensive review of programs, achievements, metrics and trending, including Scope 1 and 2 greenhouse gas emissions from our production facilities, and third-party reasonable assurance concerning our greenhouse gas emissions. Our climate-related risks and opportunities align with the Task Force on Climate-Related Financial Disclosures (TCFD), with reference to standards included in the Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB)–Biofuels Standards. Our strategy and vision include advancements in sustainability, responsible sourcing and risk management. We have ISCC+ (International Sustainability and Carbon Certification) sustainable corn as a portion of our feedstock and seek to further expand our low-carbon intensity product offerings.

Governance

Sustainability Oversight

Our Sustainability committees include both a Board committee, comprised of Alan R. Tank (Chair), Dianne S. Nury, Maria G. Gray and Bryon T. McGregor, and a working group committee consisting of senior executives, subject matter experts and the members of our Sustainability Board committee. While our Board holds primary oversight of our sustainability initiatives and strategy, execution of sustainability and governance-related priority action items is managed by our Sustainability working group committee and our Vice President of EHS, Quality & Sustainability in collaboration with our executive committee and management. Our Sustainability Board committee is tasked with sustainability strategy and risk assessment for each of our facilities at least once per year, as well as for all potential acquisitions. Our Sustainability working group committee is also responsible for monitoring and ensuring alignment with best practices in Governance and Sustainability disclosures. Specific responsibilities of our Sustainability Board committee can be found in the committee charter available on our website.

Board Diversity

Our Board is committed to fostering diversity among its members and to seeking a broad range of highly qualified candidates who bring varied backgrounds, experiences, and areas of expertise to Board deliberations. We expect to share additional details in our annual Sustainability Report later this year.

Cybersecurity

We realize the importance of protecting our business data, including customer and vendor data, and that cybersecurity is key to business continuity. Our Audit Committee, in coordination with our Chief Financial Officer and our Director of Information Technology are responsible for overseeing information security practices informed by the National Institute of Standards and Technology (NIST) framework and other best practices. Our Board is briefed quarterly as well as for any event-driven needs. We facilitate internal and external cybersecurity training for all employees with at least one training per month, engage a third-party firm to perform routine assessments, and maintain information security risk insurance. Our Board and our information technology team are committed to timely disclosures of material cybersecurity breaches as required by the rules adopted by the Securities and Exchange Commission.

Environmental, Health and Safety

Environmental

Fueling a low-carbon economy was a founding value of our company and continues as a key pillar of our commitment to sustainability. As a global producer of high-quality, bio-based alcohols, Alto Ingredients is committed to moving our country towards a greener environment. All production facilities currently operating are located in regions categorized as Low to Low-Medium Baseline Water Stress, as classified by Aqueduct, the World Resources Institute’s (WRI) Water Risk Atlas tool. We continue to monitor risks associated with water depletion in the regions where we operate and identify potential practices to manage the impacts of our operations at all facilities.

Our specialty alcohol products are in high demand, and we are capitalizing on ethanol’s beneficial low-carbon characteristics integral to the ultimate de-carbonization of our environment. We are optimistic about industry action to lead carbon reduction efforts.

Biogenic CO2 from our fermentation processes at our Columbia site and our Pekin Campus is captured, purified, and utilized for a variety of food, beverage, and industrial uses. While carbon storage projects in Illinois are still being evaluated by region, we are confident that the value our CO2 brings to current customers and the opportunities to capture and utilize even more of the current volume produced will be further accretive to our business. By capturing the CO2 from our Pekin Campus dry mill, we will effectively have all of our operating production facilities capturing and utilizing CO2 from fermentation.

Building on our baseline inventory of greenhouse gas (GHG) emissions compiled in 2022, we expanded the measurement of our emissions in 2023 with several new metrics, additional calibrations, more rigorous biogenic CO2 calculations and documentation, and inventory updates. Beginning in 2021, we have consistently tracked Scope 1 and 2 emissions data at all production facilities, and we engage a third-party engineering firm to complete verification to provide independent reasonable assurance for the emission sources outlined in our report. The assurance statements and emissions reports can be viewed on our website at https://ir.altoingredients.com/sustainability. With the infrastructure upgrades at our Pekin Campus advancing our efforts to reduce our overall carbon footprint and increase production efficiency, our 2024 GHG inventory showed a reduction in Scope 1 and 2 emissions (excluding biogenic CO2) from 2022 to 2024 of 5%, even when excluding the idling of our Magic Valley facility, well ahead of our 5% reduction target timeline, which extends to the end of 2026. Emissions data are shared on our website and in our annual Sustainability Report.

We recognize that reducing greenhouse gas emissions is one of the most critical components of lowering our environmental impact. As a result, we are committed to the ongoing measurement of our emissions and progress toward our reduction targets. We incorporate estimated emissions reductions into our evaluation of proposed capital projects, including utility projects, “no flare” operations where possible, upgrades to our cook system, waste-heat recovery, and new technologies in the industry such as alternative feedstocks, and enzymatic technologies to allow higher cellulosic ethanol production. We have also conducted a physical risk assessment to better understand our exposure to acute and chronic climate-related risks and have included a summary of this assessment in our Sustainability Report.

We are also focused on waste reduction, including toxic waste and landfilled material. We are a Very Small Quantity Generator (VSQG) of hazardous waste, meaning that each of our production facilities generates 100 kilograms or less per month of hazardous waste, most of which is waste from EPA water quality testing. In our Sustainability Report, we expanded disclosures regarding our hazardous and non-hazardous waste to provide greater transparency into our process, which utilizes each component of the corn kernel, leading to minimal waste.

Health and Safety

We continue to focus on maintaining the highest standards of health and safety throughout our operations. Our commitments to health and safety include the prevention of work-related injury/illness, healthy work/life balance, and benchmarked non-compensation benefits for promoting employee well-being. We conduct our operations in compliance with applicable laws, directives and regulations, and executive management is committed to providing a safe and healthy work environment for employees, contractors, and visitors to our facilities. Each facility operates under health and safety policies consistent with OSHA’s requirements. We provide contractor safety training in addition to education and training activities to all employees to successfully carry out their role in our environmental, health, safety and sustainability programs. We use third-party web-based training and all employees complete key training modules at least annually. Each of our sites has a safety committee with participation encouraged from a broad range of departments, including management, union and non-union hourly employees from all shifts. On-site safety audits are conducted internally and twice annually externally through our captive insurance group from which we are rated compared to industry peers. We set improvement goals and timelines to address any deficiencies found during our safety audits, and our maintenance staff prioritizes safety work orders. Our Environmental, Health, & Safety Policy and Objectives can be viewed on our website at https://ir.altoingredients.com/sustainability, and our health and safety metrics are disclosed within our sustainability reporting.

Each of our facilities has an action plan to address site-specific risks such as flood, fire, loss of power, and other hazards that have the potential to become more frequent and severe over time, including climate change reporting by a third party to assess acute and chronic risk exposure at each location. These plans are maintained at the site level and are reviewed by management and third parties in coordination with our insurance company, as well as regulatory agencies such as the Department of Homeland Security and the U.S. Coast Guard for sites on navigable water ways.

Social

Human Capital Management

As of April 28, 2026, we had a total of approximately 395 employees. Of those personnel, approximately 155 of our employees at our Pekin Campus, not including our ICP distillery, are members of United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (“USW Union”), and approximately 50 of our employees at our ICP distillery are members of United Food & Commercial Workers Union (“UFC Union”). We consider our employee relations to be good. We hold regular meetings between management and union leadership groups, and we have identified no major unaddressed complaints resulting from those meetings. Our twelve-hour operating facility shifts provide our union employees with a better work-life balance through improved scheduling practices. Our employees are among our most valuable assets, and they have directly and significantly contributed to our success. Since 2022, we have partnered with Gallup on a multi-year employee engagement survey and training program to continuously improve training and learning resources, retention and promotion, and our culture. Gallup reported its survey results and provided a summary statement to the effect that our employees feel more valued as individuals due to increased recognition, development and support addressing barriers to their productivity; moreover, employees have a clearer view of their purpose and role within our organization, all of which support our employees feeling cared about as individuals. In addition, our overall employee engagement score increased year-over-year, each year from 2022 to 2025.

We continue to focus on talent acquisition, retention and promotion, employee engagement, development and training, compensation, diversity and pay equity. Our Corporate Training Coordinator assists sites and departments in implementing effective in-person, online and on-the-job training programs, learning aids and assessments. We have also expanded our community involvement by offering internships, regularly engaging with local high schools and universities for career days and job fairs, and participating in activities sponsored by our local municipalities and local Chamber of Commerce groups in the communities where we operate.

We provide periodic diversity and market availability data reporting to our executive committee, and we provide our year-over-year EEO-1 data in our Sustainability Report for transparency to all stakeholders including employees, customers, vendors and stockholders. We have proactively expanded recruitment, such as partnering with local workforce development agencies in the counties in which we operate and being out in our communities to promote Alto Ingredients. Our efforts to encourage a higher number of qualified diverse candidates to apply and interview have been seen as a success. We have seen strong employee retention, in addition to an overall increase in women and minority employees from 2021 to 2025 and an overall median employment tenure of eleven years for our employees, compared to a median employment tenure of five years for wage and salary workers in the United States manufacturing industry. The average tenure of our USW Union and UFC Union employees is twelve years compared to an average tenure of ten years for non-union employees companywide.

Benefits and Compensation

The well-being of our employees is paramount to our success. All full-time employees are offered a comprehensive and competitive benefits package to benefit the whole-person, including medical, dental, vision and crisis support benefits; a flexible spending account; life and disability insurance; paid parental and caregiver leave; a 401(k) plan with a dollar-for-dollar matching contribution on the first 6% contributed by the employee, a program in which over 90% of our employees participate; and access to additional insurance reimbursements and contributions by completing certain wellness activities. To complement our community outreach programs, we offer our employees a community service day. Further details regarding our employee benefits can be found on our website.

Equal Opportunity Commitment

We are committed to fostering a culture that focuses on the importance of equal opportunity. One of our core tenets is the care for our employees regardless of race, color, national origin, ancestry, religion, creed, physical or mental disability, marital status, medical condition, gender or gender identity, sexual orientation, age, family care or medical leave status, veteran status or any other basis protected by federal, state or local law. Our continuing diversity initiatives include, among others, practices and policies of fair recruitment and selection, ensuring that we evaluate and hire candidates that are the most qualified and well-suited for the positions; continued measuring, monitoring and transparency of employee demographics (gender and race) in comparison to demographics of operating facility locations; and the ongoing development of a work environment that encourages and enforces respectful communication and teamwork that reflect the significance to us of the principles of diversity. All of our employees and members of our Board undergo regular ethics and harassment training.

Products

We are committed to producing ingredients for our customers that embody the highest levels of quality, purity and safety for products that touch multiple areas of people’s lives. Our products, including specialty alcohol and food ingredients, are renewable and bio-based. We believe in transparency that extends to our labels and we are committed to making clean ingredients, including Kosher, gluten-free, vegan, GMP/HACCP certified, Together for Sustainability certified and SMETA 4-Pillar certified products. We have active food safety and food defense programs and have had no product recalls in the last six years. All of our pharmaceutical-grade products are ICH Q7 and EXCiPACT certified, and our laboratories maintain quality programs following USP-NF requirements for equipment qualification, testing and method validation. In 2025, our food-grade yeast plant at our Pekin Campus and Alto Carbonic, our beverage and food-grade CO2 processing facility, again earned FSSC 22000 certification which is a GFSI-benchmarked standard. We maintain multi-site ISO 9001 (Quality Management System) certification for our corporate facilities and our Pekin Campus. We are also evaluating the addition of our other facilities into our ISO 9001 certification and have begun incorporating portions of other ISO systems including ISO 45001 (Occupational Health & Safety) and ISO 14001 into our Management Review and Internal Auditing processes.

With more than 150 years of distilling experience at our ICP facility at our Pekin Campus, our 192 and 200 proof alcohols are manufactured to meet the highest standards for quality and reliability. Ethical sourcing is a priority, so we not only qualify, monitor and review performance of all material and service vendors, but for those deemed critical to our product quality, we also conduct on-site auditing to ensure commitment to quality and ethical sources, and all operating facility employees and contractors working on-site undergo annual safety training.

Director Independence

Our corporate governance guidelines provide that a majority of the Board and all members of our Audit, Compensation and Nominating and Corporate Governance Committees shall be independent. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transaction with Alto Ingredients in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Following completion of these questionnaires, the Board, with the assistance of the Nominating and Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the applicable rules of the Securities and Exchange Commission (including Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), the listing standards of Nasdaq, additional criteria contained in our corporate governance guidelines and consideration of any other material relationship a director may have with Alto Ingredients.

The Board has determined that its directors and director nominees are independent under these standards, except for Bryon T. McGregor. Mr. McGregor, our President and Chief Executive Officer, is not deemed independent due to his employment relationship with Alto Ingredients.

Stockholder Communications with our Board of Directors

Our Board has implemented a process by which stockholders may send written communications directly to the attention of our Board or any individual member of our Board. The Chairman of our Audit Committee, Gilbert E. Nathan, is responsible for monitoring communications from stockholders and providing copies of such communications to the other directors as he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of our Audit Committee considers important for the directors to consider. The Chairman of our Audit Committee may, in his discretion, exclude from distribution to the directors communications that are unduly hostile, threatening, illegal, irrelevant to the Board’s responsibilities or primarily commercial in nature. Stockholders who wish to communicate with our Board can write to Chairman of the Audit Committee, The Board of Directors, Alto Ingredients, Inc., 1300 South Second Street, Pekin, Illinois 61554.

Board Committees and Meetings

Our business, property and affairs are managed under the direction of our Board. Our directors are kept informed of our business through regular discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of our Board and its committees. During 2025, our Board held thirteen meetings. All directors attended at least 75% of all meetings of our Board and of the committees on which they served or that were held during the period they were directors or committee members.

During 2025, members of our Board and its committees consulted informally with management from time to time and acted by written consent without a meeting. Additionally, the independent members of our Board met in executive session periodically, as warranted, without the presence of management.

It is our policy to invite and encourage our directors to attend our annual meetings of stockholders. At the date of our 2025 annual meeting, we had six incumbent members on our Board, all of whom attended the annual meeting, except Michael D. Kandris and Douglas L. Kieta.

Our Board has established standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee operates pursuant to a written charter that has been approved by our Board and the corresponding committee and that is reviewed annually and revised as appropriate. Each committee charter is available on our website at https://ir.altoingredients.com/corporate-governance/governance-documents.

Audit Committee

Our Audit Committee’s general functions include monitoring the integrity of our financial reporting process; overseeing processes for monitoring auditor independence; overseeing the implementation of new accounting standards; overseeing and participating in the resolution of internal control issues, when and if identified; communicating with our independent auditors on matters related to the conduct of audits; and reviewing and understanding non-GAAP measures, and related company policies and disclosure controls. Moreover, our Audit Committee selects our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our financial statements for each interim period and for the full year and implements and manages our enterprise risk management program, including financial, operational, privacy, data security, business continuity, legal, regulatory and reputational risks, and reviews the implementation and effectiveness of, and monitors compliance with, our Codes of Ethics. The Audit Committee also has the authority to retain consultants and other advisors.

Gilbert E. Nathan (Chair), Maria G. Gray and Alan R. Tank serve as members of our Audit Committee. Mr. Nathan served in that capacity for all of 2025. Ms. Gray and Mr. Tank were appointed as members of our Audit Committee in June 2025. Prior to that time, Dianne S. Nury and our former director, Douglas L. Kieta, served as members of our Audit Committee in 2025. Our Board has determined that each member of the Audit Committee is “independent” under the current Nasdaq listing standards and satisfies the other requirements under Nasdaq listing standards and Securities and Exchange Commission rules regarding audit committee membership. Our Board has determined that Mr. Nathan qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission rules and regulations governing the composition of the Audit Committee and satisfies the “financial sophistication” requirements of Nasdaq’s listing standards. During 2025, our Audit Committee held five meetings.

The Audit Committee Report for 2025 can be found on page 40 of this Proxy Statement.

Compensation Committee

Our Compensation Committee is responsible for establishing, updating and administering our compensation program for executive officers including, among other things, annual salaries and bonuses, stock options, stock grants, other stock-based awards, and other incentive compensation arrangements. The Compensation Committee establishes the elements and mix of total compensation, sets the parameters and specific target metrics of our performance-based incentive compensation plan, and determines the target compensation of our executive officers. In addition, our Compensation Committee establishes the compensation philosophy and objectives and oversees the administration of our compensation program for all other employees. Our Compensation Committee also has the authority to administer our equity incentive plan with respect to grants to executive officers and directors and has authority to make equity awards under our equity incentive plan to all other eligible individuals. However, our Board may retain, reassume or exercise from time to time the power to administer our equity incentive plan. Equity awards made to members of the Compensation Committee must be authorized and approved by a disinterested majority of our Board.

Our Compensation Committee believes that our compensation program offered to our executive officers should attract, retain, motivate and reward key executive officers responsible for our success; align and strengthen the mutuality of interests of our executive officers, our company and our stockholders; deliver compensation that reflects our financial and operational performance, while providing an opportunity to earn above-targeted total compensation for exceptional performance; and provide total compensation to each executive officer that is internally equitable, competitive, and influenced by company and individual performance.

Our Compensation Committee has the authority to retain consultants and other advisors, and in furtherance of the foregoing objectives, our Compensation Committee has engaged compensation consultants to conduct reviews of our compensation program for our executive officers and other employees. Our compensation consultants in the past provided our Compensation Committee with relevant market data and alternatives to consider when making compensation decisions as to our executive officers and other key employees.

Maria G. Gray (Chair), Gilbert E. Nathan and Dianne S. Nury serve as members of our Compensation Committee and served in that capacity for all of 2025. Our Board has determined that each member of the Compensation Committee is “independent” under the current Nasdaq listing standards. During 2025, our Compensation Committee held seven meetings.

The Compensation Committee Report for 2025 can be found on page 76 of this Proxy Statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee considers and reports periodically to the Board on matters related to the identification, selection and qualification of Board members and candidates nominated to the Board. Our Nominating and Corporate Governance Committee also advises and makes recommendations to the Board with respect to corporate governance matters. The Nominating and Corporate Governance Committee also has the authority to retain consultants and other advisors.

Dianne S. Nury (Chair), Maria G. Gray and Alan R. Tank serve as members of our Nominating and Corporate Governance Committee. Mses. Nury and Gray served in that capacity for all of 2025. Mr. Tank was appointed as a member of our Nominating and Corporate Governance Committee in June 2025. Prior to that time, our former director, Douglas L. Kieta, served as a member of our Nominating and Corporate Governance Committee in 2025.

Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” under the current Nasdaq listing standards. During 2025, our Nominating and Corporate Governance Committee held five meetings.

The Nominating and Corporate Governance Committee will consider candidates for director recommended by any stockholder that is the beneficial owner of shares representing more than 1.0% of the then-outstanding shares of our common stock and who has beneficially owned those shares for at least one year. This consideration policy does not limit the right of any stockholder, regardless of ownership level or holding period, to nominate persons for election to our Board in accordance with our bylaws and applicable federal proxy rules. The Nominating and Corporate Governance Committee will evaluate those recommendations by applying its regular nominee criteria and considering the additional information described in the Nominating and Corporate Governance Committee’s charter. Stockholders who desire to recommend candidates to the Board for evaluation may do so by contacting Alto Ingredients in writing, identifying the potential candidate and providing background and other relevant information. Stockholders must also comply with our bylaws, including our advance notice bylaw provisions relating to the nomination of persons for election to our Board that, among other things, require that nominations of persons for election to our Board at annual meetings be submitted to our Secretary at Alto Ingredients, Inc., 1300 South Second Street, Pekin, Illinois 61554, unless otherwise notified, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting; and with respect to any other annual meeting of stockholders, the close of business on the 10th day following the date of public disclosure of the date of such meeting. We have received no stockholder nominations of persons for election to our Board for our Annual Meeting.

Our Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may also come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms and other persons. In evaluating potential candidates, our Nominating and Corporate Governance Committee will consider a number of factors, including, among others, the following:

●	the candidate’s independence from management;

●	whether the candidate has relevant business experience;

●	judgment, skill, integrity and reputation;

●	existing commitments to other businesses;

●	corporate governance background;

●	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership; and

●	the size and composition of our Board.

In addition, our Board and our Nominating and Corporate Governance Committee are committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, skills and experiences as part of each Board member candidate search the Nominating and Corporate Governance Committee undertakes. When searching for director nominees, our Nominating and Corporate Governance Committee will include highly qualified diverse candidates (including gender, race and ethnicity) in the pool from which nominees are chosen.

Our Nominating and Corporate Governance Committee has the authority to retain and terminate any search firm to be used to identify director nominees, including the authority to approve the firm’s fees and other retention terms. Our Nominating and Corporate Governance Committee will direct any search firm it retains to include qualified women and minority candidates in the firm’s list of potential director candidates. We will provide funding, as determined by our Nominating and Corporate Governance Committee, for the payment of compensation to any such search firms.

We will evaluate our diversity policy’s effectiveness by reviewing our inclusion of highly qualified diverse candidates in the pool from which nominees are chosen.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting the compensation of directors, we consider the significant amount of time that Board members spend fulfilling their duties to Alto Ingredients as well as the experience level we require to serve on our Board. The Board, through its Compensation Committee, annually reviews the compensation and compensation policies for Board members. In recommending director compensation, the Compensation Committee is guided by the following three goals:

●	compensation should pay directors fairly for work required in a company of our size and scope;

●	compensation should align directors’ interests with the long-term interests of our stockholders; and

●	the structure of the compensation should be clearly disclosed to our stockholders.

In prior years, when making compensation decisions for our non-employee directors, the Compensation Committee considered market data developed by its independent compensation consultant, including historical survey information obtained regarding cash and equity compensation paid to directors of companies with revenue and market capitalization broadly comparable to ours.

For our most recent fiscal year, the Compensation Committee did not update or rely on new market data, nor did it conduct new benchmarking or establish a new peer group for purposes of setting director compensation. Considering our current financial profile, the Compensation Committee believes it is not appropriate to make significant increases to director compensation levels until we demonstrate sustained financial performance and achieve a stronger balance sheet with reduced leverage. Accordingly, for the most recent year the Compensation Committee focused primarily on our overall financial and operational performance, the responsibilities and time commitments of our directors, and our desire to maintain a conservative compensation posture, rather than on market benchmarks.

Cash Compensation

Our annual cash compensation program for directors includes the following:

●	annual cash compensation provided to the Chairman of our Board is $112,500;

●	base annual cash compensation provided to our non-employee directors, other than our Chairman, is $75,000;

●	additional annual cash compensation provided to each of our Board committee chairs is $25,000; and

●	additional annual cash compensation provided to our lead independent director, if applicable, is $12,000.

These amounts are paid in advance in bi-weekly installments. In addition, directors are reimbursed for specified reasonable and documented expenses in connection with attendance at meetings of our Board and its committees. An employee director does not receive director compensation in connection with his or her service as a director. In lieu of cash compensation, directors may elect to receive additional equity compensation having the same cash value.

Equity Compensation

Our Compensation Committee or our full Board typically grants equity compensation to our newly elected or reelected directors which normally vests as to 100% of the grants at the earlier of our next annual meeting or approximately one year after the grant date. Vesting is typically subject to continued service on our Board during the full year.

In determining the amount of equity compensation for 2025, the Compensation Committee first approved a target value of total compensation for our non-employee directors that is consistent with our conservative compensation posture and does not reflect significant increases from prior levels. The Committee then determined the cash component of director compensation within this overall target, and allocated the remaining portion of the target value to equity awards. The number of shares to be granted to our directors was based on the estimated value of the underlying shares on the expected grant date.

Our annual equity compensation program for directors includes the following:

●	the value of annual equity compensation provided to the Chairman of our Board is $147,500; and

●	the value of annual equity compensation provided to all other non-employee directors is $110,000.

In addition, our Compensation Committee may grant, and has from time to time granted, additional equity compensation to directors at its discretion.

Compensation of Employee Directors

Mr. McGregor was compensated as a full-time employee and officer and therefore received no additional compensation for service as a Board member during 2025. Information regarding the compensation awarded to Mr. McGregor is included in “Executive Compensation and Related Information – Summary Compensation Table” below.

Director Compensation Table – 2025

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2025:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Gilbert E. Nathan(4)	$106,346	$61,949	$168,295
Dianne S. Nury(5)	$100,000	$46,199	$146,199
Maria G. Gray(6)	$100,000	$46,199	$146,199
Alan R. Tank(7)	$38,077	$46,199	$84,276
Jeremy T. Bezdek(8)	$29,423	$46,199	$75,622
Douglas L. Kieta(9)	$55,385	$—	$55,385
Michael D. Kandris(9)	$36,923	$—	$36,923

(1)	For a description of annual director fees and fees for chair and lead independent director positions, see the disclosure above under “Compensation of Directors – Cash Compensation.”
(2)	The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of stock awards granted in 2025, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Stock Compensation. See “Note 14 – Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the relevant valuation assumptions.
(3)	The value of perquisites and other personal benefits was less than $10,000 in aggregate for each director.
(4)	At December 31, 2025, Mr. Nathan held 204,887 vested shares from stock awards. Mr. Nathan was granted 49,166 shares of our common stock on July 9, 2025, having an aggregate grant date fair value of $61,949, calculated based on the fair market value of our common stock on the grant date. The shares vest on the earlier of the date of our Annual Meeting or July 1, 2026.
(5)	At December 31, 2025, Ms. Nury held 180,744 vested shares from stock awards. Ms. Nury was granted 36,666 shares of our common stock on July 9, 2025, having an aggregate grant date fair value of $46,199, calculated based on the fair market value of our common stock on the grant date. The shares vest on the earlier of the date of our Annual Meeting or July 1, 2026.
(6)	At December 31, 2025, Ms. Gray held 113,958 vested shares from stock awards. Ms. Gray was granted 36,666 shares of our common stock on July 9, 2025, having an aggregate grant date fair value of $46,199, calculated based on the fair market value of our common stock on the grant date. The shares vest on the earlier of the date of our Annual Meeting or July 1, 2026.
(7)	At December 31, 2025, Mr. Tank held no vested shares from stock awards. Mr. Tank was granted 36,666 shares of our common stock on July 9, 2025, having an aggregate grant date fair value of $46,199, calculated based on the fair market value of our common stock on the grant date. The shares vest on the earlier of the date of our Annual Meeting or July 1, 2026.
(8)	Mr. Bezdek resigned as a director on November 24, 2025. Mr. Bezdek was granted 36,666 shares of our common stock on July 9, 2025, having an aggregate grant date fair value of $46,199, calculated based on the fair market value of our common stock on the grant date. The award was forfeited upon his resignation prior to vesting.
(9)	Messrs. Kieta and Kandris ceased serving on our board on June 25, 2025, the date of our prior annual meeting.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

Our certificate of incorporation provides that, except in certain specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors, except liability for the following:

●	any breach of their duty of loyalty to Alto Ingredients or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

●	any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation and bylaws obligate us to indemnify our directors and officers, to the fullest extent permitted by the Delaware General Corporation Law, against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours or is or was serving at our request as a director, officer, employee or agent of another entity or enterprise. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the Delaware General Corporation Law. We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our Board. These agreements provide for indemnification of related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“Securities Act”), may be permitted to our directors, officers and controlling persons under the foregoing provisions of our certificate of incorporation or bylaws, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission under Section 14A of the Exchange Act, including the compensation tables and any narrative discussion of our compensation arrangements. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an annual opportunity to express their views on the compensation paid to our named executive officers.

Our compensation program for our executive officers utilizes elements including base salary, annual cash incentive compensation, long-term equity incentive compensation, and health and other benefits to achieve the following goals:

●	attract, retain, motivate and reward key executive officers responsible for our success;

●	align and strengthen the mutuality of interests of our executive officers, our company and our stockholders;

●	deliver compensation that reflects our financial and operational performance, while providing the opportunity to earn above-targeted total compensation for exceptional performance; and

●	provide total compensation to each executive officer that is internally equitable, competitive, and influenced by company and individual performance.

We believe that our success depends in large part on our ability to attract, retain and motivate qualified executives through competitive compensation arrangements. We also believe that the compensation paid to our executive officers should be influenced by the value we create for our stockholders. For these reasons, our Compensation Committee believes that our compensation program should provide incentives to attain both short- and long-term financial and other business objectives and reward those executive officers who contribute meaningfully to attaining those objectives. The Compensation Committee supports a pay-for-performance philosophy within a compensation structure that is competitive, internally equitable and responsible.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Alto Ingredients, Inc.’s named executive officers, as disclosed in Alto Ingredients, Inc.’s proxy statement for its 2026 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related disclosure, is hereby APPROVED.”

Please read the “Executive Compensation and Related Information” section of this Proxy Statement for additional details about our executive compensation program and the different components of the program, including information about the total compensation of our named executive officers for 2025. See also “Information About Our Board of Directors, Board Committees and Related Matters – Board Committees and Meetings – Compensation Committee” of this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board. The vote will provide our Compensation Committee and our Board with information relating to the opinions of our stockholders which the Compensation Committee will consider as it makes determinations with respect to future action regarding executive compensation and our executive compensation program.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2025 COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Proposal THREE

Approval of 2026 omnibus Incentive Plan

Our Board has approved, subject to stockholder approval, the Alto Ingredients, Inc. 2026 Omnibus Incentive Plan, effective June 23, 2026. If the 2026 Plan is approved by our stockholders, it will authorize the issuance of up to 7,000,000 shares of our common stock (“shares”) for the grant of awards under the 2026 Plan. No shares of common stock, options or other equity-linked incentive compensation have been issued under the 2026 Plan.

The 2026 Plan will replace our 2016 Stock Incentive Plan (as amended, the “Prior Plan”), which terminated effective March 25, 2026, and no new awards will be granted under the Prior Plan. Any awards outstanding under the Prior Plan on the date of its termination will remain subject to and be paid under the Prior Plan.

Our Board recommends that stockholders approve the 2026 Plan. The purposes of the 2026 Plan include:

●	to enhance our ability to attract and retain highly qualified officers, non-employee directors, key employees, consultants, and advisors; and

●	to motivate those officers, non-employee directors, key employees, consultants, and advisors to serve Alto Ingredients and to expend maximum effort to improve our business results and earnings by providing an opportunity to acquire or increase a direct proprietary interest in our operations and future success.

The 2026 Plan allows us to promote greater ownership by officers, non-employee directors, employees, and consultants in order to align their interests more closely with the interests of our stockholders. Stockholder approval of the 2026 Plan will also enable us to grant awards under the 2026 Plan that are designed to qualify for special tax treatment under Section 422 of the Internal Revenue Code.

The 2026 Plan will become effective on the date it is approved by our stockholders. If our stockholders do not approve the 2026 Plan at the Annual Meeting, it will not become effective and no awards will be granted under the 2026 Plan, and, because our Prior Plan is no longer available for new awards, we will not have a stockholder-approved equity incentive plan under which we can make new equity awards (although awards previously granted under the Prior Plan will remain outstanding in accordance with their terms).

Set forth below is information concerning awards of restricted stock and options under our Prior Plan for each of the years ended December 31, 2021, 2022, 2023, 2024 and 2025, as well as the three-year average for the years 2023, 2024 and 2025 (“Three-Year Average”). No other equity incentive compensation, whether under the Prior Plan or otherwise, was awarded in such years.

	Year Ended December 31,					Three-Year
	2021	2022	2023	2024	2025	Average
Shares and options granted	750,451	872,040	2,375,472	1,529,927	1,271,351	1,725,583
Shares outstanding at year-end	72,777,694	75,154,495	75,703,100	76,565,072	77,306,972	76,525,048
Annual run rate(1)	1.0%	1.2%	3.1%	2.0%	1.6%	2.3%
Unvested shares and options outstanding at year-end	1,388,363	1,170,308	2,943,077	2,731,280	2,526,949	2,733,769
Overhang(2)	1.9%	1.6%	3.9%	3.6%	3.3%	3.6%

(1)	Annual run rate is the number of shares of common stock and options granted during the year, divided by the number of shares of common stock outstanding at year-end.
(2)	Overhang is the number of unvested shares of restricted common stock and options outstanding at year-end, divided by the total number of shares of common stock outstanding at year-end.

Key Features

The following features of the 2026 Plan will protect the interests of our stockholders:

●	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right (“SAR”) is 10 years.

●	No repricing or grant of discounted stock options or SARs. The 2026 Plan does not permit the repricing of stock options or SARs either by amending an existing award or by substituting a new award at a lower price. The 2026 Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of a share on the date of grant.

●	No automatic single-trigger acceleration, “liberal” change in control definition, or excise tax gross-ups. Under the 2026 Plan, except for awards granted to our non-employee directors, we do not automatically accelerate vesting of awards in connection with a change in control of the Company unless such awards are not assumed, converted or replaced. The 2026 Plan does not include a “liberal” change in control definition. We do not provide change in control excise tax gross-ups.

●	Clawbacks. Awards granted under the 2026 Plan are subject to certain compensation recovery policies.

●	Dividends. We will not pay dividends or dividend equivalents on stock options, SARs or on other unearned awards (both time-vesting and performance-vesting).

●	No annual “evergreen” provisions. The 2026 Plan requires stockholder approval to increase the maximum number of shares that may be granted. The 2026 Plan does not contain an annual “evergreen” provision to automatically increase the number of shares available for issuance each year.

●	No “liberal” share recycling. Shares used to pay the exercise price of an option or to satisfy tax withholding obligations for an award, in each case granted under the 2026 Plan, will not again become available for future grants under the 2026 Plan.

●	Minimum vesting requirements. Share-settled awards granted under the 2026 Plan will generally not vest prior to the first anniversary of the grant date, with certain exceptions.

●	Limited transferability. Awards under the 2026 Plan generally may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to vesting, other than by will or the laws of descent and distribution.

Summary of the 2026 Plan

The following summary of the 2026 Plan does not purport to be a complete description of all of the provisions of the 2026 Plan. It is qualified in its entirety by reference to the complete text of the 2026 Plan, which is attached to this proxy statement as Appendix A.

Eligibility

Awards may be granted under the 2026 Plan to officers, non-employee directors, employees, consultants and advisors of the Company and its subsidiaries. Incentive stock options may be granted only to employees of the Company or its subsidiaries. As of April 28, 2026, we anticipate that four current non-employee directors, five executive officers, approximately 390 other employees, and an indeterminate number of consultants and advisors will participate in the 2026 Plan.

Administration

The 2026 Plan is administered by our Compensation Committee. Our compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. Our Compensation Committee may delegate certain of its award authority to the extent permitted by applicable law and subject to the 2026 Plan. Our Compensation Committee may amend, modify, or supplement the terms of any outstanding award, including the authority, in order to effectuate the purposes of the 2026 Plan, to modify awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

Number of Authorized Shares

The number of shares authorized for issuance under the 2026 Plan is 7,000,000. This represents approximately 9% of the fully diluted common shares outstanding as of April 28, 2026. We expect this share reserve to last approximately three years depending on various factors, including award design and our stock price.

Any awards then outstanding under the Prior Plan will remain subject to and be paid under the Prior Plan. As of April 28, 2026, an aggregate of 4,328,040 shares remained subject to outstanding awards granted under the Prior Plan, assuming maximum performance for purposes of any performance-based awards.

Up to 7,000,000 shares may be granted as incentive stock options under Section 422 of the Internal Revenue Code. If a participant surrenders shares or the Company withholds shares to pay the exercise price of an option or to satisfy any tax withholding requirement for any award arising as a result of the 2026 Plan, such shares will continue to count against the aggregate number of shares available for grant under the 2026 Plan. In addition, the total number of shares covering stock-settled SARs or net-exercised options will be counted against the pool of available shares, not just the net shares issued upon exercise. The shares issuable under the 2026 Plan will consist of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise.

If any award is canceled or surrendered, terminates, expires, or lapses for any reason prior to the issuance of shares or if shares are issued under the 2026 Plan and thereafter are forfeited, the shares subject to awards and the forfeited shares will again be available for grant under the 2026 Plan. In addition, the following items will not count against the aggregate number of shares available for grant under the 2026 Plan:

●	any award that is settled in cash rather than by issuance of shares; and

●	awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Adjustments

In the event of any corporate event or transaction, such as any recapitalization, reclassification, stock dividend, stock split, reverse stock split, split up, spin off, extraordinary cash dividend or other distribution of assets by us, a combination or exchange of shares, other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by us, our Compensation Committee will make equitable adjustments to or of the number and kind of shares subject to outstanding awards, the exercise price per share for outstanding options or SARs, the number and kind of shares available for future issuance under the 2026 Plan, and other determinations applicable to outstanding awards.

Types of Awards

The 2026 Plan permits the granting of any or all of the following types of awards:

●	Stock Options. Stock options entitle the holder to purchase a specified number of shares at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. Our Compensation Committee may grant either incentive stock options, which must comply with Section 422 of the Internal Revenue Code, or nonqualified stock options. Our Compensation Committee sets the exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of a share on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless our Compensation Committee determines otherwise, fair market value means, as of a given date, the closing or last price of a share reported on Nasdaq the trading day immediately preceding the given date (or the trading day immediately preceding the given date if the given date is not a trading day). The fair market value of a share reported on Nasdaq as of April 28, 2026 was $5.28. At the time of grant, our Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years), and other conditions on exercise.

●	Stock Appreciation Rights (SARs). Our Compensation Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2026 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR usually is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by our Compensation Committee in accordance with the procedures described above for stock options. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

●	Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards. Our Compensation Committee may grant awards of restricted stock, which are shares subject to specified restrictions, and restricted stock units, which represent the right to receive shares in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at our Compensation Committee’s discretion. The restrictions may be based on continuous service with our Company or the attainment of specified performance goals, as determined by our Compensation Committee. Stock units may be paid in stock or cash, as determined by the Committee. Our Compensation Committee may also grant other types of equity or equity-based awards subject to the terms of the 2026 Plan and any other terms and conditions determined by the Committee.

●	Performance Awards. Our Compensation Committee may condition the grant, exercise, vesting, or settlement of any award on such performance conditions as it may specify. We refer to these awards as “performance awards.” Our Compensation Committee may select such business criteria or other performance measures as it may deem appropriate in establishing any performance conditions. Business criteria include, but are not limited to, any of the following: (1) cash flow; (2) earnings per share; (3) earnings measures; (4) return on equity; (5) total stockholder return; (6) share price performance; (7) return on capital; (8) revenue; (9) income; (10) profit margin; (11) return on operating revenue; (12) brand recognition/acceptance; (13) customer metrics; (14) productivity; (15) expense targets; (16) market share; (17) cost control measures; (18) balance sheet metrics; (19) strategic initiatives; (20) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; (21) return on assets; (22) growth in net sales; (23) the ratio of net sales to net working capital; (24) improvement in management of working capital items (inventory, accounts receivable or accounts payable); (25) sales from newly-introduced products; (26) successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations, or other transactions; (27) product quality, safety, productivity, yield or reliability (on time and complete orders); (28) funds from operations; (29) regulatory body approval for commercialization of a product; (30) debt levels or reduction or debt ratios; (31) economic value; (32) operating efficiency; (33) research and development achievements; or (34) any combination of the forgoing business criteria.

Payment of Exercise Price or Purchase Price

Payment by the grantee in connection with the exercise of an option or grant of a restricted stock award will generally be made in cash or cash equivalents. Where an award agreement provides, any consideration received may be in the form of surrender of shares, share withholding (subject to applicable law), a broker-assisted cashless exercise (with respect to options only), or any other form consistent with applicable law.

Stockholder Rights, Dividends and Dividend Equivalents

Holders of restricted stock will have rights as stockholders, including dividend and voting rights. Unless otherwise stated in the award agreement, holders of restricted stock units will have no stockholder rights, including no dividend, dividend equivalent or voting rights. In no event will dividends or dividend equivalents vest or otherwise be paid out prior to the time that the underlying award (or portion thereof) vests for both time-vesting and performance-vesting awards, and no dividends or dividend equivalents will be credited for awards of stock options or SARs.

Minimum Vesting Requirements

While our Compensation Committee generally may set the terms and conditions of awards, the 2026 Plan requires that share-settled awards may not vest earlier than the first anniversary of the date the award is granted. This requirement does not apply to (1) substitute awards, (2) shares delivered in lieu of fully vested cash awards or (3) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders (but not sooner than 50 weeks after the grant date). Also, our Compensation Committee may grant share-settled awards without regard to the minimum vesting requirement with respect to a maximum of five percent of the available share reserve authorized for issuance under the 2026 Plan. In addition, the minimum vesting requirement does not apply to our Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability, or a change in control, in the terms of the award or otherwise.

No Repricing

Without stockholder approval, our Compensation Committee is not authorized to (1) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2026 Plan, such as stock splits, (2) take any other action that is treated as a repricing under generally accepted accounting principles, or (3) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, restricted stock units, or other equity award unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

Any award agreement may reference a clawback policy of Alto Ingredients or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by our Compensation Committee from time to time, if a participant engages in certain detrimental activity. In addition, any award agreement or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any share issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by our Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which our shares may be traded. In that regard, awards to our executive officers are subject to our Dodd-Frank Clawback Policy adopted effective as of October 2, 2023.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the grantee for no value.

Corporate Transactions and Change in Control

Unless otherwise provided for in the award agreement, if we are a party to a merger, reorganization, consolidation, statutory share exchange, sale of all or substantially all of our assets, or the acquisition of assets or stock of another entity by us, or other corporate transaction involving us or any of our subsidiaries, outstanding awards will be subject to the agreement governing the transaction.

Upon a change in control, all outstanding awards held by non-employee directors will accelerate and vest in full, with performance-based awards vesting at target. For awards granted to any other service providers, awards that are not assumed, converted or replaced will accelerate and vest in full (except performance-based awards) and awards that are assumed, converted or replaced will accelerate and vest in full (except performance-based awards) if the grantee’s employment is terminated by us without “cause” or the grantee resigns for “good reason” (each as defined in the award agreement) within two years following the change in control. Performance-based awards vest pro rata pursuant to the foregoing at the greater of target or actual performance.

“Change in control” is defined under the 2026 Plan and generally means the occurrence of any of the following events:

●	A person or group acquires more than 50% of our voting stock, subject to certain limitations;

●	The incumbent Board ceases for any reason to constitute at least a majority of the Board;

●	Consummation of a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of our assets, or the acquisition of assets or stock of another entity by us, unless our stockholders continue to hold more than 50% of the voting power of the resulting entity, no person or group holds more than 50% of the voting power of the resulting entity and a majority of the members of the board of directors of the resulting entity were members of our Board; or

●	Our stockholders give approval of our complete liquidation or dissolution.

Term, Termination and Amendment of the 2026 Plan

Subject to stockholder approval as described above, the 2026 Plan will become effective on the date it is approved by our stockholders. Unless earlier terminated by our Board, the 2026 Plan will terminate on, and no further awards may be granted on or after, June 23, 2036. Our Board may amend, suspend, or terminate the 2026 Plan at any time; however, if required by applicable law, regulation, or stock exchange rule, or with respect to a repricing as discussed above, stockholder approval will be required for any amendment. The amendment, suspension, or termination of the 2026 Plan may not, without a grantee’s consent, materially impair the grantee’s rights under an outstanding award. If our stockholders do not approve the 2026 Plan at the Annual Meeting, it will not become effective and no awards will be granted under it.

New Plan Benefits

A new plan benefits table for the 2026 Plan and the benefits or amounts that would have been received by or allocated to grantees for the last completed fiscal year under the 2026 Plan if the 2026 Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2026 Plan will be made at our Compensation Committee’s discretion, subject to the terms of the 2026 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2026 Plan are not determinable at this time. The equity grant program for our non-employee directors is described under “Compensation of Directors.”

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2026 Plan generally applicable to us and to grantees in the 2026 Plan who are subject to U.S. federal taxes. The summary is based on the Internal Revenue Code, applicable Treasury Regulations and administrative and judicial interpretations, each as in effect on the date of this proxy statement, and is subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

●	Nonqualified Stock Options. A grantee generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our shares on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a grantee generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a grantee sells the shares, the grantee will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the grantee received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

●	Incentive Stock Options. A grantee generally will not recognize taxable income upon the grant or vesting of an incentive stock option. If a grantee exercises an incentive stock option during employment or within three months after employment ends (twelve months in the case of permanent and total disability or death), the grantee will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the grantee generally will have taxable income for alternative minimum tax purposes at that time). If a grantee sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (1) one year from the date the grantee exercised the option, and (2) two years from the grant date of the stock option, the grantee generally will recognize long-term capital gain or loss equal to the difference between the amount the grantee received in the disposition and the exercise price of the stock option. If a grantee sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the grantee generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the grantee’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a grantee uses shares already held by the grantee to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the grantee.

●	Stock Appreciation Rights. A grantee generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our shares on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a grantee generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

●	Restricted Stock Awards, Restricted Stock Units, and Performance Awards. A grantee generally will not have taxable income upon the grant of restricted stock, restricted stock units or performance awards. Instead, the grantee will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a grantee may instead elect to be taxed at the time of grant.

●	Other Stock-Based Awards. The U.S. federal income tax consequences of other stock-based awards will depend upon the specific terms of each award.

●	Tax Consequences to Alto Ingredients. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a grantee recognizes ordinary income, subject to certain limitations imposed under the Internal Revenue Code, such as the $1 million deduction limit under Internal Revenue Code Section 162(m) (applicable to compensation paid to certain covered employees).

●	Section 409A. We intend that awards granted under the 2026 Plan comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, but make no representation or warranty to that effect.

●	Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2026 Plan, or require a grantee to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. The 2026 Plan permits withholding obligations to be satisfied through share withholding at up to maximum statutory rates. We are not required to issue any shares or otherwise settle an award under the 2026 Plan until all tax withholding obligations are satisfied.

Other Arrangements Not Subject to Stockholder Action

Information regarding our equity compensation plan arrangements that existed as of the end of 2025 is included in this Proxy Statement under the heading “Equity Compensation Plan Information.”

Required Vote of Stockholders

Nasdaq Listing Rule 5635(c) generally requires us to obtain stockholder approval of compensation plans pursuant to which our stock may be acquired by officers, directors, employees or consultants. The approval of this Proposal Three requires the affirmative vote of a majority of the votes of the shares of our common stock and Series B Preferred Stock, voting together as a single class, present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL THREE.

Proposal FOUR

Ratification of Appointment of
Independent Registered Public Accounting Firm

Our Audit Committee has appointed the independent registered public accounting firm RSM US LLP to audit and comment on our financial statements for the year ending December 31, 2026, and to conduct whatever audit functions are deemed necessary. RSM US LLP audited our financial statements for the year ended December 31, 2025 that were included in our most recent Annual Report on Form 10-K. A representative of RSM US LLP will not be present at the Annual Meeting.

Required Vote of Stockholders

Although a vote of stockholders is not required on this proposal, our Board is asking our stockholders to ratify the appointment of our independent registered public accounting firm. The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes of the shares of our common stock and Series B Preferred Stock, voting together as a single class, present at the Annual Meeting in person or by proxy and entitled to vote.

If our stockholders do not ratify the appointment of RSM US LLP as our independent registered public accounting firm, the appointment will be reconsidered by our Audit Committee. Even if the appointment is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our and our stockholders’ best interests.

Recommendation of the Board of Directors

OUR BOARD unanimously recommends a vote “FOR” RATIFICATION OF THE APPOINTMENT OF RSM US LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.

Other Matters

Our Board knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

Audit Matters

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by RSM US LLP for the years ended December 31, 2025 and 2024.

	2025	2024
Audit Fees	$659,214	$677,300
Audit-Related Fees	31,500	30,135
Tax Fees	40,520	39,013
All Other Fees	—	—
Total	$731,234	$746,448

Audit Fees. Consists of amounts billed for professional services rendered for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for professional services performed in connection with our acquisition activities.

Audit-Related Fees. Consists of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such fees would include amounts billed for professional services performed in connection with audits of 401(k) plans and pension plans, and RIN audits.

Tax Fees. Consists of fees for professional services for tax planning and compliance activities, including the preparation of federal and state tax returns and related compliance matters.

All Other Fees. Consists of amounts billed for services other than those noted above.

Our Audit Committee considered all non-audit services provided by RSM US LLP and determined that the provision of such services was compatible with maintaining such firm’s audit independence.

Audit Committee Pre-Approval Policy

Our Audit Committee is responsible for approving all audit, audit-related, tax and other services. The Audit Committee pre-approves all audit services and permitted non-audit services, including all fees and terms to be performed for us by our independent auditor at the beginning of the fiscal year. Non-audit services are reviewed and pre-approved by project at the beginning of the fiscal year. Any additional non-audit services contemplated by us after the beginning of the fiscal year are submitted to the Chairman of our Audit Committee for pre-approval prior to engaging our independent auditor for such services. These interim pre-approvals are reviewed with the full Audit Committee at its next meeting for ratification. During 2025 and 2024, all services performed by RSM US LLP were pre-approved by our Audit Committee in accordance with these policies and applicable Securities and Exchange Commission regulations.

Audit Committee Report

The Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of Nasdaq and the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board that is available on Alto Ingredients’ website at https://ir.altoingredients.com/corporate-governance/governance-documents. As described more fully in its charter, the Audit Committee oversees, among other things, the financial reporting process, the internal control structure and disclosure controls and procedures on behalf of the Board.

Management is responsible for the preparation, presentation and integrity of Alto Ingredients’ financial statements; the appropriateness of the accounting principles and reporting policies that are used; and procedures designed to reasonably assure compliance with accounting standards, and applicable laws and regulations. Management is also responsible for the effectiveness of Alto Ingredients’ internal control over financial reporting, and reports to the Audit Committee on any deficiencies identified.

Alto Ingredients’ independent registered public accounting firm, RSM US LLP, is responsible for performing an independent audit of Alto Ingredients’ consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and, when required, expressing an opinion on the effectiveness of Alto Ingredients’ internal control over financial reporting. The Audit Committee is directly responsible for the selection, compensation, evaluation and oversight, and retention of Alto Ingredients’ independent registered public accounting firm, and evaluates its independence.

Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to Alto Ingredients’ independent registered public accounting firm as well as any of Alto Ingredients’ employees, and may retain, at Alto Ingredients’ expense, special legal, accounting, or other experts or advisors it deems necessary in the performance of its duties, apart from counsel or advisors hired by management.

Audit Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or Alto Ingredients’ independent registered public accounting firm. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors based on the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Alto Ingredients’ independent registered public accounting firm. Pre-approval includes audit services, audit-related services, tax services, and all other services.

The Audit Committee reviewed and discussed with management its assessment of and report on the effectiveness of Alto Ingredients’ internal control over financial reporting as of December 31, 2025, which it made based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework).

The Audit Committee reviewed and discussed the audited financial statements in Alto Ingredients’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025 with management and RSM US LLP. The Audit Committee also discussed with RSM US LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees issued by the Public Company Accounting Oversight Board. The Audit Committee has also discussed with RSM US LLP all other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. In addition, the Audit Committee obtained from RSM US LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with RSM US LLP its independence from Alto Ingredients, Inc. and management.

The Audit Committee considered all non-audit services provided by RSM US LLP and determined that the provision of such services was compatible with maintaining such firm’s audit independence.

Based on the reviews and discussions referred to above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements referred to above in Alto Ingredients’ Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the Securities and Exchange Commission.

Respectfully submitted,
Audit Committee

Gilbert E. Nathan, Chair
Maria G. Gray
Alan R. Tank

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our voting securities as of April 28, 2026, the date of the table, by:

●	each of our executive officers;

●	each of our directors and director nominees;

●	all of our executive officers and directors as a group; and

●	each person known by us to beneficially own more than 5% of the outstanding shares of any class of our voting capital stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Except as indicated by footnote, percentage of beneficial ownership is based on 77,490,667 shares of common stock and 926,942 shares of Series B Preferred Stock outstanding as of the date of the table.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Bryon T. McGregor	Common	957,882		1.24%
Gilbert E. Nathan	Common	780,941	(2)	1.01%
James R. Sneed	Common	440,926		*
Robert R. Olander	Common	253,086		*
Auste M. Graham	Common	253,173		*
Dianne S. Nury	Common	217,410		*
Todd E. Benton	Common	184,130		*
Maria G. Gray	Common	155,624		*
Alan R. Tank	Common	36,666		*
Lyles United, LLC	Common	542,567	(3)	*
	Series B Preferred	512,820		55.32%
Neil M. Koehler	Common	293,425	(4)	*
	Series B Preferred	256,410		27.66%
SCF Investments LLC	Common	90,121	(5)	*
	Series B Preferred	85,180		9.19%
All executive officers and directors as a group (9 persons)	Common	3,316,504		4.28%

*	Less than 1.00%
(1)	Messrs. McGregor, Nathan and Tank, and Mses. Nury and Gray, are directors and director nominees of Alto Ingredients, Inc. Messrs. McGregor, Sneed, Olander and Benton, and Ms. Graham, are executive officers of Alto Ingredients, Inc. The address of each of these persons is c/o Alto Ingredients, Inc., 1300 South Second Street, Pekin, Illinois 61554.
(2)	Includes 31,200 shares of common stock held by Mr. Nathan’s spouse.
(3)	Amount represents shares of common stock underlying our Series B Preferred Stock. The address of Lyles United, LLC is P.O. Box 26085, Fresno, CA 93729-6085.
(4)	Amount represents 22,142 shares of common stock held of record by Mr. Koehler and 271,283 shares of common stock issuable upon conversion of our Series B Preferred Stock. These amounts are based on our internal records and public filings. Mr. Koehler declined to provide updated information concerning his holdings of our common stock, and accordingly his total beneficial ownership of our common stock may differ from the amount reported.
(5)	Amount represents shares of common stock underlying our Series B Preferred Stock. The address of SCF Investments LLC is 2735 E. Spring Street, Long Beach, CA 90806.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plan as of December 31, 2025.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:
2016 Stock Incentive Plan(3)	593,152	$—	1,642,124

(1)	Amount represents the “target” incentive award share payout under the performance-based portion of our long-term equity incentive compensation plan. The amount that may be earned is based on our attainment of preestablished performance goals selected by our Compensation Committee and is additionally subject to time-based vesting. A maximum incentive award payout of 1,186,304 shares may be issuable under incentive awards under the performance-based portion of our long-term equity incentive compensation plan.
(2)	The weighted-average exercise price does not account for the awards reflected in the table and described in footnote 1 above.
(3)	Our Prior Plan terminated effective March 25, 2026 and no new awards will be granted thereunder.

Section 16(a) Beneficial Ownership Reporting Compliance

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities, and to furnish us with copies of all such reports.

Based solely on our review of the copies of such reports filed electronically with the Securities and Exchange Commission and on written representations from our directors and executive officers, we believe that during the fiscal year ended December 31, 2025, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with on a timely basis, except as described below.

Each of Alan R. Tank and former director Jeremy T. Bezdek failed to file a timely Form 3 upon becoming a director of Alto Ingredients. Mr. Tank’s initial Form 3, reporting his beneficial ownership of our common stock as of the date he became a director, was filed after its required due date. Mr. Bezdek’s initial Form 3, reporting his beneficial ownership of our common stock as of the date he became a director, was also filed after its required due date. In each case, the filing delinquency has since been remediated, and all required Form 3 reports are now on file with the Securities and Exchange Commission.

Executive Compensation and Related Information

Executive Officers

The following table sets forth information regarding our executive officers as of April 28, 2026:

Name	Age	Position(s) Held
Bryon T. McGregor	62	President and Chief Executive Officer
Todd E. Benton	53	Chief Operating Officer
Robert R. Olander	48	Chief Financial Officer
Auste M. Graham	46	Chief Legal Officer and Secretary
James R. Sneed	59	Chief Commercial Officer

Bryon T. McGregor has served as our President and Chief Executive Officer since August 2023 and prior to that time served as our Chief Financial Officer since November 2009. Mr. McGregor has also served as a director since June 2024. Mr. McGregor served as Vice President, Finance at Alto Ingredients from September 2008 until he became Interim Chief Financial Officer in April 2009. Prior to joining Alto Ingredients, Mr. McGregor was employed as Senior Director for E*TRADE Financial from February 2002 to August 2008, serving in various capacities including International Treasurer based in London, England from 2006 to 2008, Brokerage Treasurer and Director from 2003 to 2006 and Assistant Treasurer and Director of Finance and Investor Relations from 2002 to 2003. Prior to joining E*TRADE, Mr. McGregor served as Manager of Finance and Head of Project Finance for BP (formerly Atlantic Richfield Company – ARCO) from 1998 to 2001. Mr. McGregor has extensive experience in banking and served as a Director of International Project Finance for Credit Suisse from 1992 to 1998, as Assistant Vice President of Project Finance for Sumitomo Mitsubishi Banking Corp (formerly The Sumitomo Bank Limited) from 1989 to 1992, and as Commercial Banking Officer for Bank of America from 1987 to 1989. Mr. McGregor has a B.S. degree in Business Management from Brigham Young University.

Todd E. Benton has served as our Chief Operating Officer since April 1, 2024 and prior to that as our Vice President of Operations since 2021. Prior to his tenure as our Vice President of Operations, Mr. Benton served as site manager for our Pekin Campus since 2018, overseeing health and safety, environmental compliance, operations, reliability, quality assurance, labor relations, procurement and logistics across the site. Mr. Benton has 30 years of operations and leadership experience in corn wet milling, high quality alcohol and dry grind fuel ethanol production. Mr. Benton began his career in 1994 at the Pekin wet mill for Pekin Energy Company through a joint venture between CPC and Texaco. Prior to joining us, Mr. Benton spent five years with Flint Hills Resources (Koch Industries) as Plant Manager and as the Senior Process Engineer leader for the Biofuels & Ingredients business. Prior to his tenure with Koch Industries, Mr. Benton served in various leadership roles for Williams Companies and Aventine Renewable Energy, Inc., with his last five years in the role of Director of Operations for those companies. Mr. Benton has a B.S. degree in Biology from Eastern Illinois University and studied Business Administration at Bradley University.

Robert R. Olander has served as our Chief Financial Officer since August 2023. Mr. Olander had previously served as our Vice President, Corporate Controller since August 2015 and before that, in other management related roles since employment with us in March 2007. Prior to joining Alto Ingredients, he served as Controller and Business Manager at Hampton Distribution Companies and supervised audit and consulting at James Marta & Company. He began his career at Deloitte & Touche in audit and assurance working with ConAgra, Berkshire Hathaway and Union Pacific, among others. Mr. Olander has a B.S. in Business Administration from Midland University and is a Certified Public Accountant.

Auste M. Graham has served as our Chief Legal Officer (a position formerly referred to as our General Counsel) and Secretary since February 2022. Prior to joining Alto Ingredients, Ms. Graham was employed as Vice President, Legal for Essentra plc, a packaging, components and filters manufacturer headquartered in the U.K., where she was responsible for all legal affairs in the Americas from January 2018 to February 2022. Prior to joining Essentra plc, Ms. Graham served as Senior Legal Counsel in the U.S. for AkzoNobel, a global paints, coatings and special chemicals company headquartered in the Netherlands, from 2015 to 2018. Ms. Graham began her career at Schiff Hardin LLP, where she provided general corporate representation to public and private companies, managing mergers and acquisitions, governance and compliance matters, and corporate and securities transactions, including corporate debt and equity offerings and private equity investments. Ms. Graham has a B.A. degree in Latin American Studies from Vassar College and a J.D. from Vanderbilt University Law School.

James R. Sneed has served in his current role (formerly titled Vice President of Supply & Trading, now Chief Commercial Officer), since September 2012. Mr. Sneed has worked for over 30 years in various senior management and executive positions in the alcohol production industry. Prior to joining Alto Ingredients in 2012, Mr. Sneed was employed by Hawkeye Gold, LLC from April 2010 to September 2012, ultimately serving as Vice President – Ethanol Marketing and Trading. Prior to that time, from May 2003 to April 2010, Mr. Sneed was employed by Aventine Renewable Energy, an ethanol production and marketing company, where he helped build its operations from two ethanol plants in two states to marketing for fifteen production facilities in eight states, ultimately serving as Vice President, Marketing and Logistics. Mr. Sneed has a B.S. degree in Accounting from Olivet Nazarene University and has an MBA degree from Northwestern University, Kellogg School of Management.

Family Relationships

Our officers are appointed by and serve at the discretion of our Board. There are no family relationships among our executive officers, directors and director nominees.

Compensation Discussion and Analysis

In this section, we explain the material elements of our executive compensation program for our Chief Executive Officer and our other named executive officers, or NEOs, identified below whose compensation is in the executive compensation tables beginning with the Summary Compensation Table below.

●	Bryon T. McGregor, President and Chief Executive Officer

●	Todd E. Benton, Chief Operating Officer

●	Robert R. Olander, Chief Financial Officer

●	Auste M. Graham, Chief Legal Officer and Secretary

●	James R. Sneed, Chief Commercial Officer

The executive compensation tables provide additional important information regarding the compensation and benefits awarded to, earned by or paid to our NEOs over our last three fiscal years, as well as the compensation program in which our NEOs are eligible to participate. You should read those tables in conjunction with this section.

The Compensation Committee of our Board administers our executive compensation program. Each member of the Compensation Committee is “independent” under applicable Nasdaq listing standards, is an “outside director” within the meaning of Internal Revenue Code Section 162(m) and is a non-employee director within the meaning of Section 16 of the Exchange Act.

Executive Summary

Our executive compensation program is intended to achieve the following objectives:

●	attract, retain, motivate and reward key executive officers responsible for our success;

●	align and strengthen the mutuality of interests of our executive officers, our company and our stockholders;

●	deliver compensation that reflects our financial and operational performance, while providing the opportunity to earn above-targeted total compensation for exceptional performance; and

●	provide total compensation to each executive officer that is internally equitable, competitive, and influenced by company and individual performance.

We believe that our success depends in large part on our ability to attract, retain and motivate qualified executives through competitive compensation arrangements. We also believe that the compensation paid to our executive officers should be influenced by the value we create for our stockholders. For these reasons, our Compensation Committee believes that our compensation program should provide incentives to attain both short- and long-term financial and other business objectives and reward those executive officers who contribute meaningfully to attaining those objectives. The Compensation Committee supports a pay-for-performance philosophy within a compensation structure that is competitive, internally equitable and responsible.

Our executive compensation program consists of three primary elements:

●	base salary;

●	annual cash incentive compensation; and

●	long-term equity incentive compensation.

2025 Business Highlights

In 2025, we executed on a focused plan to improve profitability and reposition our asset portfolio toward higher-margin opportunities despite ongoing commodity volatility and regulatory uncertainty. Throughout the year, we rationalized underperforming activities, improved our cost structure, expanded premium export and CO2 revenue streams, and advanced our carbon-intensity and Section 45Z tax credit strategy. Highlights of 2025 include:

●	Delivered substantially improved financial performance. Across 2025, we significantly improved our financial performance compared to 2024. First quarter Adjusted EBITDA improved compared to the same period of 2024, driven by better gross margin, higher operational uptime and carbon optimization initiatives. In the third quarter, gross profit increased nearly $18 million, net income (loss) improved nearly $17 million and Adjusted EBITDA grew significantly versus the prior-year period. In the fourth quarter, gross profit increased $16.6 million and net income improved $63.5 million compared to the same quarter in 2024, contributing to full-year improvements of $25.2 million in gross profit, $72.4 million in net income and $53.2 million in Adjusted EBITDA compared to 2024.

●	Rationalized our cost structure and exceeded our savings goal. During the fourth quarter of 2024 and into the first quarter of 2025, we reduced headcount by a total of 16%, aligning staffing with our current operational footprint, and driving substantial savings, with benefits beginning in the second quarter of 2025. Over the course of 2025, we improved our operating model company-wide by rightsizing corporate overhead and we exceeded our goal of $8.0 million in annualized savings. In the fourth quarter alone, compensation costs declined by $2.6 million due primarily to staff reductions, including from the impact of idling our Magic Valley plant.

●	Realigned our Western assets and returned the segment to profitability. We continued to optimize our Western asset portfolio in 2025. The cold-idling of our Magic Valley facility at the end of 2024 resulted in $4.8 million of savings in the first quarter and we continued to use the facility primarily as a terminal. By the second quarter, our Western assets turned profitable, improving gross profit by $5.6 million year-over-year, including $3.0 million from improvements at our Columbia plant and CO2 facility and $2.6 million from our decision to cold-idle our Magic Valley facility. In the fourth quarter and for the full year, our Western Production segment achieved positive gross profit, supported by high-value liquid CO2 in our product mix and higher essential ingredients returns, which increased to 48% in the fourth quarter from 30% in the same period of 2024, contributing to an increase in our overall 2025 consolidated return of 52% compared to 43% for the full-year 2024. Given the improved profitability at our Columbia plant, we are no longer actively marketing this facility for sale, but we continue to evaluate options for our Magic Valley facility, including a sale of the plant or a restart supported by Section 45Z credits and monetization of CO2 production.

●	Expanded liquid CO₂ capabilities and improved CO₂ utilization. On January 1, 2025, we acquired a beverage-grade liquid CO₂ processing plant adjacent to our Columbia facility, which enabled management and staffing synergies that enhanced coordination and productivity across the combined site. The liquid CO₂ business performed well throughout the year. We improved CO₂ utilization at our Columbia plant by increasing CO₂ throughput and adding storage capacity, supported by reliability and ethanol production improvements completed in October. Based on the success of this integrated model and rising liquid CO₂ demand in Oregon and Idaho, we are now evaluating larger-scale CO₂ utilization opportunities at our Columbia facility. We are also evaluating liquid CO₂ production for our Pekin Campus.

●	Increased higher-margin renewable fuel exports leveraging ISCC certification. Building on International Sustainability and Carbon Certification, or ISCC, obtained for our Pekin Campus in 2024, we expanded exports of ISCC-certified renewable fuel to European markets in 2025. In the first quarter, we increased ISCC-certified renewable fuel sales as a percentage of total renewable fuel volume from our Pekin Campus, accessing higher-margin European markets and partially offsetting domestic market challenges. Throughout the year, we leveraged our production flexibility to shift volumes into export markets when pricing was favorable. In the third quarter, higher-margin renewable fuel export sales were a key driver of the nearly $18 million improvement in gross profit versus the prior-year period. We also forward-contracted significant export volumes of ISCC-certified renewable fuel for the fourth quarter of 2025 and the first half of 2026 at premiums to domestic renewable fuel, locking in attractive margins and enhancing future earnings visibility. In the fourth quarter, increased renewable fuel export sales at premiums to domestic sales added approximately $5 million in gross profit from higher volumes and higher average sales prices per gallon.

●	Strengthened our marketing and distribution portfolio and product mix. Our marketing and distribution business improved in 2025 as we continued integrating bulk volume customers from our Eagle Alcohol business and fostered third-party ethanol marketing relationships that met our profitability criteria, while exiting lower-return activities. Across the company, we focused on rationalizing unprofitable businesses and improving our product mix, which reduced expenses and supported improved profitability. Our high-quality alcohol products continued to generate premiums to domestic renewable fuel, and our contracting season for 2026 remained on pace with 2025, underscoring continued healthy demand for this product line.

●	Advanced our Section 45Z tax credit strategy and enhanced asset value. Throughout 2025, we prioritized shorter-term, high-return projects to lower our carbon intensity and capture more Section 45Z benefits, including improved CO₂ utilization at our Columbia facility. Federal legislation extended Section 45Z tax credits through the end of 2029 and increased focus on domestic renewable fuel production, while limiting eligibility to feedstocks grown or produced in North America, positively affecting the earnings profile and intrinsic value of our plants. By year-end, we had determined that approximately 90 million gallons of combined annual production at our Columbia plant and our Pekin Campus dry mill qualify for Section 45Z credits. For 2025, we recorded $7.5 million, or $0.10 per gallon, net of monetization costs, in Section 45Z credit earnings. With the removal of indirect land use change (iLUC) from the GREET model, we expect to qualify for $0.20 per gallon at both our Columbia plant and our Pekin Campus dry mill in 2026 and to generate approximately $15 million in total net proceeds for the year.

●	Advanced sustainability, verification and carbon-intensity reduction initiatives. In the second quarter of 2025, we finalized our Scope 1 and 2 greenhouse gas verifications and submitted our 2025 EcoVadis scorecard, reinforcing our focus on transparent sustainability reporting. During the year, we pursued multiple low-cost initiatives to reduce carbon intensity across our plants, including lowering energy consumption, shifting to lower-carbon energy sources, exploring low-carbon corn and undertaking smaller efficiency and throughput projects.

As a result of our financial performance and other factors discussed under “Compensation Decisions for 2025” below and elsewhere in this Executive Compensation and Related Information section, total actual direct compensation for 2025 (which includes actual base salary, annual cash incentive compensation and long-term equity incentive compensation) increased for our NEOs, as compared to 2024, approximately as follows. See also “– Summary Compensation Table” below.

●	Bryon T. McGregor, our President and Chief Executive Officer – increase of 17%;

●	Todd E. Benton, our Chief Operating Officer – increase of 27%;

●	Robert R. Olander, our Chief Financial Officer – increase of 23%;

●	Auste M. Graham, our Chief Legal Officer and Secretary – increase of 26%; and

●	James R. Sneed, our Chief Commercial Officer – increase of 28%.

The 2025 compensation information in this Proxy Statement includes actual results for 2025 under our annual cash incentive compensation plan. Our annual cash incentive compensation plan payouts for 2025 were determined and made in March 2026. Payouts were made in respect of the financial and key performance indicator, or KPI, performance elements of our annual cash incentive compensation plan because our Adjusted EBITDA of $44,651,000 exceeded the minimum Adjusted EBITDA threshold for 2025 of $2,000,000 and we achieved five of our eight KPI goals at or above threshold levels for 2025. Our NEOs also performed well in their execution of a number of other initiatives in 2025, as noted in the 2025 business highlights summarized above and their individual accomplishments noted below, and consequently, our NEOs each received target payouts under the individual performance element of the plan. See “– Individual NEO Compensation Targets and Results” below.

Compensation Philosophy and Objectives

Our compensation philosophy and objectives are to align the interests of our executive officers with those of our stockholders and incentivize our executive officers to attain our short- and long-term financial and other business goals. We also seek to ensure that our executive compensation structure and total compensation is fair, reasonable and competitive in the marketplace so that we can attract and retain superior personnel in key positions. In addition, we endeavor to provide an executive compensation structure and total compensation that are internally equitable based upon each executive officer’s role and responsibilities. Our Compensation Committee seeks to make executive compensation decisions that embody this philosophy and that are directed towards attaining these objectives.

In implementing our compensation philosophy and objectives, our Compensation Committee reviews and analyzes each executive position, including the importance and scope of the role and how the position compares to other Alto Ingredients executive officers and personnel. In addition, our Compensation Committee has in the past drawn from other compensation-related market data. This information helps provide our Compensation Committee with an understanding of how total compensation for each executive officer relates to the value of his or her position.

We believe that structuring our executive officer compensation program to align the interests of our executive officers with our interests and those of our stockholders, and properly incentivizing our executive officers to attain our short- and long-term business goals, best serves the interests of our stockholders and creates stockholder value. We believe this occurs through motivating our executive officers to attain our short- and long-term business goals and retaining these executive officers by providing compensation opportunities that are competitive in the marketplace and internally equitable. We also endeavor to design our executive compensation program so that it is not reasonably likely to materially and adversely affect us, as discussed in more detail in “Compensation Risk Analysis” below. We intend that total compensation paid or available to our executive officers, including base salary, annual cash incentive compensation and any special discretionary bonuses, long-term equity incentive compensation and benefits, is consistent with our compensation philosophy and objectives described above.

Compensation Governance Practices

Below we highlight various executive compensation governance practices intended to align the interests of our executive officers with those of our stockholders, incentivize the attainment of our short- and long-term business objectives, and attract and retain superior employees in key positions.

●	Pay-for-performance. We tie a substantial portion of pay to company and individual performance. We structure total compensation with significant annual cash incentives and a long-term equity component, thereby making a substantial portion of each NEO’s targeted total compensation dependent upon company and individual performance as well as the performance of our stock price. In addition, for 2025, we continued a performance-based equity incentive compensation plan, first instituted in 2024, alongside our customary long-term equity compensation plan. In 2025, we further weighted performance-based equity compensation by reducing the proportion of time-vested equity incentive compensation and increasing the proportion of performance-based equity incentive compensation such that all NEOs were granted 50% each of time-vested and performance-based equity compensation.

●	Retention through long-term equity awards. We employ long-term equity awards through grants of restricted stock that vest in the future. These equity awards are designed to aid in our retention of key personnel in important positions and align the interests of our executive officers with those of our stockholders. As noted above, we continued a performance-based equity incentive compensation plan, first instituted in 2024, the awards under which are also subject to long-term time-based vesting.

●	Long and minimum vesting periods. Our time-vested equity awards to our NEOs generally vest in annual installments over a three-year period with an initial minimum vesting period of one year.

●	Executive stock holding policy. We have adopted an executive stock holding policy to better align executive compensation with our long-term interests and those of our stockholders and to address the time horizon of risks.

●	Linkage of annual cash incentive compensation plan to company performance. Our annual cash incentive compensation plan links a majority of targeted and potential payouts to our financial and KPI performance. The 2025 performance measures for the compensation pool for our annual cash incentive compensation plan were:

o	Financial Performance. Adjusted EBITDA is the financial performance measure we selected for the financial component of our annual cash incentive compensation plan, which we weighted at 50% for our NEOs.

o	KPI Performance. As discussed below, we selected various KPIs as performance measures for the KPI component of our annual cash incentive compensation plan, which we weighted at 30% for our NEOs.

o	Individual Performance. Individual performance, measured against pre-established goals, is the non-financial performance measure we selected for the final component of our annual cash incentive compensation plan, which we weighted at 20% for our NEOs.

●	Perquisites. We do not currently offer our NEOs any significant perquisites, other than certain travel perquisites or those offered to our employees generally. Our executive officers are not guaranteed any retirement or pension benefits or any non-qualified deferred compensation plans. Instead, we offer our NEOs the opportunity to accumulate assets through their equity awards and the appreciation of their equity awards and offer the opportunity to participate in our 401(k) plan and a health savings account plan on the same basis as our other employees.

●	Independent compensation consultant. Our independent compensation consultant is retained directly by our Compensation Committee.

●	No short selling, pledging or hedging. Our insider trading policy prohibits all employees, officers and directors from engaging in any short sale of Alto Ingredients securities, as well as any transaction involving puts, calls, collars, forward sales contracts, warrants or other options on Alto Ingredients securities. Additionally, our executive officers are restricted from pledging Alto Ingredients securities as collateral for a loan.

●	No option re-pricing. Our equity incentive plan does not permit options or stock appreciation rights to be repriced to a lower exercise price without the approval of our stockholders, except in connection with certain changes to our capital structure.

●	Clawback policies.

o	Legacy policy. If we are required to restate our financial statements, regardless of cause, including, without limitation, due to: (1) material noncompliance with any financial reporting requirements under the federal securities laws; (2) an error, miscalculation or omission; or (3) the commission of an act of fraud or other misconduct, including dishonesty, unethical conduct or falsification of our records, then our Compensation Committee is required to recoup incentive compensation, including any cash or equity incentive compensation, awarded or paid after March 29, 2018 to any executive officer, including any NEO, during at least a three-year recoupment period.

o	Dodd-Frank policy. We have adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act and the corresponding listing standard adopted by The Nasdaq Stock Market, which generally provides that if we are required to prepare an accounting restatement (including a restatement to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), we must recover from our current and former executive officers any incentive-based compensation that was erroneously received on or after October 2, 2023 and during the three years preceding the date that we are required to prepare such accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received based on the restated financial measure.

Executive Compensation Program and Processes

Participants

Compensation Committee

Our Compensation Committee, with input from our management and one or more independent compensation consultants, establishes, updates and administers our executive compensation program. Our Compensation Committee establishes our compensation philosophy and objectives, oversees the design and administration of our executive compensation program, establishes the elements and mix of total compensation, sets the parameters and specific target metrics of our performance-based incentive compensation plan, and determines the target compensation of our executive officers.

Our Compensation Committee has the authority to retain independent counsel, advisors and other experts to assist it in the compensation-setting process and receives adequate funding to engage those service providers.

Independent Compensation Consultant

Our Compensation Committee has engaged Pay Governance as its independent advisor for its compensation reviews since 2023. Pay Governance was selected based on its insightful responses to our request for proposal and subsequent interview with our selection committee, its experience with similarly situated public companies with comparable revenues and commodity-based businesses, and its expertise and skilled team dedicated to meet the needs of our Compensation Committee.

Our compensation consultant furnished independent data, market analyses and advice to our Compensation Committee concerning executive compensation, including regarding the competitiveness of compensation plan design and evolving executive compensation trends and practices. Pay Governance attends and participates in Compensation Committee meetings from time to time as and when requested by our Compensation Committee. Pay Governance also advises our Compensation Committee on the principal aspects of our executive compensation program, including the implementation of our compensation philosophy and objectives, and specific elements of executive compensation.

In evaluating Pay Governance’s independence, our Compensation Committee considered multiple factors. In particular, our Compensation Committee reviewed all services Pay Governance provided to Alto Ingredients since our business relationship commenced. These services included consulting services and market benchmarking to help us determine appropriate compensation for our NEOs. Compensation consultant services also included dilution modeling for our equity incentive plan and advice concerning our long-term equity incentive compensation. The fees for these consulting services were not segregated between consulting services in respect of NEO compensation and consulting services in respect of non-NEO personnel compensation. In total, fees paid to Pay Governance for 2023 and 2024 were approximately $36,600 and $7,800, respectively. We did not engage any compensation consultant, and no fees were paid to any compensation consultant, in respect of any services for 2023 and 2024 other than for work with our Compensation Committee and management to help us determine appropriate compensation for those years for our NEOs. During 2025, we did not pay any fees to Pay Governance or any other compensation consultant.

In evaluating the independence of our compensation consultant, our Compensation Committee considered the internal mechanisms and policies of the compensation consultant to ensure its ability to provide objective advice, including that:

●	our compensation consultant is hired by the Compensation Committee and reports directly to the Compensation Committee; and

●	our compensation consultant has a broad base of clients, which reduces reliance on any specific account for achieving its business goals.

Our compensation consultant also represented to the Compensation Committee that there are no personal or business relationships between the account manager or consultants assisting our Compensation Committee, and any member of the Compensation Committee or any NEO beyond the Alto Ingredients relationship. Further, the account manager and consultants assisting our Compensation Committee do not directly own any Alto Ingredients shares (although some investments controlled solely by independent, third-party managers may own Alto Ingredients shares by way of indexed funds). Based on the above and other factors, including the factors set forth under Rule 10C-1 of the Exchange Act, the Compensation Committee assessed the independence of our compensation consultant and concluded that no conflict of interest exists that would prevent Pay Governance from independently advising the Compensation Committee.

Management

Our Chief Executive Officer and other executive officers attend Compensation Committee meetings as requested by the Compensation Committee. These individuals are not present during executive sessions of Compensation Committee meetings except at the invitation of the Compensation Committee. Our Vice President of Human Resources, under the direction of our Chief Executive Officer, leads our management in preparing recommendations on executive and employee compensation requested by the Compensation Committee.

Benchmarking

In prior years, the Compensation Committee considered market data developed by its independent compensation consultant regarding the compensation practices of a group of peer companies. For the most recent fiscal year, the Compensation Committee did not update or rely on market data nor did it conduct new formal benchmarking or establish a new peer group for purposes of setting compensation.

Considering our current financial profile, the Compensation Committee believes it is not appropriate to make significant increases to target compensation levels until we demonstrate sustained financial performance and achieve a stronger balance sheet with reduced leverage. Accordingly, for the most recent year the Compensation Committee focused primarily on our overall financial and operational performance, individual NEO performance and responsibilities, and our desire to maintain a conservative compensation posture rather than on formal market benchmarks.

Other Factors Considered in Setting Compensation

Our Compensation Committee also considered several other important factors in setting executive compensation for 2025, including our financial performance, progress towards our strategic and other business objectives, internal pay equity considerations, the experience and responsibilities of each NEO, budget constraints, market conditions, and individual performance, including individual contributions to our achievements.

As part of the 2025 compensation-setting process for our NEOs, our Compensation Committee also reviewed “tally sheets” comprised of spreadsheets and tabular information that indicated the dollar amount of each component of compensation, including current and proposed base salaries, the proposed actual cash incentives to be paid for the prior year and the targeted cash incentives for the current year, and current projected values for the proposed equity-based awards based on stock price assumptions. The purpose of those tally sheets was to provide our Compensation Committee with a comprehensive snapshot of both the actual compensation provided to our executive officers and the potential compensation that could result from the various components of their proposed 2025 compensation packages. Our Compensation Committee did not adjust target compensation for potential payments under our severance and change-in-control arrangements as the Compensation Committee sought to maintain the appropriate incentives for transactions that might result in severance and change-in-control payments. See “Other Policies and Factors Affecting Executive Officer Compensation – Severance and Change-in-Control Arrangements” below.

The Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers each year. Our 2025 “say-on-pay” proposal received approximately 73% support from our stockholders. The Compensation Committee considered the outcome of this advisory vote and believes it generally reflected stockholder support for the Committee’s decisions and for our executive compensation program and practices for 2024.

We continued the stockholder engagement outreach program that we began in 2022 and solicited additional feedback from investors, while also considering guidelines published by proxy advisory firms. Through this engagement, some stockholders continued to express a desire that a meaningful portion of long-term equity incentive compensation vest based on performance. In response, 50% of our long-term incentive grants to our executive officers for 2025 are now tied to our performance, as measured by Adjusted EBITDA ROA, up from 25% for 2024.

In addition, for 2025, our Compensation Committee approved a short-term incentive program under which the payout of the STI award is based on three elements: our financial performance, the attainment of key performance indicators, and the individual performance of each named executive officer.

Investor Engagement

As part of our ongoing stockholder engagement program, our Chief Executive Officer, Chief Financial Officer, other members of our leadership team, and investor relations personnel are accessible to investors. We also participate in investor conferences and hold investor calls throughout the year. Feedback from these engagements is shared with the Board of Directors and the leadership team. In these discussions, we address a variety of topics, including our business strategies, the Inflation Reduction Act of 2022, our decarbonization initiatives, and the key economic drivers of our business. We also held focused calls with certain significant stockholders regarding Board refreshment, including the search for and nomination of new Board members. In evaluating potential Board nominees and our governance practices, we considered feedback received from many of our larger stockholders, as well as guidelines published by proxy advisory firms.

Our Compensation Committee and our full Board value input from our stockholders. We will continue to carefully consider the results of our “say-on-pay” vote and seek direct feedback from our stockholders.

Risk Considerations

As discussed in “Compensation Risk Analysis” below, the Compensation Committee reviews our compensation program annually and for 2025, after reviewing the structure and design of our compensation policies and practices for employees generally and our NEOs in particular, concluded that this program did not create risks that are reasonably likely to have a material adverse effect on us.

Elements of Compensation

Our executive compensation program is comprised of three principal elements designed to operate together as part of an integrated compensation package to further our compensation objectives. The three principal elements of our executive compensation program are:

●	cash compensation in the form of base salary;

●	annual cash incentive compensation; and

●	long-term equity incentive compensation.

In addition, our executive compensation program also includes indirect compensation in the form of standard employee benefits, limited perquisites and other executive benefits, and severance and change-in-control benefits. Our executive compensation program also allows for special discretionary cash or equity awards to address specific individual or other circumstances not fully addressed by the three principal elements of our executive compensation program.

In making compensation decisions, our Compensation Committee exercises its judgment on the overall level of compensation provided by this total compensation package as well as the mix of the three principal elements of compensation.

Base Salary

Our Compensation Committee reviews the base salary levels of our executive officers annually and makes such adjustments as it deems appropriate after considering the officer’s level and scope of responsibility and experience, company and individual performance, internal pay equity considerations, and in some years, competitive market data.

Annual Cash Incentive Compensation

Annual cash incentive compensation for key employees, including our NEOs, consists of cash awards under our short-term incentive plan. We have an annual cash incentive compensation plan applicable to all executive officers. Participants are eligible for annual cash incentive compensation based upon the attainment of pre-established goals. Awards under the plan for 2025 were based on three elements: company financial performance as measured by our Adjusted EBITDA, company KPIs and the NEO’s individual performance. Our Compensation Committee believes that these elements will best incentivize our executive officers to attain our short- and long-term financial and other business goals. The 2025 payout structure under our annual cash incentive compensation plan for our NEOs is set forth below:

Target ($)	x	Performance Factor	=	Overall Payout

● Target $ = % of base salary ● NEO Target %: ➢ CEO: 80% ➢ Other NEOs: 60%

● Financial performance:

➢ 50% weight

➢ Min/max payout for Adjusted EBITDA: 0%/200% of target

● KPI performance:

➢ 30% weight

➢ Min/max payout: 0%/200% of target

● Individual performance:

➢ 20% weight

➢ Min/max payout: 0%/100% of target

● Minimum payout: 0% of target ● Target Payout: 100% of target ● Maximum payout: 180% of target

Our Compensation Committee selected our annual cash incentive compensation plan as the vehicle for cash incentive compensation for 2025 for our executive officers because the Compensation Committee believes the plan properly incentivizes our executive officers by focusing primarily on our financial performance, as further discussed below, while allowing awards to reflect other important factors, including an executive officer’s individual performance and accomplishments.

Financial Performance

We have an annual cash incentive compensation plan applicable to all executive officers, including our NEOs. Our annual cash incentive compensation plan uses our Adjusted EBITDA as the financial performance element and is based on an Adjusted EBITDA goal established by our Compensation Committee. The Compensation Committee expects to change the numerical Adjusted EBITDA goal from year to year and may include financial performance measures other than Adjusted EBITDA in future years. For 2025, our Compensation Committee also established various KPIs as performance measures, as discussed separately below.

The Compensation Committee selected the Adjusted EBITDA metric because it believes that net income or loss before interest income/expense, provision/benefit for income taxes, and depreciation and amortization, or EBITDA, is an industry-accepted measure of overall financial performance and demonstrates our financial performance and ability to reinvest in our business. We define Adjusted EBITDA as unaudited consolidated net income or loss before interest expense (net), interest income, unrealized derivative gains and losses, excess insurance proceeds, acquisition-related expense or recoveries, asset impairments, provision or benefit for income taxes, and depreciation and amortization expense. The Compensation Committee departed from the standard EBITDA metric because it believes Adjusted EBITDA better reflects Alto Ingredients’ financial performance on a year-over-year basis by excluding non-recurring, non-cash charges or gains from asset impairments, unrealized derivative gains and losses, one-time benefits from excess insurance proceeds, acquisition-related expense or recoveries and fair value adjustments. Use of the Adjusted EBITDA metric also allowed the Compensation Committee to incentivize our executive officers to focus on factors over which they can exert control, such as attaining higher margins through managing production volumes relative to both specialty alcohol and essential ingredient sales prices and production input costs, increasing production efficiencies, and controlling operating costs such as selling, general and administrative expenses, all of which impact Adjusted EBITDA. The Compensation Committee also desired to omit from the financial performance metric those factors over which the executive officers have less control and which it viewed as less relevant to measuring year-over-year financial performance, such as recurring interest income/expense and taxes as well as non-cash charges or gains from depreciation and amortization, asset impairments, acquisition-related expense and fair value adjustments. See Appendix B for a reconciliation of our Adjusted EBITDA to consolidated net income (loss), its most directly comparable measure under generally accepted accounting principles.

The financial performance element for 2025 was weighted at 50% and was the most heavily weighted element. This element was assigned the highest weighting because the principal purpose of our annual cash incentive compensation plan is to motivate and reward participants for achieving our financial goals, while allowing significantly higher payouts for 2025 of up to 200% of the targeted payout amount for financial outperformance, and to align participant and stockholder interests.

KPI Performance

The KPI performance element for 2025 was weighted at 30% and is based on the following KPIs: ethanol yield; corn oil yield; production volume; wet mill feed return; net premium on ISCC fuel-grade ethanol to Pekin Campus domestic ethanol; repairs and maintenance expense; cost savings; and SG&A expenses as a percentage of alcohol production volume. Our Compensation Committee sought to specifically incentivize improvement across these particular KPIs to drive overall financial performance, including Adjusted EBITDA.

This element was assigned the second highest weighting because the principal purpose of our annual cash incentive compensation plan is to motivate and reward participants for achieving our financial goals, which these KPIs promote, while allowing significantly higher payouts for 2025 of up to 200% of the targeted payout amount for KPI outperformance, and to align participant and stockholder interests. However, if we did not attain a threshold Adjusted EBITDA of $2,000,000 for 2025, our NEOs could not receive more than 100% of targeted payout amounts for the KPI performance element even if we achieved all of our KPI goals.

Individual Performance

The individual performance element for 2025 was weighted at 20% and is based on individual participant goals formulated with reference to quantitative criteria and subjective elements established by each participant’s supervisor, in consultation with our executive committee. Individual performance goals are aligned with our corporate strategic objectives. The extent to which a participant is deemed to have achieved his or her individual performance goals is determined by our executive committee in consultation with the participant’s supervisor. However, the extent to which a participant who is an executive officer (other than our Chief Executive Officer) is deemed to have achieved his or her individual performance goals is recommended by our Chief Executive Officer but ultimately determined by our Compensation Committee. Payout under the individual performance element is in the discretion of the Compensation Committee and could range from 0% to 100% of the participant’s targeted payout amount; provided, that the Compensation Committee retains discretion to grant a payout in excess of 100% of a participant’s targeted payout amount for his or her individual performance if the total amount granted to all participants for their individual performances did not exceed the total targeted payout amount for all participants for their individual performances.

Long-Term Equity Incentive Compensation

Long-term equity incentive compensation for key employees, including our NEOs, generally consists of awards of restricted stock under our equity incentive plan. Although we have granted stock options in the past, awards under our equity incentive plan have primarily been in the form of restricted stock grants as a means of providing long-term equity incentive compensation. We believe that shares of restricted stock are less subject to market volatility than stock options and therefore offer a more balanced and competitive equity compensation arrangement.

Considering feedback received from our stockholders, our Compensation Committee continued for 2025 a performance-based equity incentive compensation plan to tie a portion of our long-term equity incentive compensation to our financial performance. This program first applied for the 2024 compensation period and is described below.

The Compensation Committee approves equity awards for our NEOs in connection with the annual review of their individual performance and overall compensation. The annual awards are typically made near the end of the first quarter and represent a majority of the shares granted for the year under our long-term equity incentive compensation plan. Each time-vested award is designed primarily as a retention tool, typically requiring the executive to remain with Alto Ingredients for at least one year after the date of grant to receive the benefit of one-third of the award on partial vesting and at least three years to receive the full benefit of the award on full vesting. We believe our equity incentive compensation aligns the interests of our NEOs with those of our stockholders and provides each NEO with a significant incentive to manage our company from the perspective of an owner with an equity stake in the business by tying significant portions of the recipients’ compensation to the market price of our common stock.

Time-vested awards of restricted stock typically vest annually over a three-year period of continued service measured from the grant date. Each time-vested award of restricted stock will provide a return to the NEO only to the extent he or she remains employed with us during the partial or full vesting period. For our 2025 performance-based equity incentive compensation plan, performance-based awards will provide a return only to the extent we satisfy the minimum financial performance criteria and the NEO satisfies the applicable time-based vesting requirements.

In making long-term equity incentive awards, our Compensation Committee sets a target value for the award for each executive officer based on its judgment about the factors used in setting executive officer total compensation described under “Compensation Philosophy and Objectives” above as well as our Compensation Committee’s judgment regarding the desired mix of base salary, annual cash incentives and long-term equity incentives. Our Compensation Committee also considers outstanding vested and unvested equity awards to executive officers, the stock ownership levels of executive officers and the potential dilutive effect on our stockholders.

For annual grants, once our Compensation Committee determines the target value of a recipient’s long-term equity incentive award, we establish the specific number of shares subject to the award by dividing the target value of the equity grant by the closing price of a share of our common stock on March 15th or a higher price determined appropriate under the circumstances by our Compensation Committee. Grants typically occur later during our annual compensation decision-making cycle. We chose the date of March 15th to avoid the appearance of market-timing and because it is a consistent date year-to-year. However, the number of shares granted multiplied by the closing price of a share of our common stock on the date of grant is the valuation model we use for our financial statements determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Stock Compensation. For this reason, the long-term equity incentive compensation target amounts for our NEOs differ from the actual amounts reflected in the “Stock Awards” column in the Summary Compensation Table below. See “Individual NEO Compensation Targets and Results” and “Summary Compensation Table” below.

Performance-Based Equity Incentive Compensation Plan

Our Compensation Committee adopted a performance-based equity incentive compensation plan to be administered initially under our 2016 Stock Incentive Plan. The compensation program applies to our executive officers and is designed to tie certain equity incentive compensation to our financial performance.

Under the compensation program, the Compensation Committee may grant awards to our executive officers. The awards consist of performance-based grants of restricted stock that vest upon the attainment of predetermined financial targets and are additionally subject to time-based vesting.

Our Compensation Committee selected the financial performance measure of Adjusted EBITDA ROA to determine payouts under the program. The Compensation Committee has the discretion to define and determine Adjusted EBITDA ROA.

The Compensation Committee currently defines Adjusted EBITDA the same as under our annual cash incentive compensation plan. Adjusted EBITDA ROA is calculated as (1) Adjusted EBITDA, divided by (2) average gross fixed assets after deducting construction in progress and capitalized interest. We will determine Adjusted EBITDA for each calendar month and average gross fixed assets after deducting construction in progress and capitalized interest as of the end of each calendar month. The sum of the Adjusted EBITDA ROA for the twelve calendar months will represent annual Adjusted EBITDA ROA.

Our long-term equity incentive compensation plan for 2025 was comprised of 50% of these performance-based equity incentive awards and 50% of time-vested equity incentive awards. The Compensation Committee expects to make additional grants under the program in future years and anticipates maintaining the proportion of awards at 50% performance-based equity incentive awards and 50% time-vested equity incentive awards.

March 2024 Awards

For 2024, the Compensation Committee established Adjusted EBITDA ROA amounts at threshold, target and maximum values, which would determine the amount of any payouts of restricted stock depending on the levels attained. There would be no payout under the compensation program if the threshold Adjusted EBITDA ROA was not attained. If Adjusted EBITDA ROA fell between established levels, the amount of any payouts of restricted stock would be calculated on a straight-line basis and determined based on where Adjusted EBITDA ROA falls between the two values, but in all cases, subject to the minimum threshold.

On March 20, 2024, we made the following awards under our performance-based equity incentive compensation plan that may be paid out in the following amounts of restricted stock to our executive officers in consideration of services to be provided and based on the attainment of Adjusted EBITDA ROA amounts for 2024, 2025 and 2026.

Executive Officer	Shares at Threshold	Shares at Target	Shares at Maximum
Bryon T. McGregor	38,830	77,660	155,320
Todd E. Benton	13,830	27,660	55,320
Robert R. Olander	13,830	27,660	55,320
Auste M. Graham	12,000	24,000	48,000
James R. Sneed	12,000	24,000	48,000

Of the amounts set forth above, 33% of the executive officer’s award was eligible to be earned for 2024, 33% of the executive officer’s award is eligible to be earned for 2025 and 34% of the executive officer’s award is eligible to be earned for 2026, in each case based on the attainment of a minimum Adjusted EBITDA ROA threshold, and subject to the executive officer’s continued service through the time-based vesting period that ends in early 2027. The Adjusted EBITDA ROA threshold and amounts for 2025 are set forth below.

We did not achieve the 2024 Adjusted EBITDA ROA amount at the threshold level, therefore the portion of the award eligible to be earned for 2024 was not earned. We did, however, achieve the 2025 Adjusted EBITDA ROA amount at the threshold level, and above, therefore the corresponding portion of the award eligible to be earned for 2025 was earned subject to the additional time vesting component.

March 2025 Awards

For 2025, the Compensation Committee established Adjusted EBITDA ROA amounts at threshold, target and maximum values, which will determine the amount of any payouts of restricted stock depending on the levels attained. There will be no payout under the compensation program if the threshold Adjusted EBITDA ROA is not attained. If Adjusted EBITDA ROA falls between established levels, the amount of any payouts of restricted stock will be calculated on a straight-line basis and determined based on where Adjusted EBITDA ROA falls, but in all cases, subject to the minimum threshold.

On March 31, 2025, we made the following awards under our performance-based equity incentive compensation plan that may be paid out in the following amounts of restricted stock to our executive officers in consideration of services to be provided and based on the attainment of Adjusted EBITDA ROA amounts for 2025, 2026 and 2027. See also the “Grants of Plan-Based Awards – 2025” table below.

Executive Officer	Shares at Threshold	Shares at Target	Shares at Maximum
Bryon T. McGregor	31,100	155,500	311,000
Todd E. Benton	11,100	55,500	111,000
Robert R. Olander	11,100	55,500	111,000
Auste M. Graham	9,567	47,834	95,668
James R. Sneed	9,567	47,834	95,668

Of the amounts set forth above, 33% of the executive officer’s award is eligible to be earned for 2025, 33% of the executive officer’s award is eligible to be earned for 2026 and 34% of the executive officer’s award is eligible to be earned for 2027, in each case based on the attainment of a minimum Adjusted EBITDA ROA threshold, and subject to the executive officer’s continued service through the time-based vesting period that ends in early 2028. The Adjusted EBITDA ROA threshold and amounts for 2025 are set forth below.

We achieved the 2025 Adjusted EBITDA ROA amount at the threshold level, and above, therefore the corresponding portion of the award eligible to be earned for 2025 was earned subject to the additional time vesting component.

March 2026 Awards

For 2026, the Compensation Committee established Adjusted EBITDA ROA amounts at threshold, target and maximum values, which will determine the amount of any payouts of restricted stock depending on the levels attained. There will be no payout under the compensation program if the threshold Adjusted EBITDA ROA is not attained. If Adjusted EBITDA ROA falls between established levels, the amount of any payouts of restricted stock will be calculated on a straight-line basis and determined based on where Adjusted EBITDA ROA falls, but in all cases, subject to the minimum threshold.

On March 17, 2026, we made the following awards under our performance-based equity incentive compensation plan that may be paid out in the following amounts of restricted stock to our executive officers in consideration of services to be provided and based on the attainment of Adjusted EBITDA ROA amounts for 2026, 2027 and 2028.

Executive Officer	Shares at Threshold	Shares at Target	Shares at Maximum
Bryon T. McGregor	15,166	100,108	200,216
Todd E. Benton	5,413	35,730	71,460
Robert R. Olander	5,413	35,730	71,460
Auste M. Graham	4,665	30,794	61,588
James R. Sneed	4,665	30,794	61,588

Of the amounts set forth above, 33% of the executive officer’s award is eligible to be earned for 2026, 33% of the executive officer’s award is eligible to be earned for 2027 and 34% of the executive officer’s award is eligible to be earned for 2028, in each case based on the attainment of a minimum Adjusted EBITDA ROA threshold, and subject to the executive officer’s continued service through the time-based vesting period that ends in early 2029. The Adjusted EBITDA ROA threshold and amounts for 2026 are set forth below.

Adjusted EBITDA ROA Amounts

Our Compensation Committee established the following Adjusted EBITDA ROA levels for 2025 and 2026 and will establish in the future the Adjusted EBITDA ROA levels for 2027 and 2028.

Year Ending December 31, 2025

Performance-Based LTI	Threshold	Target	Maximum
Adjusted EBITDA	$5,000,000	$25,000,000	$50,000,000
2025 Adjusted EBITDA ROA	1.05%	5.26%	10.53%
% of Target Shares Earned	20.00%	100.00%	200.00%

Year Ending December 31, 2026

Performance-Based LTI	Threshold	Target	Maximum
Adjusted EBITDA	$5,000,000	$33,000,000	$66,000,000
2026 Adjusted EBITDA ROA	1.04%	6.85%	13.69%
% of Target Shares Earned	15.15%	100.00%	200.00%

If Adjusted EBITDA ROA falls between the established levels, the amount of any payouts of restricted stock will be calculated on a straight-line basis and determined based on where Adjusted EBITDA ROA falls between the two values, but in all cases, subject to the minimum threshold.

Timing of Stock Option and other Equity Awards

We do not currently utilize stock options, SARs or similar option-like instruments as part of our equity incentive award program for our NEOs. Accordingly, our long-term equity incentive awards to NEOs currently take the form of restricted stock units and/or performance-based equity awards. Although we do not have a separate written policy that specifically addresses the timing of stock option, SAR or similar option-like awards to our NEOs, we do not grant these awards, or any other form of equity compensation, in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates for the purpose of affecting the value of any NEO award.

As discussed above, for annual grants of equity incentive compensation, once our Compensation Committee determines the target value of a recipient’s long-term equity incentive award, we establish the number of shares subject to the award by dividing the target value of the equity grant by the closing price of a share of our common stock on March 15 (or a higher price determined appropriate under the circumstances by our Compensation Committee). Annual equity awards are typically approved later during our annual compensation decision-making cycle at a regularly scheduled meeting of the Compensation Committee. We selected March 15 as the valuation date to avoid the appearance of market timing and because it is a consistent date year to year.

During 2025, none of our NEOs were granted options to purchase shares of our common stock, SARs or similar option-like instruments.

Other Compensation and Benefits

We do not currently offer retirement or pension benefits or any non-qualified deferred compensation plans. Instead, we provide our NEOs with the opportunity to accumulate retirement income primarily through a defined contribution plan and through the appreciation of the value of their equity awards. Consistent with our pay-for-performance compensation philosophy, we do not provide our executive officers with any significant perquisites, other than certain travel perquisites or those offered to our employees generally. Except as noted below, our NEOs are eligible to participate in the following employee benefit programs on the same basis as all other regular employees:

401(k) Plan. Each of our NEOs and other salaried employees are eligible to participate in a defined contribution plan qualified under Internal Revenue Code Section 401(k). In 2025, we contributed $1.00 for each $1.00 of employee contributions, up to a maximum contribution of 6.0% of the participant’s eligible compensation, and subject to a maximum matching contribution of $21,000. Our contributions to the accounts of the NEOs are included in the “All Other Compensation” column in the Summary Compensation Table below.

Group Life, Health and Disability Plans. We have established group life, health and disability plans for our employees. The NEOs may participate in these plans on the same basis as other employees.

Perquisites and Other Benefits. We furnish a limited number of perquisites to our NEOs, of which only travel-related perquisites, if any, and those benefits offered to our employees generally are provided.

In accordance with Securities and Exchange Commission rules, the components of “All Other Compensation” are separately identified in the footnotes where required, including where total perquisites for a particular NEO exceed $10,000.

Other Policies and Factors Affecting Executive Officer Compensation

Severance and Change-in-Control Arrangements

We have established executive employment agreements that include severance and change-in-control arrangements with each of our NEOs. These arrangements set forth the terms and conditions upon which these NEOs would be entitled to receive certain benefits upon termination of employment.

These agreements are intended to help us attract and retain executive talent in a competitive marketplace, enhance the prospects that our NEOs would remain with us and devote their attention to our performance in the event of a potential change in control, foster their objectivity in considering a change-in-control proposal, and facilitate their attention to our affairs without the distraction that could arise from the uncertainty inherent in severance and change-in-control situations.

The disclosure below under “– Summary Compensation Table – Executive Employment Agreements” and “– Severance and Change in Control Arrangements with Named Executive Officers” and “– Calculation of Potential Payments upon Termination or Change in Control” explains in detail the benefits under these arrangements and the circumstances under which our NEOs would be entitled to them.

Insider Trading Policy

Our insider trading policy prohibits all employees, officers (including our NEOs) and directors from engaging in any short sale of Alto Ingredients securities, as well as any transaction involving puts, calls, collars, forward sales contracts, warrants or other options on Alto Ingredients securities. Additionally, our executive officers are restricted from pledging Alto Ingredients securities as collateral for a loan. See “Information About Our Board of Directors, Board Committees and Related Matters – Corporate Governance – Insider Trading Policy and Anti-Hedging and Pledging Policies and Practices” above.

Tax Considerations

Internal Revenue Code Section 162(m) generally disallows a tax deduction to publicly held corporations for compensation paid to certain of their executive officers to the extent such compensation exceeds $1,000,000 per covered officer in any year.

Compensation Recovery Policies

Pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as the result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, on March 29, 2018, our Compensation Committee instituted a revised clawback policy with respect to incentive compensation that requires recoupment of incentive compensation, including any cash or equity incentive compensation, awarded or paid after March 29, 2018 to any of our executive officers, including all of our NEOs, in the event we are required to restate our financial statements, regardless of cause.

We have also adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act and the corresponding listing standard adopted by The Nasdaq Stock Market, which generally provides that if we are required to prepare an accounting restatement (including a restatement to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), we must recover from our current and former executive officers any incentive-based compensation that was erroneously received on or after October 2, 2023 and during the three years preceding the date that we are required to prepare such accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received based on the restated financial measure. For any incentive-based compensation received before October 2, 2023, our legacy clawback policy will continue to apply. See “Summary Compensation Table – Clawback Policy” below.

Executive Stock Holding Policy

We have an Executive Stock Holding Policy that requires our executive officers to hold 100% of net shares (i.e., shares remaining after withholding of shares to pay taxes) of our common stock acquired pursuant to the exercise of stock options or vesting of restricted stock or other equity incentive compensation until the earlier of one year following the exercise of stock options or vesting of restricted stock or other equity incentive compensation, or the executive officer’s termination of employment.

Compensation Decisions for 2025

Our Compensation Committee established compensation for our NEOs in 2025 in a manner consistent with our executive compensation philosophy and objectives. See “– Compensation Philosophy and Objectives” above. Our Compensation Committee made its annual compensation decisions for 2025 in March 2025 and March 2026.

Our Compensation Committee’s decisions were based upon its judgment about our financial and other business performance for 2024, expected and actual financial and other business performance for 2025, and the positions, scope and importance of the roles of our NEOs and how their positions compared to other Alto Ingredients executive officers and personnel. The Compensation Committee also considered certain other factors such as budget constraints and executive officer recommendations. Through these efforts, our Compensation Committee established a desired level and mix of total compensation.

Total Compensation

Our Compensation Committee previously targeted total compensation for our NEOs to be competitive with similarly situated personnel at approximately the 50th percentile relative to peer group companies based on historical data provided by our compensation consultant. However, for 2025, our Compensation Committee did not benchmark compensation. Our Compensation Committee believes that meaningful changes in executive compensation should follow, and not precede, sustained financial success and a stronger balance sheet with reduced leverage. Accordingly, our Compensation Committee focused primarily on our financial and operational performance and individual executive performance, while maintaining a conservative compensation posture rather than on market benchmarks. In doing so, the Compensation Committee instituted limited salary increases and continued to focus on performance-based compensation.

In 2024, our Compensation Committee conducted a thorough evaluation and redesign of our incentive compensation program for our NEOs which underscores our Compensation Committee’s steadfast dedication to aligning executive compensation with our financial results and in accordance with our pay-for-performance philosophy. Starting in 2024 and continuing through 2025, this redesign included:

●	an increase in STI targets from 70% to 80% for our CEO and from 50% to 60% for our other NEOs;

●	a new performance-based STI element based on KPIs; and

●	a reduction in time-vested LTI compensation targets and an increase in performance-based LTI compensation targets.

Base Salary

Our Compensation Committee increased our executive officers’ base salaries by 2.0% in 2025.

Annual Cash Incentive Compensation

Our Compensation Committee targeted 2025 annual cash incentive compensation at 80% of base salary for our President and Chief Executive Officer and at 60% of base salary for each of our Chief Operating Officer, Chief Financial Officer, Chief Legal Officer and Secretary, and Chief Commercial Officer.

As discussed above, awards under our annual cash incentive compensation plan for 2025 were based on three elements: company financial performance, company KPI performance and the NEO’s individual performance. For 2025, our Compensation Committee weighted for each of our NEOs, company financial performance at 50%, company KPI performance at 30% and individual NEO performance at 20%. In doing so, our Compensation Committee desired to incentivize most heavily activities intended to lead to strong overall financial performance while still rewarding individual performance efforts.

Financial Performance

Our Compensation Committee established our 2025 financial performance element under our annual cash incentive plan using our financial projections determined early in the year. Those projections were viewed as attainable but challenging and were used as the Compensation Committee’s internal planning reference point for sizing the 2025 annual cash incentive opportunity. Payout under the financial performance element was non-discretionary and ranged from 0% to 200% of a participant’s targeted payout amount, based on our actual Adjusted EBITDA for 2025, with the underlying bonus pool for the financial performance element funded at 5% of our Adjusted EBITDA for 2025, subject to a minimum Adjusted EBITDA threshold of $2,000,000 and a maximum payout cap.

Our internal Adjusted EBITDA projections for 2025 reflected a lower level of expected performance than our internal Adjusted EBITDA goal of $40,000,000 for 2024. We reduced our internal expectations for 2025 due to a multi-year history of not meeting our internal Adjusted EBITDA goals in challenging market conditions and a belief that prior-years’ goals may have been too aspirational. Notably, our internal expectations for 2025 were well above our actual Adjusted EBITDA for 2024.

Our Compensation Committee approved a sliding scale of achievement and payout opportunities under which lower actual Adjusted EBITDA for 2025 corresponded to lower levels of goal achievement and lower payouts, subject to the minimum Adjusted EBITDA threshold; and higher actual Adjusted EBITDA for 2025 corresponded to higher levels of goal achievement and higher payouts, subject to a maximum payout, with the amount available for the financial performance element determined by the 5%-of-Adjusted EBITDA funding formula described above.

The Compensation Committee initially sized for 2025 a targeted payout amount of $3,667,000 based on our internal Adjusted EBITDA projections for 2025, assuming that we achieved our KPI goals at target and all personnel covered by the plan attained all of their individual performance goals. The targeted payout amount of $3,667,000 was comprised of $1,666,000 attributable to financial performance, $537,000 attributable to company KPI performance and $1,464,000 attributable to individual performance. The Compensation Committee established for 2025 a maximum aggregate plan pool of $5,869,000 comprised of $3,332,000 attributable to financial performance, $1,073,000 attributable to company KPI performance and $1,464,000 attributable to individual performance. Because the financial performance element was funded at 5% of Adjusted EBITDA, the targeted and maximum pools of $1,666,000 and $3,332,000 for the financial performance element correspond to effective Adjusted EBITDA levels of $33,000,000 (for a 100% target payout of the financial performance element) and $66,000,000 (for a 200% maximum payout of the financial performance element). These amounts reflected a preliminary estimate of the at-target pool and were subsequently adjusted at the time of payout to reflect the then-eligible employee population, resulting in an actual at-target company-wide financial component of $1,712,000.

In setting the initial targeted and maximum plan payout amounts, the Compensation Committee assumed that all eligible plan participants would continue their eligibility through 2025 and until final payment of amounts earned under the plan. In addition, in setting these initial targeted and maximum plan payout amounts, the Compensation Committee did not build in any additional capacity in the plan pool for potential new eligible plan participants.

The $2,202,000 difference between the maximum aggregate plan pool of $5,869,000 and the targeted payout amount of $3,667,000 represented the additional aggregate opportunity available at higher levels of performance under the plan. Under the 5%-of-Adjusted EBITDA funding formula, the maximum financial performance pool of $3,332,000 corresponds to an effective Adjusted EBITDA level of approximately $66,000,000.

We had to attain minimum Adjusted EBITDA of $2,000,000 for 2025 to result in any payout under the financial performance element. This feature was intended to assure that we achieved an acceptable minimum level of financial performance before annual cash incentives would be paid to any participant, including our NEOs, under the financial performance element of the plan.

For 2025, we achieved Adjusted EBITDA of $44,651,000. The payout under the financial performance element was calculated by multiplying this Adjusted EBITDA by 5%, which resulted in a preliminary financial performance pool of approximately $2,232,000, and dividing that amount by the actual calculated company-wide financial component at target, based on the eligible employees at the time of payout, of $1,712,000. Under this 5%-of-Adjusted EBITDA funding formula, this level of performance resulted in funding of the financial performance element at approximately 130% of target for our NEOs.

KPI Performance

The threshold, targeted and maximum payout amounts for the KPI performance element were $268,000, $537,000 and $1,073,000, respectively. These amounts correspond to 50%, 100%, and 200% of the target KPI pool. We had to attain a minimum of three of our eight KPIs at threshold levels to result in any payout under the KPI performance element. As with our financial performance element, this feature was intended to assure that we achieved an acceptable minimum level of KPI performance before annual cash incentives would be paid to any participant, including our NEOs, under the KPI performance element of the plan. As an additional limitation, if we did not attain minimum Adjusted EBITDA of $2,000,000 for 2025, our NEOs could not receive more than 100% of targeted payout amounts for the company KPI performance element even if we achieved more than four of our eight KPI goals. For 2025, the payout levels for the KPI performance element were as follows:

KPI Goals Achieved	Payout %
Two or fewer	0%
Three	50%
Four (target)	100%
Five	125%
Six	150%
Seven	175%
Eight	200%

Individual Performance

For 2025, the target and maximum aggregate payout for the individual performance element of our annual cash incentive plan was $1,464,000. Unlike the financial and KPI performance elements, the individual performance element was not subject to upside leverage above target. As a result, the aggregate payout opportunity for this element did not exceed $1,464,000 even if individual performance exceeded target levels.

Long-Term Equity Incentive Compensation

For 2025, our Compensation Committee continued to grant long-term equity incentive awards based on a target grant value for each NEO. To determine the number of shares subject to each award, our Compensation Committee divided the target grant value by a per-share conversion price. As in prior years, our Compensation Committee generally uses the closing price of our common stock on March 15th as a reference point for this purpose, in order to apply a consistent annual practice and avoid the appearance of market-timing in the selection of grant sizes.

For 2025, the closing price of our common stock on March 15, 2025 was below the level that our Compensation Committee believed appropriately reflected our long-term business fundamentals and prospects. Accordingly, our Compensation Committee approved the use of a conversion price of $3.00 per share, which was higher than the March 15, 2025 closing price, thereby resulting in a smaller number of shares being granted for a given target grant value than would have been the case if the March 15th closing price had been used.

Our Compensation Committee approved the specific long-term equity incentive compensation awards for our NEOs in late March 2025 using this $3.00 per share conversion price. The actual grant date and grant-date fair value of these awards, as reported in the Summary Compensation Table and Grants of Plan-Based Awards—2025 table below, were determined in accordance with our equity incentive plan and applicable accounting standards.

Individual NEO Compensation Targets and Results

Target direct compensation for each of our NEOs for 2025 is set forth in the tables below.

Specific results against performance objectives that influenced the amount and mix of our NEOs’ total direct compensation for 2025 included:

●	Adjusted EBITDA of $44,651,000, which exceeded the minimum Adjusted EBITDA threshold of $2,000,000 and our internal 2025 planning expectations and, under our 5%-of-Adjusted EBITDA funding formula, resulted in funding of the financial performance element at approximately 130% of target for our NEOs;

●	achievement of five of our eight KPIs at or above threshold levels, which corresponded to a 125% payout factor for the KPI performance element; and

●	full attainment by our NEOs of their respective individual performance goals under our annual cash incentive compensation plan.

We exceeded our Adjusted EBITDA planning goal for 2025 primarily due to an improved crush margin environment, Section 45Z clean fuel production tax credits, strong renewable fuel export sales and a lower cost structure resulting from our strategic realignment, and we achieved five of eight KPI performance measures primarily due to improved operations. These financial and operational results drove the approximately 130% payout under the financial performance element and the 125% payout under the KPI performance element for 2025.

Our NEOs performed well under their individual performance elements, in particular, their successful execution of a number of important strategic and other initiatives in 2025, as noted in the 2025 business highlights summarized above, resulting in target payouts under that measure. See “Compensation Discussion and Analysis – Executive Summary – 2025 Business Highlights” above. Our Compensation Committee also determined that our NEOs met their individual performance goals with the following accomplishments:

●	Bryon T. McGregor, our President and Chief Executive Officer:

○	supervised and coordinated efforts underlying various achievements by other executive officers, as detailed below;

○	coordinated enterprise-wide execution of strategic initiatives to improve operational performance, diversify revenue streams, and enhance returns on assets, resulting in positive net income and Adjusted EBITDA and materially improved financial results in 2025;

○	completed actions in early 2025 to realign staffing with our operating footprint, remove structural costs, and exit underperforming marketing and distribution activities, while advancing our plan to optimize and monetize our Western assets;

○	oversaw investments to improve operational efficiency and throughput across our plants, maintaining disciplined operations in support of diversification initiatives;

○	supported renewable fuel export initiatives at our Pekin Campus, enabling shipments to international markets, including the European Union, contributing to our financial performance for 2025;

○	supervised the acquisition and integration of a beverage-grade liquid CO2 processing facility adjacent to our Columbia ethanol plant in Boardman, Oregon, realizing operational efficiencies and contributing to our Western Production segment’s results amid strong regional demand;

○	successfully negotiated with activist investors to refresh and strengthen our Board, aligning governance with stockholder interests and supporting our strategic and operational objectives;

○	facilitated qualification for and recognition of Section 45Z clean fuel production tax credits at our Columbia and Pekin Campus dry mill facilities, resulting in $7.5 million of net credit earnings in 2025; and continued efforts to lower the carbon intensity of our operations; and

○	positioned Alto Ingredients with a stronger operating base for 2026 by executing the above restructuring, optimization, and diversification initiatives while maintaining disciplined capital allocation and cost controls.

●	Todd E. Benton, our Chief Operating Officer:

○	led development of operating systems and processes to support Section 45Z clean fuel production tax credit qualification at our Pekin Campus and Columbia dry mills;

○	established the scope and execution path for 2026 debottlenecking and reliability projects at our Pekin Campus dry mill to improve throughput and asset performance;

○	implemented cost reductions and structural changes to align operations and staffing with our current operating footprint and Western asset optimization and monetization plan;

○	initiated a strategic technical review of our corn wet mill and distillery at our Pekin Campus to support long-term site competitiveness and capital allocation priorities;

○	strengthened our environmental, health and safety organization by installing new leadership and enhancing oversight and structure;

○	optimized operating modes at our Pekin Campus to better serve higher-value export markets for renewable fuel;

○	delivered on-budget repairs and maintenance across our operating assets, reinforcing cost control and operational discipline;;

○	oversaw integration of Alto Carbonic into our Columbia plant and our broader company-wide platform, capturing operational efficiencies and supporting growth in our Western Production segment;

○	deployed sustaining and growth capital at our Columbia plant to improve reliability and increase liquid CO₂ production capacity in a constrained regional market; and

○	increased the efficiency and throughput of our Idaho transfer terminal at our idled Magic Valley facility in support of our Western asset optimization and monetization plan.

●	Robert R. Olander, our Chief Financial Officer:

○	facilitated the successful integration of our Alto Carbonic acquisition, contributing to improved Western Production segment performance;

○	led engagement activities with stockholders, investors, and lending institutions to promote Alto Ingredients and build relationships;

○	oversaw our treasury, risk management, financial planning and analysis, accounting, compliance and IT functions;

○	managed the process for qualifying our Columbia and Pekin Campus dry mill facilities for Section 45Z clean fuel production tax credits, contributing to $7.5 million of net credit earnings in 2025;

○	supervised the timely completion of quarterly operating budgets and KPIs;

○	managed financial reporting and internal control processes, resulting in clean unqualified audit opinions on our 2025 financial statements and internal control over financial reporting;

○	managed our liquidity and capital resources to lower average debt balances, strengthen our balance sheet and realize significant interest expense savings;

○	supported the right-sizing of our organization, resulting in an annual overhead reduction of nearly $8.0 million; and

○	orchestrated efforts leading to additional one-time cost reductions of $2.5 million in 2025, well in excess of internal targets.

●	Auste M. Graham, our Chief Legal Officer and Secretary:

○	led a number of litigation matters to successful completion;

○	provided legal guidance for stockholder relations matters, including critical engagement with activist investors;

○	elicited investor feedback to improve Proxy Statement disclosure;

○	oversaw new annual metric targets for the STI and LTI components of our executive compensation program;

○	as corporate Secretary, supported adherence to the highest standards of corporate governance;

○	provided legal guidance and support in the negotiation of the United Food & Commercial Workers Union collective bargaining negotiation team;

○	supported the onboarding of new board members;

○	provided legal support for director onboarding and conflicts review; and

○	identified and implemented cost reduction opportunities, particularly from the coordination of legal and procurement matters.

●	James R. Sneed, our Chief Commercial Officer:

○	managed our third-party alcohol trading program, generating more than $6 million of incremental Adjusted EBITDA;

○	coordinated the sale of more than 80 million gallons of specialty alcohols at a premium to fuel-grade ethanol, enhancing our Pekin Campus profitability;

○	coordinated the sale of our ISCC-certified waste-stream-derived ethanol at a significant premium to fuel-grade ethanol;

○	expanded our specialty alcohol customer base by adding new high quality alcohol accounts while maintaining full retention of existing specialty alcohol customers;

○	increased the value captured from essential ingredient blending across our Pekin Campus, delivering a greater economic contribution compared to the prior year;

○	coordinated the sourcing of ISCC-certified corn to support our new domestic ISCC PLUS ethanol offering;

○	procured energy requirements for all production facilities; and

○	improved customer satisfaction scores in our high-quality alcohol segment.

Relationship Between Target LTI and Summary Compensation Table Values

The long-term equity incentive compensation target amounts for our NEOs set forth below differ from the amounts reported in the “Stock Awards” column of the Summary Compensation Table. The target amounts reflect the value of the long-term equity incentive opportunities that our Compensation Committee intended to deliver for 2025 as part of our pay design, while the amounts in the Summary Compensation Table represent the grant date fair value of awards as determined in accordance with applicable Securities and Exchange Commission rules and accounting standards.

In determining the size of long-term equity incentive awards, our Compensation Committee first approves a target grant value for each NEO and then converts that value into a number of shares. To do so, our Compensation Committee generally divides the target grant value by a per-share conversion price, which is typically the closing price of our common stock on March 15th of the year of grant, or by a higher per-share price that the Committee determines is appropriate under the circumstances, which results in a smaller number of shares being granted for a given target value than would be the case if a lower price were used. Grants typically occur at a slightly later date during our annual compensation decision-making cycle, and the actual grant date and grant date fair value of the awards for financial reporting purposes are determined in accordance with our equity incentive plan and applicable accounting standards.

We use March 15th as our standard reference date for purposes of sizing long-term equity awards in order to apply a consistent annual practice and to avoid the appearance of market-timing in the selection of grant sizes.

See “Summary Compensation Table” below for the amounts reported for our NEOs as determined in accordance with the requirements of the Securities and Exchange Commission.

Bryon T. McGregor, President and Chief Executive Officer

The following table shows Mr. McGregor’s target total direct compensation for 2025 and 2024. We did not obtain or rely on updated market benchmarking data or a formal peer group in setting Mr. McGregor’s 2025 compensation levels. As discussed under “Benchmarking” above, the Compensation Committee instead focused primarily on company performance, individual performance and internal pay relationships when determining 2025 compensation.

We increased Mr. McGregor’s target total direct compensation by approximately 1.0% for 2025. This increase resulted from a 2.0% adjustment to his base salary, which in turn produced a commensurate 2.0% increase in the dollar value of his target annual cash incentive opportunity because his target bonus opportunity is expressed as a percentage of base salary. His target long-term equity incentive grant value remained unchanged at $933,000 for 2025, which reduced his long-term equity incentive opportunity when expressed as a percentage of base salary.

			Change
Bryon T. McGregor	2025	2024	Dollars	Percent
Base Salary*	$556,920	$546,000	$10,920	2.0%
Annual Cash Incentive Compensation
Target Percent of Base Salary	80.0%	80.0%		—%
Target Dollars	$445,536	$436,800	$8,736	2.0%
Long-Term Equity Incentive Compensation
Target Percent of Base Salary	167.5%	170.9%		(2.0)%
Target Dollars	$933,000	$933,000	$—	—%
Target Total Direct Compensation	$1,935,456	$1,915,800	$19,656	1.0%

*	The base salary amounts represent Mr. McGregor’s final annual base salary rates for 2025 and 2024. We increased Mr. McGregor’s annual base salary to $546,000 in March 2024 and to $556,920 in April 2025.

Todd E. Benton, Chief Operating Officer

The following table shows Mr. Benton’s target total direct compensation for 2025 and 2024. We did not obtain or rely on updated market benchmarking data or a formal peer group in setting Mr. Benton’s 2025 compensation levels. As discussed under “Benchmarking” above, the Compensation Committee instead focused primarily on company performance, individual performance and internal pay relationships when determining 2025 compensation.

We increased Mr. Benton’s target total direct compensation by approximately 1.3% for 2025. This increase resulted from a 2.0% adjustment to his base salary, which in turn produced a commensurate 2.0% increase in the dollar value of his target annual cash incentive opportunity because his target bonus opportunity is expressed as a percentage of base salary. His target long-term equity incentive grant value remained unchanged at $333,000 for 2025, which reduced his long-term equity incentive opportunity when expressed as a percentage of base salary.

			Change
Todd E. Benton	2025	2024	Dollars	Percent
Base Salary*	$357,000	$350,000	$7,000	2.0%
Annual Cash Incentive Compensation
Target Percent of Base Salary	60.0%	60.0%		—%
Target Dollars	$214,200	$210,000	$4,200	2.0%
Long-Term Equity Incentive Compensation
Target Percent of Base Salary	93.3%	95.1%		(1.9)%
Target Dollars	$333,000	$333,000	$—	—%
Target Total Direct Compensation	$904,200	$893,000	$11,200	1.3%

*	The base salary amounts represent Mr. Benton’s final annual base salary rates for 2025 and 2024. We increased Mr. Benton’s annual base salary to $350,000 in April 2024 effective upon his appointment as our Chief Operating Officer, and we further increased his base salary to $357,000 in April 2025.

Robert R. Olander, Chief Financial Officer

The following table shows Mr. Olander’s target total direct compensation for 2025 and 2024. We did not obtain or rely on updated market benchmarking data or a formal peer group in setting Mr. Olander’s 2025 compensation levels. As discussed under “Benchmarking” above, the Compensation Committee instead focused primarily on company performance, individual performance and internal pay relationships when determining 2025 compensation.

We increased Mr. Olander’s target total direct compensation by approximately 1.3% for 2025. This increase resulted from a 2.0% adjustment to his base salary, which in turn produced a commensurate 2.0% increase in the dollar value of his target annual cash incentive opportunity because his target bonus opportunity is expressed as a percentage of base salary. His target long-term equity incentive grant value remained unchanged at $333,000 for 2025, which reduced his long-term equity incentive opportunity when expressed as a percentage of base salary.

			Change
Robert R. Olander	2025	2024	Dollars	Percent
Base Salary*	$370,260	$363,000	$7,260	2.0%
Annual Cash Incentive Compensation
Target Percent of Base Salary	60.0%	60.0%		—%
Target Dollars	$222,156	$217,800	$4,356	2.0%
Long-Term Equity Incentive Compensation
Target Percent of Base Salary	89.9%	91.7%		(2.0)%
Target Dollars	$333,000	$333,000	$—	—%
Target Total Direct Compensation	$925,416	$913,800	$11,616	1.3%

*	The base salary amounts represent Mr. Olander’s final annual base salary rates for 2025 and 2024. We increased Mr. Olander’s annual base salary to $363,000 in March 2024 and further increased his base salary to $370,260 in April 2025.

Auste M. Graham, Chief Legal Officer and Secretary

The following table shows Ms. Graham’s target total direct compensation for 2025 and 2024. We did not obtain or rely on updated market benchmarking data or a formal peer group in setting Ms. Graham’s 2025 compensation levels. As discussed under “Benchmarking” above, the Compensation Committee instead focused primarily on company performance, individual performance and internal pay relationships when determining 2025 compensation.

We increased Ms. Graham’s target total direct compensation by approximately 1.3% for 2025. This increase resulted from a 2.0% adjustment to her base salary, which in turn produced a commensurate 2.0% increase in the dollar value of her target annual cash incentive opportunity because her target bonus opportunity is expressed as a percentage of base salary. Her target long-term equity incentive grant value remained unchanged at $287,000 for 2025, which reduced her long-term equity incentive opportunity when expressed as a percentage of base salary.

			Change
Auste M. Graham	2025	2024	Dollars	Percent
Base Salary*	$371,280	$364,000	$7,280	2.0%
Annual Cash Incentive Compensation
Target Percent of Base Salary	60.0%	60.0%		—%
Target Dollars	$222,768	$218,400	$4,368	2.0%
Long-Term Equity Incentive Compensation
Target Percent of Base Salary	77.3%	78.8%		(1.9)%
Target Dollars	$287,000	$287,000	$—	—%
Target Total Direct Compensation	$881,048	$869,400	$11,648	1.3%

*	The base salary amounts represent Ms. Graham’s final annual base salary rates for 2025 and 2024. We increased Ms. Graham’s annual base salary to $364,000 in March 2024 and further increased her base salary to $371,280 in April 2025.

James R. Sneed, Chief Commercial Officer

The following table shows Mr. Sneed’s target total direct compensation for 2025 and 2024. We did not obtain or rely on updated market benchmarking data or a formal peer group in setting Mr. Sneed’s 2025 compensation levels. As discussed under “Benchmarking” above, the Compensation Committee instead focused primarily on company performance, individual performance and internal pay relationships when determining 2025 compensation.

We increased Mr. Sneed’s target total direct compensation by approximately 1.3% for 2025. This increase resulted from a 2.0% adjustment to his base salary, which in turn produced a commensurate 2.0% increase in the dollar value of his target annual cash incentive opportunity because his target bonus opportunity is expressed as a percentage of base salary. His target long-term equity incentive grant value remained unchanged at $287,000 for 2025, which reduced his long-term equity incentive opportunity when expressed as a percentage of base salary.

			Change
James R. Sneed	2025	2024	Dollars	Percent
Base Salary*	$369,838	$362,586	$7,252	2.0%
Annual Cash Incentive Compensation
Target Percent of Base Salary	60.0%	60.0%		—%
Target Dollars	$221,903	$217,552	$4,351	2.0%
Long-Term Equity Incentive Compensation
Target Percent of Base Salary	77.6%	79.2%		(2.0)%
Target Dollars	$287,000	$287,000	$—	—%
Target Total Direct Compensation	$878,741	$867,138	$11,603	1.3%

*	The base salary amounts represent Mr. Sneed’s final annual base salary rates for 2025 and 2024. We increased Mr. Sneed’s annual base salary to $362,586 in March 2024 and further increased his base salary to $369,838 in April 2025.

Compensation Committee Report

The following Compensation Committee Report is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act, or under the Exchange Act that might incorporate future filings made by Alto Ingredients under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by Alto Ingredients under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Alto Ingredients’ Annual Report on Form 10-K for the year ended December 31, 2025 (incorporated by reference) and in this Proxy Statement.

Respectfully submitted,
Compensation Committee

Maria G. Gray, Chair
Dianne S. Nury
Gilbert E. Nathan

Compensation Risk Analysis

Our Compensation Committee, with the advice of its independent compensation consultant and input from management, reviewed the design of our employee compensation policies and practices and concluded that those policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Our Compensation Committee considered the following factors, among others, in reaching its conclusion:

●	the mix and balance of base salary, annual cash incentive compensation and long-term equity incentive compensation, with an emphasis on long-term equity incentive compensation that increases along with our executives’ respective levels of responsibility;

●	a long-term equity incentive compensation plan under which grants of restricted stock are made, which is intended to mitigate the risk of actions intended to capture short-term stock appreciation at the expense of sustainable total stockholder return over the longer-term;

●	vesting of a significant portion of long-term equity incentive awards tied to financial performance;

●	vesting of long-term equity incentive awards over multiple years;

●	a policy that requires our executive officers to hold 100% of net shares (i.e., shares remaining after withholding of shares to pay taxes) of our common stock acquired pursuant to the exercise of stock options or vesting of restricted stock or other equity incentive compensation for a minimum of twelve months or until termination of the executive officer’s employment;

●	caps on annual cash incentive compensation;

●	broad performance ranges for minimum, target and maximum financial performance goals with, after the minimum financial performance goals are attained, continuous increments for annual cash incentive compensation that reduce the risk of accelerating or delaying revenue or expense recognition to satisfy the next tier for larger incentive payouts;

●	we use Adjusted EBITDA as the financial performance measure for our annual cash incentive compensation plan, which accounts for controllable factors such as attaining higher margins through managing production volumes relative to both specialty alcohol and essential ingredient sales prices and production input costs, increasing production efficiencies, controlling operating costs such as selling, general and administrative expenses, and successfully implementing capital improvement projects that increase Adjusted EBITDA; and

●	the KPI performance measures we utilize under our annual cash incentive compensation plan, which take into account controllable factors such operational efficiency.

Other features in our incentive programs are intended to mitigate risks from our compensation program, particularly the risk of short-term decision-making. These features include the potential incentive award recoupment from our executive officers, including our NEOs, under our clawback policies, in the event of material noncompliance with any financial reporting requirement under the federal securities laws, including as a result of misconduct; and the ability of our Compensation Committee to exercise discretion to reduce or eliminate payouts under the discretionary components of our compensation program, such as the individual performance element of our annual cash incentive compensation plan.

Summary Compensation Table

The following table sets forth summary information concerning the compensation of our NEOs for all services rendered in all capacities to us for the years ended December 31, 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation(3)	Total ($)
Bryon T. McGregor(4)	2025	$553,980	$—		$354,540	(5)	$545,800		$22,900	$1,477,220
President and Chief	2024	$537,115	$—		$615,760	(6)	$87,360		$22,500	$1,262,735
Executive Officer	2023	$427,346	$—		$846,000		$62,756	(7)	$21,400	$1,357,502

Todd E. Benton(8)	2025	$355,115	$5,000	(9)	$126,540	(10)	$262,400		$22,900	$771,955
Chief Operating Officer	2024	$331,103	$—		$219,760	(11)	$36,000		$22,500	$609,363
	2023	$270,737	$—		$56,250		$24,400		$19,256	$370,643

Robert R. Olander(12)	2025	$368,305	$—		$126,540	(10)	$272,100		$22,900	$789,845
Chief Financial Officer	2024	$354,231	$—		$219,760	(11)	$43,560		$22,500	$640,051
	2023	$292,843	$—		$313,065		$27,974	(13)	$21,387	$655,269

Auste M. Graham	2025	$369,320	$—		$109,062	(14)	$272,900		$21,000	$772,282
Chief Legal Officer and Secretary	2024	$360,769	$—		$189,407	(15)	$43,680		$20,700	$614,556
	2023	$346,154	$—		$161,250		$35,000		$19,800	$562,204

James R. Sneed	2025	$367,885	$—		$109,062	(14)	$271,800		$22,900	$771,647
Chief Commercial Officer	2024	$349,479	$—		$189,407	(15)	$43,510		$22,500	$604,896
	2023	$329,409	$—		$161,250		$32,941		$21,400	$545,000

(1)	The amounts shown are the fair value of stock awards, calculated by multiplying the number of shares of stock granted by the closing price of our common stock on the date of grant, pursuant to the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Stock Compensation. See “Note 14 – Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2025. The shares of common stock were or will be issued under our 2016 Stock Incentive Plan. Information regarding the grants of restricted stock and vesting schedules for the NEOs is included in the “Grants of Plan-Based Awards – 2025” and “Outstanding Equity Awards at Fiscal Year-End − 2025” and “Option Exercises and Stock Vested” tables below and in the footnotes to those tables. See also footnotes 5, 6, 10, 11, 14 and 15 below. Performance-based awards valued at the “target” level of achievement reflect the probable outcome of the applicable performance conditions as of the grant date, in accordance with FASB ASC 718.
(2)	Amounts represent annual cash incentive compensation.
(3)	Amounts represent matching contributions under our 401(k) plan and contributions to the executive’s health savings account.
(4)	Mr. McGregor became our President and Chief Executive Officer on August 1, 2023 and prior to that time served as our Chief Financial Officer.
(5)	The stock awards totaling $354,540 are comprised of an award of restricted stock valued at $177,270, subject only to time-based vesting, and a performance-based award valued at $177,270 at a “target” level of achievement. The performance-based award would be valued at $354,540 at a “maximum” level of achievement.
(6)	The stock awards totaling $615,760 are comprised of an award of restricted stock valued at $461,993, subject only to time-based vesting, and a performance-based award valued at $153,767 at a “target” level of achievement. The performance-based award would be valued at $307,534 at a “maximum” level of achievement. The value of the performance-based award for 2024 was impacted as set forth in footnote 2 to the “Option Exercises and Stock Vested – 2025” table below.
(7)	Our Compensation Committee decided to combine and divide evenly between Mr. McGregor and Michael D. Kandris, our former President and Chief Executive Officer, the total amount of non-equity incentive plan compensation awarded to them because each of them served as our President and Chief Executive Officer for part of 2023.
(8)	Mr. Benton first became an executive officer in April 2024 upon his appointment as our Chief Operating Officer.

(9)	Amount represents a discretionary cash bonus.
(10)	The stock awards totaling $126,540 are comprised of an award of restricted stock valued at $63,270, subject only to time-based vesting, and a performance-based award valued at $63,270 at a “target” level of achievement. The performance-based award would be valued at $126,540 at a “maximum” level of achievement.
(11)	The stock awards totaling $219,760 are comprised of an award of restricted stock valued at $164,993, subject only to time-based vesting, and a performance-based award valued at $54,767 at a “target” level of achievement. The performance-based award would be valued at $109,534 at a “maximum” level of achievement. The value of the performance-based award for 2024 was impacted as set forth in footnote 2 to the “Option Exercises and Stock Vested – 2025” table below.
(12)	Mr. Olander first became an executive officer in August 2023 upon his appointment as our Chief Financial Officer.
(13)	Our Compensation Committee prorated the amount awarded to Mr. Olander based on the date of his appointment as our Chief Financial Officer on August 1, 2023.
(14)	The stock awards totaling $109,062 are comprised of an award of restricted stock valued at $54,531, subject only to time-based vesting, and a performance-based award valued at $54,531 at a “target” level of achievement. The performance-based award would be valued at $109,062 at a “maximum” level of achievement.
(15)	The stock awards totaling $189,407 are comprised of an award of restricted stock valued at $141,887, subject only to time-based vesting, and a performance-based award valued at $47,520 at a “target” level of achievement. The performance-based award would be valued at $95,040 at a “maximum” level of achievement. The value of the performance-based award for 2024 was impacted as set forth in footnote 2 to the “Option Exercises and Stock Vested – 2025” table below.

Executive Employment Agreements

Bryon T. McGregor

Our Second Amended and Restated Employment Agreement with Bryon T. McGregor, as amended, provides for at-will employment as our President and Chief Executive Officer. Mr. McGregor’s annual base salary is currently $575,000 after a 3.25% adjustment effective March 22, 2026. Mr. McGregor is eligible to participate in our short-term incentive plan with a pay-out target of 80% of his base salary, to be paid based upon performance criteria set by our Compensation Committee.

Upon termination by us without cause or resignation by Mr. McGregor for good reason, Mr. McGregor is entitled to receive (i) severance equal to eighteen months of his base salary, (ii) 150% of his total target short-term incentive plan award, (iii) on a monthly basis, and for a period of twelve months after termination, an additional cash severance payment equal to the portion of the health insurance premiums paid for Mr. McGregor’s benefit prior to his termination; provided, that no such payments will be made following the effective date of Mr. McGregor’s coverage by a medical, dental or vision insurance plan of a subsequent employer, and (iv) accelerated vesting of 25% of all shares or options subject to any equity awards granted to Mr. McGregor prior to Mr. McGregor’s termination which are unvested as of the date of termination.

However, if Mr. McGregor is terminated without cause or resigns for good reason in anticipation of or twenty-four months after a change in control, Mr. McGregor is entitled to (i) severance equal to thirty-six months of base salary, (ii) 300% of his total target short-term incentive plan award, (iii) on a monthly basis, and for a period of twelve months after termination, an additional cash severance payment equal to the portion of the health insurance premiums paid for Mr. McGregor’s benefit prior to his termination; provided, that no such payments will be made following the effective date of Mr. McGregor’s coverage by a medical, dental or vision insurance plan of a subsequent employer, and (iv) accelerated vesting of 100% of all shares or options subject to any equity awards granted to Mr. McGregor prior to Mr. McGregor’s termination that are unvested as of the date of termination.

If we terminate Mr. McGregor’s employment upon his disability, Mr. McGregor is entitled to severance equal to twelve months of base salary. In addition, in the event of Mr. McGregor’s disability and if he or someone authorized to act on his behalf executes and delivers an agreed release agreement and allows the release to become effective, we have agreed to accelerate the vesting of any equity awards granted to Mr. McGregor prior to the termination of his employment such that 100% of all shares or options subject to such awards which are unvested as of termination shall be accelerated and deemed fully vested as of the effectiveness of the release.

If Mr. McGregor dies, we have agreed to accelerate the vesting of any equity awards granted to Mr. McGregor prior to his death such that 100% of all shares or options subject to such awards which are unvested as of his death will be accelerated and deemed fully vested.

The term “cause” is defined in the Second Amended and Restated Employment Agreement as (i) Mr. McGregor’s indictment or conviction of any felony or of any crime involving dishonesty, (ii) Mr. McGregor’s participation in any fraud or other act of willful misconduct against us, (iii) Mr. McGregor’s refusal to comply with any of our lawful directives, (iv) Mr. McGregor’s material breach of his fiduciary, statutory, contractual, or common law duties to us, or (v) conduct by Mr. McGregor which, in the good faith and reasonable determination of our board of directors, demonstrates gross unfitness to serve; provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, we shall provide written notice to Mr. McGregor describing the nature of the event and Mr. McGregor shall thereafter have ten business days to cure the event.

The term “for good reason” is defined in the Second Amended and Restated Employment Agreement as (i) the assignment to Mr. McGregor of any duties or responsibilities that result in the material diminution of Mr. McGregor’s authority, duties or responsibility, (ii) a material reduction by us in Mr. McGregor’s annual base salary, except to the extent the base salaries of all of our other executive officers are accordingly reduced, (iii) a relocation of Mr. McGregor’s place of work, or our principal executive offices if Mr. McGregor’s principal office is at these offices, to a location that increases Mr. McGregor’s daily one-way commute by more than thirty-five miles, or (iv) any material breach by us of any material provision of Mr. McGregor’s employment agreement.

A “change in control” is deemed to have occurred if, in a single transaction or series of related transactions (i) any person (as the term is used in Section 13(d) and 14(d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employee benefit program, is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of our securities representing a majority of our combined voting power, (ii) we merge, consolidate or otherwise engage in a business combination with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of our shares of voting capital stock outstanding immediately prior to the transaction continue to hold (either by the shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by our shares of voting capital stock (or the surviving entity) outstanding immediately after the transaction, or (iii) all or substantially all of our assets are sold.

Todd E. Benton

Our Second Amended and Restated Employment Agreement with Todd E. Benton provides for at-will employment as our Chief Operating Officer. Mr. Benton’s annual base salary is currently $377,000 after a 5.6% adjustment effective March 22, 2026. Mr. Benton is eligible to participate in our short-term incentive plan with a pay-out target of 60% of his base salary, to be paid based upon performance criteria set by our Compensation Committee.

Upon termination by us without cause or resignation by Mr. Benton for good reason, Mr. Benton is entitled to receive (i) severance equal to twelve months of his base salary, (ii) 100% of his total target short-term incentive plan award, (iii) on a monthly basis, and for a period of twelve months after termination, an additional cash severance payment equal to the portion of the health insurance premiums paid for Mr. Benton’s benefit prior to his termination; provided, that no such payments will be made following the effective date of Mr. Benton’s coverage by a medical, dental or vision insurance plan of a subsequent employer, and (iv) accelerated vesting of 25% of all shares or options subject to any equity awards granted to Mr. Benton prior to Mr. Benton’s termination which are unvested as of the date of termination.

However, if Mr. Benton is terminated without cause or resigns for good reason in anticipation of or twenty-four months after a change in control, Mr. Benton is entitled to (i) severance equal to twenty-four months of base salary, (ii) 200% of his total target short-term incentive plan award, (iii) on a monthly basis, and for a period of twelve months after termination, an additional cash severance payment equal to the portion of the health insurance premiums paid for Mr. Benton’s benefit prior to his termination; provided, that no such payments will be made following the effective date of Mr. Benton’s coverage by a medical, dental or vision insurance plan of a subsequent employer, and (iv) accelerated vesting of 100% of all shares or options subject to any equity awards granted to Mr. Benton prior to Mr. Benton’s termination which are unvested as of the date of termination.

All other terms and conditions of Mr. Benton’s Second Amended and Restated Employment Agreement are substantially the same as those contained in Mr. McGregor’s Second Amended and Restated Employment Agreement described above.

Robert R. Olander

Our Second Amended and Restated Employment Agreement with Robert R. Olander provides for at-will employment as our Chief Financial Officer. Mr. Olander’s annual base salary is currently $385,000 after a 4.0% adjustment effective March 22, 2026. Mr. Olander is eligible to participate in our short-term incentive plan with a pay-out target of 60% of his base salary, to be paid based upon performance criteria set by our Compensation Committee.

All other terms and conditions of Mr. Olander’s Second Amended and Restated Employment Agreement are substantially the same as those contained in Mr. Benton’s Second Amended and Restated Employment Agreement described above.

Auste M. Graham

Our Employment Agreement with Auste M. Graham provides for at-will employment as our Chief Legal Officer (a position formerly referred to as our General Counsel), Vice President and Secretary. Ms. Graham’s annual base salary is currently $371,280. Ms. Graham is eligible to participate in our short-term incentive plan with a pay-out target of 60% of her base salary, to be paid based upon performance criteria set by our Compensation Committee.

All other terms and conditions of Ms. Graham’s Employment Agreement are substantially the same as those contained in Mr. Benton’s Second Amended and Restated Employment Agreement described above.

James R. Sneed

Our Amended and Restated Employment Agreement with James R. Sneed provides for at-will employment as our Vice President of Supply & Trading, and Mr. Sneed currently serves in the position of Chief Commercial Officer. Mr. Sneed’s annual base salary is currently $369,838. Mr. Sneed is eligible to participate in our short-term incentive plan with a pay-out target of 60% of his base salary, to be paid based upon performance criteria set by our Compensation Committee.

All other terms and conditions of Mr. Sneed’s Amended and Restated Employment Agreement are substantially the same as those contained in Mr. Benton’s Second Amended and Restated Employment Agreement described above.

Clawback Policies

Legacy Policy

On March 29, 2018, our Compensation Committee instituted a new clawback policy with respect to incentive compensation. Except as otherwise required by applicable law and regulations, the clawback policy applies to any incentive compensation, including any cash or equity incentive compensation, awarded or paid after March 29, 2018 to any individual in respect of services as an executive officer, whether or not such individual remains employed by us at the time of any recoupment. The clawback policy is intended to mitigate the risks associated with our compensation policies because our executive officers, including all of our named executive officers, will be required to repay compensation as provided under the policy.

The clawback policy requires recoupment of all incentive compensation, including any cash or equity incentive compensation, awarded or paid to any of our current or former executive officers, including all of our current or former named executive officers, in the event our financial statements are required to be restated, regardless of cause, including, without limitation, due to: (i) material noncompliance with any financial reporting requirements under the federal securities laws, (ii) an error, miscalculation or omission, or (iii) the commission of an act of fraud or other misconduct, including dishonesty, unethical conduct or falsification of our records. The recoupment period is the three-year period commencing from the date of the financial statement required to be restated; and if more than one financial statement is required to be restated, the date of the earliest dated financial statement. The amount of incentive compensation subject to recoupment is the amount received that exceeds the amount that otherwise would have been received had it been determined based on the accounting restatement and is computed without regard to any taxes paid. We are prohibited under the policy from indemnifying or agreeing to indemnify any executive officer from the loss of any erroneously awarded incentive compensation.

Our clawback policy is a “no-fault” policy and applies even if the executive officer did not engage in any misconduct and even if the executive officer had no responsibility for the financial statement errors, miscalculations, omissions or other reasons requiring restatement.

Dodd-Frank Policy

We have adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act and the corresponding listing standard adopted by The Nasdaq Stock Market, which generally provides that if we are required to prepare an accounting restatement (including a restatement to correct an error that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), we must recover from our current and former executive officers any incentive-based compensation that was erroneously received on or after October 2, 2023 and during the three years preceding the date that we are required to prepare such accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received based on the restated financial measure. For any incentive-based compensation received before October 2, 2023, our legacy clawback policy will continue to apply.

Grants of Plan-Based Awards – 2025

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the year ended December 31, 2025. The awards were made under our annual performance-based cash incentive compensation plan and, except as noted below, our long-term equity incentive compensation plan, and are described in “Compensation Discussion and Analysis – Compensation Decisions for 2025” above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#)(3)	and Option Awards ($)(4)
Bryon T. McGregor	3/31/2025	$169,304	$445,536	$801,965
	3/31/2025				31,100	155,500	311,000		$177,270
	3/31/2025							155,500	$177,270

Todd E. Benton	3/31/2025	$81,396	$214,200	$385,560
	3/31/2025				11,100	55,500	111,000		$63,270
	3/31/2025							55,500	$63,270

Robert R. Olander	3/31/2025	$84,419	$222,156	$399,881
	3/31/2025				11,100	55,500	111,000		$63,270
	3/31/2025							55,500	$63,270

Auste M. Graham	3/31/2025	$84,652	$222,768	$400,982
	3/31/2025				9,567	47,834	95,668		$54,531
	3/31/2025							47,834	$54,531

James R. Sneed	3/31/2025	$84,324	$221,903	$399,426
	3/31/2025				9,567	47,834	95,668		$54,531
	3/31/2025							47,834	$54,531

(1)	The amounts represent the “threshold,” “target” and “maximum” annual incentive award payout for the January 1, 2025 to December 31, 2025 performance period under our performance-based component of our annual cash incentive compensation plan and assume full achievement of the NEO’s individual performance element. The actual 2025 payout is reported in the “Summary Compensation Table” above under the “Non-Equity Incentive Plan Compensation” column.
(2)	The equity incentive awards reported in the table represent shares of stock that may be granted under our 2016 Stock Incentive Plan. The amounts represent the “threshold,” “target” and “maximum” incentive award payout for the January 1, 2025 to December 31, 2027 performance period under the performance-based portion of our long-term equity incentive compensation plan. At the time of the award, the NEO would be eligible to earn up to 33% of the shares for 2025, up to 33% of the shares for 2026 and up to 34% of the shares for 2027 based on our attainment of preestablished Adjusted EBITDA ROA levels for the corresponding year, or such other preestablished performance metrics selected by our Compensation Committee, all of which, to the extent earned, would vest in early 2028 based on the NEO’s continued service through that period. NEOs are eligible to earn the portion of the shares allocated for 2025, subject to satisfying the time-based vesting requirement, because our Adjusted EBITDA ROA met the minimum threshold for 2025.
(3)	The stock awards reported in the table represent shares of stock granted under our 2016 Stock Incentive Plan. The awards vested as to 33% of the shares on April 1, 2026 and vest as to 33% and 34% of the shares on April 1, 2027 and 2028, respectively.
(4)	For equity incentive plan awards, the dollar value of plan awards represents the grant date fair value calculated based on the “target” number of shares multiplied by the fair market value of our common stock on the grant date. The dollar value of all other grants of common stock shown represents the grant date fair value calculated based number of shares granted multiplied by the fair market value of our common stock on the grant date. The actual value that the NEO will realize will depend on the price per share of our common stock at the time the shares are sold. There is no assurance that the actual value realized by the NEO will be at or near the grant date fair value of the shares awarded.

Outstanding Equity Awards at Fiscal Year-End – 2025

The following table sets forth information about outstanding equity awards held by our named executive officers as of December 31, 2025.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Bryon T. McGregor	42,500	(3)	$122,400	104,064	(4)	$299,704
	51,000	(5)	$146,880	311,000	(6)	$895,680
	156,331	(7)	$450,233
	155,500	(8)	$447,840

Todd E. Benton	12,750	(3)	$36,720	37,064	(4)	$106,744
	55,831	(7)	$160,793	111,000	(6)	$319,680
	55,500	(8)	$159,840

Robert R. Olander	12,750	(3)	$36,720	37,064	(4)	$106,744
	19,890	(5)	$57,283	111,000	(6)	$319,680
	55,831	(7)	$160,793
	55,500	(8)	$159,840

Auste M. Graham	36,550	(3)	$105,264	32,160	(4)	$92,621
	48,012	(7)	$138,275	95,668	(6)	$275,524
	47,834	(8)	$137,762

James R. Sneed	36,550	(3)	$105,264	32,160	(4)	$92,621
	48,012	(7)	$138,275	95,668	(6)	$275,524
	47,834	(8)	$137,762

(1)	The stock awards represent shares of restricted stock granted under our 2016 Stock Incentive Plan.
(2)	Represents the fair market value per share of our common stock on December 31, 2025, the last business day of our most recently completed fiscal year, multiplied by the number of shares that had not vested as of that date.
(3)	Represents shares granted on March 31, 2023. The grant vested on April 1, 2026.
(4)	Represents shares of restricted stock that may be granted under our 2016 Stock Incentive Plan. The amount represents the “maximum” annual incentive award for the January 1, 2024 to December 31, 2026 performance period under the performance-based portion of our long-term equity incentive compensation plan. The NEO is eligible to earn up to approximately 50% of the remaining shares for 2025 and up to approximately 50% of the remaining shares for 2026 based on our attainment of preestablished Adjusted EBITDA ROA levels for the corresponding year, or such other preestablished performance metrics selected by our Compensation Committee, all of which, to the extent earned, would vest in early 2027 based on the NEO’s continued service through that period. Our NEOs earned the portion of the remaining shares allocated for 2025, subject to the time-based vesting component, because our Adjusted EBITDA ROA met the minimum threshold, registering at between the “target” and “maximum” levels, for 2025.
(5)	Represents shares granted on September 17, 2023. The grant vested on April 1, 2026.
(6)	Represents shares of restricted stock that may be granted under our 2016 Stock Incentive Plan. The amount represents the “maximum” annual incentive award for the January 1, 2025 to December 31, 2027 performance period under the performance-based portion of our long-term equity incentive compensation plan. At the time of the award, the NEO would be eligible to earn up to 33% of the shares for 2025, up to 33% of the shares for 2026 and up to 34% of the shares for 2027 based on our attainment of preestablished Adjusted EBITDA ROA levels for the corresponding year, or such other preestablished performance metrics selected by our Compensation Committee, all of which, to the extent earned, would vest in early 2028 based on the NEO’s continued service through that period. Our NEOs earned the portion of the shares allocated for 2025, subject to the time-based vesting component, because our Adjusted EBITDA ROA met the minimum threshold, registering at between the “target” and “maximum” levels, for 2025.
(7)	Represents shares granted on March 20, 2024. The grant vested as to approximately 50% of the shares on April 1, 2026 and vests as to approximately 50% of the shares on April 1, 2027.
(8)	Represents shares granted on March 31, 2025. The grant vested as to 33% of the shares on April 1, 2026, vests as to 33% of the shares on April 1, 2027 and vests as to 34% of the shares on April 1, 2028.

Option Exercises and Stock Vested – 2025

The following table summarizes the vesting of stock awards for each of our NEOs for the year ended December 31, 2025. No options were outstanding or exercised in 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)
Bryon T. McGregor	183,290	$205,285
Todd E. Benton	44,537	$49,881
Robert R. Olander	63,842	$71,503
Auste M. Graham	72,488	$81,187
James R. Sneed	70,933	$79,445

(1)	Represents shares acquired upon time-based vesting of restricted stock grants. The number of shares acquired on vesting includes any shares that were withheld by us to satisfy minimum employment withholding taxes. No shares vested in 2025 from performance-based equity incentive awards.
(2)	Our NEOs did not earn the portion of the performance-based awards allocated for 2024, resulting in a loss of one-third of their respective total awards for 2024, representing a loss of value at the “target” level of achievement as compared to the amounts reflected in the “Summary Compensation Table” above for the corresponding NEO, as follows, based on the value of our common stock on December 31, 2024: Bryon T. McGregor: 25,628 shares, $50,743; Todd E. Benton: 9,128 shares, $18,073; Robert R. Olander: 9,128 shares, $18,073; Auste M. Graham: 7,920 shares, $15,682; and James R. Sneed: 7,920 shares, $15,682. The forfeited one-third portion of these performance-based awards is not included in the unearned share amounts reported in the “Equity Incentive Plan Awards” columns of the “Outstanding Equity Awards at Fiscal Year-End – 2025” table, which reflect only the remaining 2025 and 2026 performance-based opportunity.
(3)	Represents the closing price of a share of our common stock on the date of vesting multiplied by the number of shares that vested on such date, including any shares that were withheld by us to satisfy minimum employment withholding taxes.

Severance and Change in Control Arrangements with Named Executive Officers

Executive Employment Agreements. We have entered into agreements with our NEOs that provide certain benefits upon the termination of their employment under certain prescribed circumstances. Those agreements are described under “Executive Employment Agreements” above.

Stock Incentive Plans. Under our 2016 Stock Incentive Plan, if a change in control occurs, but except as otherwise provided in the corresponding award or employment agreement, each outstanding equity award under the discretionary grant program will automatically accelerate in full, unless (i) that award is assumed by the successor corporation or otherwise continued in effect, (ii) the award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that equity award (the excess of the fair market value of those shares over the exercise or base price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares, or (iii) the acceleration of the award is subject to other limitations imposed by the plan administrator. Each outstanding equity award under the stock issuance program will vest as to the number of shares of common stock subject to that award immediately prior to the change in control, unless that equity award is assumed by the successor corporation or otherwise continued in effect or replaced with a cash retention program similar to the program described in clause (ii) above or unless vesting is precluded by its terms. Immediately following a change in control, all outstanding awards under the discretionary grant program will terminate and cease to be outstanding except to the extent assumed by the successor corporation or its parent or otherwise expressly continued in full force and effect pursuant to the terms of the change in control transaction.

Except as provided in an award or employment agreement, the plan administrator does not have the discretion to structure one or more equity awards under the discretionary grant and stock issuance programs so that those equity awards will vest in full in the event of a specified termination of the individual’s service with us or the successor entity (actually or constructively) following a change in control transaction. The definition of “change in control” under our 2016 Stock Incentive Plan is substantially the same as provided under “Executive Employment Agreements” above.

Calculation of Potential Payments upon Termination or Change in Control

In accordance with the rules of the Securities and Exchange Commission, the following table presents our estimate of the benefits payable to our NEOs under their executive employment agreements and our 2016 Stock Incentive Plan assuming that for each of the NEOs (i) a “change in control” occurred on December 31, 2025, the last business day of 2025, and (a) there was a termination by the executive “for good reason,” or by us without “cause” in anticipation of or within twenty-four months after the change in control, or (b) none of the executives’ equity awards were assumed by the successor corporation or replaced with a cash retention program, (ii) a qualifying termination occurred on December 31, 2025, which is a termination by the executive “for good reason,” by us without “cause” or upon the executive’s disability, or (iii) a non-qualifying termination occurred on December 31, 2025, which is a voluntary termination by the executive other than “for good reason” or by us for “cause.” See “Executive Employment Agreements” above for the definitions of “for good reason,” “cause” and “change in control.”

Name	Trigger	Salary and Bonus(1)	Continuation of Benefits(2)	Value of Stock Acceleration(3)	Total Value(4)

Bryon T. McGregor	Change in Control	$3,007,450	$57,865	$1,765,045	$4,830,360
	Qualifying Termination	$1,503,725	$28,932	$441,261	$1,973,918
	Non-Qualifying Termination	$—	$—	$—	$—

Todd E. Benton	Change in Control	$1,142,400	$58,277	$570,565	$1,771,242
	Qualifying Termination	$571,200	$29,138	$142,641	$742,979
	Non-Qualifying Termination	$—	$—	$—	$—

Robert R. Olander	Change in Control	$1,184,832	$32,061	$627,848	$1,844,741
	Qualifying Termination	$592,416	$16,030	$156,962	$765,408
	Non-Qualifying Termination	$—	$—	$—	$—

Auste M. Graham	Change in Control	$1,188,096	$—	$565,374	$1,753,470
	Qualifying Termination	$594,048	$—	$141,344	$735,392
	Non-Qualifying Termination	$—	$—	$—	$—

James R. Sneed	Change in Control	$1,183,482	$38,577	$565,374	$1,787,433
	Qualifying Termination	$591,741	$19,288	$141,344	$752,373
	Non-Qualifying Termination	$—	$—	$—	$—

(1)	Amount represents twenty-four months additional salary plus 200% of the executive’s total target short-term incentive compensation after the date of termination in the event of a change in control and twelve months additional salary plus 100% of the executive’s total target short-term incentive compensation after the date of termination in the event of a qualifying termination, in each case based on the executive’s salary as of December 31, 2025; provided, that Bryon T. McGregor is entitled to thirty-six months additional salary plus 300% of his total target short-term incentive compensation after the date of termination in the event of a change in control and eighteen months additional salary plus 150% of his total target short-term incentive compensation after the date of termination in the event of a qualifying termination, in each case based on his salary as of December 31, 2025.
(2)	Amount represents the aggregate value of the continuation of certain employee health benefits for up to twenty-four months after the date of termination in the event of a change in control and for up to twelve months after the date of termination in the event of a qualifying termination; provided, that Bryon T. McGregor is entitled to thirty-six months of additional benefits after the date of termination in the event of a change in control and eighteen months of additional benefits after the date of termination in the event of a qualifying termination.

(3)	Amount represents the aggregate value of accelerated vesting of 100% of the executive’s unvested restricted stock grants and performance-based long-term equity incentive awards (at “target” levels of achievement) in the event of a change in control and 25% of the executive’s unvested restricted stock grants and performance-based equity incentive awards (at “target” levels of achievement) in the event of a qualifying termination. The amounts shown as the value of the accelerated restricted stock grants and performance-based equity incentive compensation awards are based solely on the intrinsic value of those grants and awards as of December 31, 2025, which was calculated by multiplying (i) the fair market value of our common stock on December 31, 2025, by (ii) the assumed number of shares vesting on an accelerated basis on December 31, 2025.
(4)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance, if applicable.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Maria G. Gray, Dianne S. Nury and Gilbert E. Nathan. None of these individuals were officers or employees of Alto Ingredients at any time during 2025 or at any other time. None of our executive officers served during 2025 as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on our Board or Compensation Committee during 2025.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K under the Securities Act, we are providing the following information about the relationship of the annual total compensation of Bryon T. McGregor, our Chief Executive Officer (our “CEO”), and the annual total compensation of our employees. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act. The Securities and Exchange Commission’s rules for identifying our median employee and calculating the pay ratio allow companies to use different methodologies, estimates and assumptions, therefore the pay ratio disclosure below may not be comparable to the pay ratio reported by other companies.

For 2025, our last completed fiscal year:

●	the annual total compensation of our CEO, calculated in the manner described below, was $1,477,220; and

●	the median of the annual total compensation of all employees (other than our CEO), calculated in the manner described below, was $102,867.

Based on this information, for 2025 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 14-to-1.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

1. We determined that as of October 13, 2025, our employee population consisted of approximately 380 individuals with all of those persons located in the United States. This employee population consisted of our full-time, part-time and temporary employees. We did not employ any seasonal workers in 2025. We selected October 13, 2025, which is within the last three months of 2025, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

2. To identify the median employee from our employee population, we compared the amount of our employees’ wages, as reflected in our payroll records as of the determination date and ultimately reported to the IRS on Forms W-2 for 2025. In making this determination, we annualized the compensation of employees who were hired in 2025 but did not work for us for the entire year.

3. We identified our median employee using this compensation measure, consistently applied to all employees included in the calculation. Since all employees are in the United States, as is our CEO, we did not make any cost-of-living adjustments in identifying the median employee.

4. Once we identified our median employee, who is a non-exempt, full-time employee, we combined all of the elements of the employee’s compensation for 2025 as required by Item 402(c)(2)(x) of Regulation S-K under the Securities Act, resulting in annual total compensation of $102,867, which includes base pay, overtime pay, equity incentive compensation, any matching contributions to the employee’s 401(k) plan and any employer contribution to the employee’s health savings account.

5. With respect to the annual total compensation of our CEO, we used the amount reported for 2025 in the “Total” column of our Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of Alto Ingredients, Inc. For further information concerning our pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Executive Compensation and Related Information – Compensation Discussion and Analysis” above.

	Summary Compensation	Summary Compensation	Compensation	Compensation	Average Summary	Average	Value of Initial Fixed $100 Investment Based On:
Year	Table Total for PEO (Bryon T. McGregor)[1]	Table Total for PEO (Michael D. Kandris)[1]	Actually Paid to PEO (Bryon T. McGregor)[2]	Actually Paid to PEO (Michael D. Kandris)[2]	Compensation Table Total for Non-PEO NEOs[3]	Compensation Actually Paid to Non-PEO NEOs[4]	Total Shareholder Return[5]	Peer Group Total Shareholder Return[6]	Net Income (loss) (in thousands)[7]	Adjusted EBITDA (in thousands)[8]
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$1,477,220	N/A	$2,267,489	N/A	$776,432	$1,036,173	$53.04	$63.52	$13,338	$44,651
2024	$1,262,735	N/A	$867,654	N/A	$617,217	$484,503	$28.73	$48.42	$(58,984)	$(8,531)
2023	$1,357,502	$1,137,559	$1,192,118	$1,401,079	$587,491	$619,761	$48.99	$60.17	$(29,270)	$20,766
2022	N/A	$1,493,272	N/A	$1,179,649	$632,267	$575,007	$53.04	$67.29	$(42,862)	$(5,743)
2021	N/A	$1,878,748	N/A	$1,712,162	$843,060	$843,350	$88.58	$96.94	$44,217	$87,799

[1]	The dollar amounts reported in columns (b) are the amounts of total compensation reported for Bryon T. McGregor and Michael D. Kandris, our Chief Executive Officers and Co-Chief Executive Officers for the periods stated in this footnote below, for each corresponding year in the “Total” column of the Summary Compensation Table for the applicable year. Refer to “Executive Compensation and Related Information – Summary Compensation Table” above for information concerning Mr. McGregor for 2025, 2024 and 2023, and our prior filings with the Securities and Exchange Commission for information concerning Mr. Kandris for 2023, 2022 and 2021. Mr. McGregor was appointed as our Chief Executive Officer in August 2023. Mr. Kandris was our prior Chief Executive Officer for the period covered by the table until the appointment of Mr. McGregor.

[2]	The dollar amounts reported in columns (c) represent the respective amounts of “compensation actually paid” to Messrs. McGregor and Kandris, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Messrs. McGregor and Kandris during the applicable year.

In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. McGregor’s total compensation for 2025, 2024 and 2023 to determine the compensation actually paid to him:

Year	Reported Summary Compensation Table Total for PEO (Bryon T. McGregor)	Less Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Reported Change in the Actuarial Present Value of Pension Benefits(c)	Pension Benefit Adjustments(d)	Compensation Actually Paid to PEO (Bryon T. McGregor)
2025	$1,477,220	$(354,540)	$1,144,809	$–	$–	$2,267,489
2024	$1,262,735	$(615,760)	$220,679	$–	$–	$867,654
2023	$1,357,502	$(846,000)	$680,616	$–	$–	$1,192,118

In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Kandris’s total compensation for 2023, 2022 and 2021 to determine the compensation actually paid to him. Mr. Kandris did not serve as our PEO during or after 2024.

Year	Reported Summary Compensation Table Total for PEO (Michael D. Kandris)	Less Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Reported Change in the Actuarial Present Value of Pension Benefits(c)	Pension Benefit Adjustments(d)	Compensation Actually Paid to PEO (Michael D. Kandris)
2023	$1,137,559	$(525,000)	$788,520	$–	$–	$1,401,079
2022	$1,493,272	$(874,035)	$560,412	$–	$–	$1,179,649
2021	$1,878,748	$(707,392)	$540,806	$–	$–	$1,712,162

(a)	The reported values of equity awards in the tables above are the total grant date fair values of equity awards as reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.

(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

The amounts deducted or added in calculating the equity award adjustments for Mr. McGregor are as follows. Mr. McGregor did not serve as our PEO for any period through 2022.

Year	Year End Fair Value of Equity Awards (Bryon T. McGregor)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments (Bryon T. McGregor)
2025	$895,680	$329,777	$–	$(80,648)	$–	$–	$1,144,809
2024	$485,144	$(219,770)	$–	$(44,695)	$–	$–	$220,679
2023	$731,500	$(10,029)	$–	$(40,855)	$–	$–	$680,616

The amounts deducted or added in calculating the equity award adjustments for Mr. Kandris are as follows. Mr. Kandris did not serve as our PEO during or after 2024.

Year	Year End Fair Value of Equity Awards (Michael D. Kandris)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments (Michael D. Kandris)
2023	$931,000	$(28,081)	$–	$(114,399)	$–	$–	$788,520
2022	$368,554	$(159,360)	$–	$351,218	$–	$–	$560,412
2021	$592,780	$(77,500)	$–	$25,526	$–	$–	$540,806

(c)	The amounts included in this column are the amounts reported, if any, in the “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year. There were no such amounts for any applicable year, therefore we have excluded the “Change in Pension and Nonqualified Deferred Compensation” column from the Summary Compensation Table.

(d)	The total pension benefit adjustment amount for each applicable year for each of Messrs. McGregor and Kandris was $0.00. We do not presently have, nor have we had in the past for any of the periods covered, any pension plans for the benefit of our PEOs or other NEOs.

[3]	The dollar amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (excluding Messrs. McGregor and Kandris, who served as Chief Executive Officers during the periods covered) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Messrs. McGregor and Kandris for the applicable years during which they served as our PEO) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Todd E. Benton, Robert R. Olander, Auste M. Graham and James R. Sneed; (ii) for 2024, Todd E. Benton, Robert R. Olander, Auste M. Graham and James R. Sneed; (iii) for 2023, Robert R. Olander, Auste M. Graham and James R. Sneed; (iv) for 2022, Bryon T. McGregor, Auste M. Graham, James R. Sneed and Christopher W. Wright; and (v) for 2021, Bryon T. McGregor, Christopher W. Wright, James R. Sneed and Paul P. Koehler. Mr. Wright, our former General Counsel, retired in May 2022 and Paul P. Koehler, or former Vice President of Corporate Development, retired in February 2021. The included averages are affected by the retirements of Messrs. Wright and Koehler in 2022 and 2021, respectively, resulting in compensation reported only for the periods through their respective dates of retirement, but in the case of Mr. Wright, also include his post-retirement compensation under a consulting arrangement for the remainder of 2022.

[4]	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Messrs. McGregor and Kandris for the applicable years during which they served as our PEO), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group during the applicable year (excluding Messrs. McGregor and Kandris for the applicable years during which they served as our PEO). In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Messrs. McGregor and Kandris for the applicable years during which they served as our PEO) for each year to determine the compensation actually paid to them, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Less Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Reported Change in the Actuarial Present Value of Pension Benefits	Average Pension Benefit Adjustments(b)	Average Compensation Actually Paid to Non-PEO NEOs
2025	$776,432	$(117,801)	$377,542	$–	$–	$1,036,173
2024	$617,217	$(204,584)	$71,870	$–	$–	$484,503
2023	$587,491	$(211,855)	$244,125	$–	$–	$619,761
2022	$632,267	$(268,947)	$211,687	$–	$–	$575,007
2021	$843,060	$(165,478)	$165,768	$–	$–	$843,350

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2025	$297,602	$107,638	$–	$(27,698)	$–	$–	$377,542
2024	$161,187	$(73,699)	$–	$(15,618)	$–	$–	$71,870
2023	$275,753	$(5,475)	$–	$(26,153)	$–	$–	$244,125
2022	$95,214	$(25,042)	$39,919	$101,596	$–	$–	$211,687
2021	$138,668	$(19,883)	$–	$46,983	$–	$–	$165,768

(b)	The total pension benefit adjustment amount for each applicable year for each of our NEOs was $0.00. We do not presently have, nor have we had in the past for any of the periods covered, any pension plans for the benefit of our NEOs.

[5]	Cumulative Total Shareholder Return, or TSR, is calculated by dividing (i) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment (which dividends totaled $0.00 for all periods), and the difference between our share price at the end of the measurement period and our share price at the beginning of the measurement period, by (ii) our share price at the beginning of the measurement period.

[6]	The peer group used for this purpose is The Nasdaq Clean Edge Green Energy Index, a published industry index.

[7]	The dollar amounts reported represent the amount of income (loss) available to common stockholders reflected in our audited financial statements for the applicable year.

[8]	Adjusted EBITDA is defined as unaudited consolidated net income or loss before interest expense (net), interest income, unrealized derivative gains and losses, excess insurance proceeds, acquisition-related expense or recoveries, asset impairments, provision or benefit for income taxes, and depreciation and amortization expense. Adjusted EBITDA is a non-GAAP financial measure and, for purposes of the Pay versus Performance table, it is the financial performance measure that we have identified as our Company-Selected Measure and that, in our assessment, represents the most important performance measure (not otherwise required to be disclosed in the table) used by us to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance. See Appendix B for a reconciliation of Adjusted EBITDA to consolidated net income or loss, its most directly comparable measure under generally accepted accounting principles.

Financial Performance Measure

As described in greater detail in “Executive Compensation and Related Information – Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy. The measures we use for both our short- and long-term incentive awards are selected based on our objective to incentivize our NEOs to increase the value of our company over both the short- and long-term.

Adjusted EBITDA is our Company-Selected Measure and the primary financial performance measure we use to link executive compensation actually paid to our NEOs for the most recently completed fiscal year to our performance. Beginning in 2024, we also use:

●	a portfolio of KPIs, with payouts based on the number of KPIs achieved (and no payout unless at least three of the KPIs are met at or above threshold), which together operate as a single performance element, to link executive compensation actually paid to our NEOs to our performance under our annual cash incentive compensation plan; and

●	Adjusted EBITDA ROA to link executive compensation actually paid to our NEOs to our performance through performance-based equity incentive awards.

See “Executive Compensation and Related Information – Compensation Discussion and Analysis – Compensation Decisions for 2025 – Annual Cash Incentive Compensation” and “– Long-Term Equity Incentive Compensation – 2025 Performance-Based Equity Incentive Compensation Plan” above.

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation and Related Information – Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy. Although we use various subjective performance measures to align executive compensation with our performance, those measures are not presented in the Pay versus Performance table. The primary variables in year-over-year changes in executive compensation relative to our performance are:

●	Cash payments under our short-term incentive plan driven mainly by annual fluctuations in our Adjusted EBITDA compared to our threshold, target and maximum Adjusted EBITDA amounts established from time to time by our Compensation Committee; and

●	Grants of restricted stock under our long-term equity incentive plan, the value of which as of the grant date, upon vesting, and thereafter, is tied directly to the market price of our common stock.

In seeking to incentivize short-term performance, we directly align our compensation that is actually paid each year (as computed in accordance with Item 402(v) of Regulation S-K) with our Adjusted EBITDA and KPI performance measures. Compensation that is actually paid each year can vary significantly year-over-year due to fluctuations in our annual Adjusted EBITDA and, to a lesser extent, our KPIs.

In seeking to incentivize long-term performance, a portion of our equity incentive compensation awards are subject to time-based vesting and a portion of our equity incentive compensation awards are subject to performance-based vesting while also retaining a time-based vesting component. For 2025, time-vested awards were 50% of total awards and performance-based awards were 50% of total awards. Compensation actually paid for a particular year can vary significantly year-over-year due to the change in the market value of our stock and the corresponding impact on the value of prior years’ equity awards.

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between certain information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

As shown in the graph below, over the period presented, the amount of compensation actually paid to Messrs. McGregor and Kandris in the years in which each served as our PEO generally moves in the same overall direction as our cumulative TSR, with one notable exception in 2023. In 2023, Mr. McGregor’s compensation actually paid is elevated relative to the cumulative TSR trajectory because he received an additional restricted stock award in connection with his mid-year elevation to President and Chief Executive Officer.

The average amount of compensation actually paid to our NEOs as a group (excluding our PEOs for the years in which they served in that capacity) also generally tracks the trend in our cumulative TSR over the five-year period, increasing or decreasing in the same general direction as our TSR over most years.

We believe this overall alignment between compensation actually paid and our cumulative TSR exists because a significant portion of the compensation actually paid to our PEOs and our other NEOs for the applicable periods consists of: (i) short-term cash incentive awards that are based on our Adjusted EBITDA, which we believe is directly and positively correlated with our stock price and therefore our TSR; and (ii) equity awards, the value of which is directly linked to our stock price and therefore our TSR.

As described in more detail in “Executive Compensation and Related Information – Compensation Discussion and Analysis,” for 2025, the targeted value of our short-term cash incentive compensation was between approximately 60% and 80% of base salary, and the targeted value of our equity awards was between approximately 80% and 170% of base salary, in each case depending on the particular NEO.

Compensation Actually Paid and Net Income (Loss)

As demonstrated by the following graph, the amount of compensation actually paid to Messrs. McGregor and Kandris for the relevant periods during which either of them served as our PEO is somewhat aligned with our net income (loss) over the period presented in the table. In general, years with higher net income (or reduced net loss) correspond to higher levels of compensation actually paid to our PEO, and years with lower net income (or increased net loss) correspond to lower levels of compensation actually paid, although the relationship is not linear and compensation does not move in precise proportion to net income (loss).

The average amount of compensation actually paid to our NEOs as a group (excluding our PEOs for the years in which they served in that capacity) is likewise somewhat aligned with our net income (loss) over the period presented in the table. As with our PEO compensation, changes in average compensation actually paid to our non-PEO NEOs generally move in the same overall direction as changes in our net income (loss), but may in particular years increase or decrease to a greater or lesser extent than our net income (loss).

Although we do not use net income (loss) as a performance measure in our overall executive compensation program, that metric is correlated to our primary financial performance measure, Adjusted EBITDA, which we do use when setting goals for our short-term incentive compensation plan and in making cash awards to our NEOs.

Compensation Actually Paid and Adjusted EBITDA

As demonstrated by the following graph, the amount of compensation actually paid to Messrs. McGregor and Kandris for the relevant periods during which either of them served as our PEO, and the average amount of compensation actually paid to our NEOs as a group (excluding our PEOs for the years in which they served in that capacity), is generally aligned with our Adjusted EBITDA over the period presented in the table. In years in which our Adjusted EBITDA increases, compensation actually paid to our PEOs and our other NEOs generally increases, and in years in which our Adjusted EBITDA decreases, compensation actually paid to our PEOs and our other NEOs generally decreases, although the relationship is not perfectly proportional and compensation does not move in exact proportion to Adjusted EBITDA.

While we use various financial and non-financial performance measures to evaluate performance for our compensation program, we have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (not otherwise required to be disclosed in the table) used by us to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance. We use Adjusted EBITDA as our primary financial performance measure when setting goals in our short-term incentive compensation plan and in determining cash awards to our NEOs.

Our Cumulative TSR and Peer Group Cumulative TSR

As demonstrated by the following graph, our cumulative TSR was $53 while the cumulative TSR of the peer group presented for this purpose, The Nasdaq Clean Edge Green Energy Index, was $64, in each case over the five-year period presented in the table. Our TSR underperformed the Index during each year presented in the table. We believe that our cumulative TSR underperformance compared to the Index reflects a challenging industry environment over the period, while our significant improvement from 2024 to 2025 reflects our successful efforts to realign our business as well as other positive developments, including those discussed above under “Executive Compensation and Related Information – Compensation Discussion and Analysis – 2025 Business Highlights.” For more information regarding our performance and how our Compensation Committee sets compensation, refer to “Executive Compensation and Related Information – Compensation Discussion and Analysis.”

Certain Relationships and Related Transactions

Policies and Procedures for Approval of Related Party Transactions

Our Board has the responsibility to review and discuss with management and approve, and has adopted written policies and procedures relating to approval or ratification of, interested transactions with related parties. For these purposes, “related party” includes directors, executive officers, holders of more than 5% of any class of our voting securities, and their immediate family members, as described in Item 404 of Regulation S-K. During this process, the material facts as to the related party’s interest in a transaction are disclosed to all members of our Board or the members of an appropriate independent committee of our Board. Under our written policies and procedures, the Board, or an appropriate independent committee of our Board, is to review each interested transaction with a related party that requires approval and either approve or disapprove of the entry into the interested transaction. An interested transaction is any transaction in which we are a participant and in which any related party has or will have a direct or indirect interest. Transactions that are in the ordinary course of business and would not require either disclosure required by Item 404(a) of Regulation S-K or approval of the Board, or an independent committee of the Board, as required by applicable Nasdaq rules would not be deemed interested transactions. No director may participate in any approval of an interested transaction with respect to which he or she is a related party. Our Board intends to approve only those related party transactions that are in the best interests of Alto Ingredients and our stockholders.

Other than as described below or elsewhere in this Proxy Statement, since January 1, 2024, there has not been a transaction or series of related transactions to which Alto Ingredients was or is a party involving an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. The below transactions were separately ratified and/or approved by our Board or an appropriate independent committee of our Board.

Certain Relationships and Related Transactions

Miscellaneous

We are or have been a party to employment and compensation arrangements with related parties, as more particularly described above in “Executive Compensation and Related Information.” In addition, we have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Executive Officers

The following equity grants to our executive officers are ordinary-course compensation arrangements under our executive compensation program. Because the March 17, 2026 grants occurred after the end of the last completed fiscal year, they are not included in the executive compensation tables for 2025 but are summarized below for informational purposes and will be reflected in future executive compensation disclosures.

On March 17, 2026, we made the following grants of restricted common stock to our executive officers in consideration of services to be provided, which shares vest 33% on April 1, 2027, 33% on April 1, 2028 and 34% on April 1, 2029, and which shares have the grant date fair value stated below:

●	Bryon T. McGregor was granted 100,108 shares valued at $471,509.

●	Todd E. Benton was granted 35,730 shares valued at $168,288.

●	Robert R. Olander was granted 35,730 shares valued at $168,288.

●	Auste M. Graham was granted 30,794 shares valued at $145,040.

●	James R. Sneed was granted 30,794 shares valued at $145,040.

Lyles United, LLC

Lyles United, LLC is a holder of more than 5% of a class of our voting securities through its ownership of our Series B Preferred Stock. On March 27, 2008, we sold to Lyles United, LLC an aggregate of 2,051,282 shares of our Series B Preferred Stock, all of which were initially convertible into an aggregate of 58,608 shares of our common stock based on an initial preferred-to-common conversion ratio of approximately 1-for-0.03, and warrants to purchase an aggregate of 29,304 shares of our common stock at a split-adjusted exercise price of $735 per share, for an aggregate purchase price of $40,000,000. As a result of various anti-dilution adjustments, the preferred-to-common conversion ratio of the Series B Preferred Stock has increased to approximately 1-for-1.06.

For the years ended December 31, 2025 and 2024, we accrued and paid cash dividends in the amount of $700,000 and $701,917, respectively, attributable to shares of Series B Preferred Stock held by Lyles United, LLC. For the three months ended March 31, 2026, we accrued and paid cash dividends in the amount of $172,603 attributable to shares of Series B Preferred Stock held by Lyles United, LLC.

Neil M. Koehler

Neil M. Koehler is a holder of more than 5% of a class of our voting securities through his ownership of our Series B Preferred Stock. On May 20, 2008, we sold to Mr. Koehler, 256,410 shares of our Series B Preferred Stock, all of which were initially convertible into an aggregate of 7,326 shares of our common stock based on an initial preferred-to-common stock conversion ratio of approximately 1-for-0.03, and warrants to purchase an aggregate of 3,663 shares of our common stock at a split-adjusted exercise price of $735 per share, for an aggregate purchase price of $5,000,000. As a result of various anti-dilution adjustments, the preferred-to-common conversion ratio of the Series B Preferred Stock has increased to approximately 1-for-1.06.

For the years ended December 31, 2025 and 2024, we accrued and paid cash dividends in the amount of $350,000 and $350,958, respectively, attributable to shares of Series B Preferred Stock held by Mr. Koehler. For the three months ended March 31, 2026, we accrued and paid cash dividends in the amount of $86,301 attributable to shares of Series B Preferred Stock held by Mr. Koehler.

SCF Investments LLC and the Greinke Trust

SCF Investments LLC is a holder of more than 5% of a class of our voting securities through its ownership of our Series B Preferred Stock. The Greinke Personal Living Trust Dated April 20, 1999 (the “Greinke Trust”) acquired shares of Series B Preferred Stock from Lyles United, LLC in December 2009. SCF Investments acquired shares of Series B Preferred Stock from the Greinke Trust in January 2021. The preferred-to-common conversion ratio of the Series B Preferred Stock is approximately 1-for-1.06.

For the years ended December 31, 2025 and 2024, we accrued and paid cash dividends in the amount of $116,271 and $116,589, respectively, attributable to shares of Series B Preferred Stock held by SCF Investments. For the three months ended March 31, 2026, we accrued and paid cash dividends in the amount of $28,669 attributable to shares of Series B Preferred Stock held by SCF Investments.

Other Information

Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, proposals by stockholders (other than a proposal for director nomination) that are intended for inclusion in our Proxy Statement and proxy card and to be presented at our next annual meeting must be received by us no later than January 7, 2027 to be considered for inclusion in our proxy materials relating to our next annual meeting. Such proposals shall be addressed to our corporate Secretary at Alto Ingredients, Inc., 1300 South Second Street, Pekin, Illinois 61554 and may be included in next year’s annual meeting proxy materials if they comply with rules and regulations of the Securities and Exchange Commission governing stockholder proposals. If the date of our 2027 annual meeting is changed by more than 30 days from the date of the 2026 annual meeting, or if we change the date we release this Proxy Statement by more than 30 days, we will provide an updated deadline for stockholder proposals in a public filing with the Securities and Exchange Commission.

Stockholder nominations of persons for election to our Board, or proposals by stockholders that are not intended for inclusion in our proxy materials, may be made by any stockholder who timely and completely complies with the advance notice procedures contained in our bylaws, was a stockholder of record at the time of giving of notice and is entitled to vote at the meeting, so long as the proposal is a proper matter for stockholder action and the stockholder otherwise complies with the provisions of our bylaws and applicable law. However, stockholder nominations of persons for election to our Board at a special meeting may only be made if our Board has determined that directors are to be elected at the special meeting. In addition to satisfying the foregoing advance notice requirements under our bylaws, any stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees must also comply with the requirements of Rule 14a-19 under the Exchange Act, including providing the notice and information required by Rule 14a-19(b).

To be timely, stockholder nominations of persons for election to our Board, or proposals not intended for inclusion in our proxy materials, must be delivered to our Secretary at our Pekin, Illinois corporate headquarters not later than:

●	In the case of an annual meeting, not later than the close of business on the 90th day (March 25, 2027 for our 2027 annual meeting) and not earlier than the close of business on the 120th day (February 23, 2027 for our 2027 annual meeting), in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. However, with respect to any other annual meeting of stockholders, not later than the close of business on the 10th day following the date of public disclosure of the date of such meeting.

●	In the case of a special meeting, not later than the close of business on the 90th day prior to such special meeting and not earlier than the close of business on the later of the 120th day prior to such special meeting or the 10th day following the date of public disclosure of the date of the special meeting and of the nominees proposed by our Board to be elected at such meeting.

Except as otherwise provided by law, if the chairperson of the meeting determines that a nomination or any business proposed to be brought before a meeting was not made or proposed in accordance with the procedures set forth in our bylaws and summarized above, the chairperson may prohibit the nomination or proposal from being presented at the meeting. In addition, except as otherwise required by law, if a stockholder fails to comply with the advance notice provisions described above, the business proposed by that stockholder or the director nominee will not be properly brought before the meeting, and the proxies solicited by our Board may exercise discretionary voting authority with respect to such proposal or nomination.

Available Information

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. These materials are available free of charge at the Securities and Exchange Commission’s website at www.sec.gov. Our common stock trades on The Nasdaq Capital Market under the symbol “ALTO.”

Annual Report

A copy of our Annual Report on Form 10-K for the year ended December 31, 2025 has been provided or made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not deemed to be a part of our proxy solicitation materials. Copies of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2025 will be furnished by first class mail, without charge, to any person from whom the accompanying proxy is solicited upon written or oral request to Alto Ingredients, Inc., 1300 South Second Street, Pekin, Illinois 61554, Attention: Investor Relations, telephone (833) 710-ALTO. If exhibit copies are requested, a copying charge of $0.20 per page applies. In addition, all of our public filings, including our Annual Report, can be found free of charge on the website of the Securities and Exchange Commission at http://www.sec.gov.

ALL STOCKHOLDERS ARE URGED TO PROMPTLY SUBMIT THEIR VOTING INSTRUCTIONS BY USING THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR, IF THEY HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD IN THE ENCLOSED ENVELOPE.

Forward-Looking Statements

All statements included or incorporated by reference in this Proxy Statement other than statements or characterizations of historical fact, are forward-looking statements, within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences are discussed in our Annual Report on Form 10-K for the year ended December 31, 2025, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other Securities and Exchange Commission filings. The forward-looking statements in this Proxy Statement speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as required by law.

APPENDIX A

ALTO INGREDIENTS, INC.
2026 OMNIBUS INCENTIVE PLAN

ALTO INGREDIENTS, INC., a Delaware corporation, sets forth herein the terms of its 2026 Omnibus Incentive Plan, as follows:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, Non-Employee Directors (as defined herein), key employees, consultants and advisors, and to motivate such officers, Non-Employee Directors, key employees, consultants and advisors to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein. Upon becoming effective, the Plan replaces, and no further awards shall be made under, the Predecessor Plan (as defined herein).

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1. “Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control” with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary.

2.2. “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Stock-based Award under the Plan.

2.3. “Award Agreement” means a written agreement between the Company and a Grantee, or notice from the Company or an Affiliate to a Grantee that evidences and sets out the terms and conditions of an Award.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Change in Control” shall have the meaning set forth in Section 15.3.2.

2.6. “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

2.7. “Committee” means the Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Plan. The Board will cause the Committee to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed. For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act. All references in the Plan to the Board shall mean such Committee or the Board.

2.8. “Company” means ALTO INGREDIENTS, INC., a Delaware corporation, or any successor corporation.

2.9. “Common Stock” or “Stock” means a share of common stock of the Company, par value $0.001 per share.

2.10. “Continuing Director” means a director of the Company who is serving as such on the Effective Date and any person who is approved as a nominee or elected to the Board by a majority of the Continuing Directors who are then members of the Board, but excluding, for this purpose, any such person whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consent by or on behalf of a Person other than the Board.

2.11. “Corporate Transaction” means a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity by the Company, or other corporate transaction involving the Company or any of its Subsidiaries.

2.12. “Effective Date” means June 23, 2026, the date the Plan was approved by the Company’s stockholders.

2.13. “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.14. “Fair Market Value” of a share of Common Stock as of a particular date means (i) if the Common Stock is listed on a national securities exchange, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or (ii) if the shares of Common Stock are not then listed on a national securities exchange, the closing or last price of the Common Stock quoted by an established quotation service for over-the-counter securities, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of such shares is not otherwise determinable, such value as determined by the Board in good faith in its sole discretion.

2.15. “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent of the voting interests.

2.16. “Grant Date” means, as determined by the Board, the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6, or (iii) such other date as may be specified by the Board in the Award Agreement.

2.17. “Grantee” means a person who receives or holds an Award under the Plan.

2.18. “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.19. “Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary.

2.20. “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.21. “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.

2.22. “Option Price” means the exercise price for each share of Stock subject to an Option.

2.23. “Other Stock-based Awards” means Awards consisting of Stock units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Common Stock, other than Options, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units.

2.24. “Outstanding Voting Securities” means the outstanding voting securities of the Company entitled to vote generally in the election of directors.

2.25. “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 12) over a performance period established by the Committee.

2.26. “Person” means an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.27. “Plan” means this Alto Ingredients, Inc. 2026 Omnibus Incentive Plan, as amended from time to time.

2.28. “Predecessor Plan” means the 2016 Stock Incentive Plan (as amended).

2.29. “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock.

2.30. “Restricted Period” shall have the meaning set forth in Section 10.1.

2.31. “Restricted Stock” means shares of Stock, awarded to a Grantee pursuant to Section 10.

2.32. “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of shares of Stock, awarded to a Grantee pursuant to Section 10.

2.33. “SAR Exercise Price” means the per share exercise price of a SAR granted to a Grantee under Section 9.

2.34. “SEC” means the United States Securities and Exchange Commission.

2.35. “Section 409A” means Section 409A of the Code.

2.36. “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.37. “Separation from Service” means a termination of Service by a Service Provider, as determined by the Board, which determination shall be final, binding and conclusive; provided if any Award governed by Section 409A is to be distributed on a Separation from Service, then the definition of Separation from Service for such purposes shall comply with the definition provided in Section 409A.

2.38. “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate.

2.39. “Service Provider” means an employee, officer, Non-Employee Director, consultant or advisor of the Company or an Affiliate.

2.40. “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9.

2.41. “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.42. “Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or with which the Company or an Affiliate combines.

2.43. “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.44. “Termination Date” means the date that is ten (10) years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2.

3.	ADMINISTRATION OF THE PLAN

3.1. General. The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its responsibilities hereunder to the Committee, which shall have full authority to act in accordance with its charter, and with respect to the authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated. Except as otherwise may be required by applicable law, regulatory requirement or the certificate of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Committee shall administer the Plan; provided that, the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive. Without limitation, the Board shall have full and final authority, subject to the other terms and conditions of the Plan, to:

(i) designate Grantees;

(ii) determine the type or types of Awards to be made to a Grantee;

(iii) determine the number of shares of Stock to be subject to an Award;

(iv) establish the terms and conditions of each Award (including, but not limited to, the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(v) prescribe the form of each Award Agreement; and

(vi) amend, modify, or supplement the terms of any outstanding Award including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

To the extent permitted by applicable law, the Board may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors), including without limitation the authority to make Awards to Grantees who are not subject to Section 16 of the Exchange Act or who are not Covered Employees. To the extent that the Board delegates its authority to make Awards as provided by this Section 3.1, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Board.

3.2. No Repricing.

Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or SAR to lower its Option Price or SAR Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 15. A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

3.3. Minimum Vesting.

Notwithstanding any other provision of the Plan to the contrary, share-settled Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted (excluding, for this purpose, any (i) Substitute Awards, (ii) shares delivered in lieu of fully vested annual or long-term cash incentive awards, and (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders (provided that such vesting period under this clause (iii) may not be less than fifty (50) weeks after grant); provided, that, the Board may grant share-settled Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 15); and, provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Board’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability, or a Change in Control, in the terms of the Award or otherwise.

3.4. Clawbacks.

Awards shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, including the Company’s Dodd-Frank Clawback Policy, all to the extent determined by the Committee in its discretion to be applicable to a Grantee.

3.5. Deferral Arrangement.

The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock units.

3.6. No Liability.

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.7. Book Entry.

Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

4.	STOCK SUBJECT TO THE PLAN

4.1. Authorized Number of Shares.

Subject to adjustment under Section 15, the total number of shares of Common Stock authorized to be awarded under the Plan shall not exceed 7,000,000 shares. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares, or shares purchased on the open market or otherwise, all as determined by the Company from time to time.

4.2. Share Counting.

4.2.1. General.

Each share of Common Stock granted in connection with an Award shall be counted as one share against the limit in Section 4.1, subject to the provisions of this Section 4.2.

4.2.2. Cash-Settled Awards.

Any Award settled in cash shall not be counted as shares of Common Stock for any purpose under this Plan.

4.2.3. Expired or Terminated Awards.

If any Award under the Plan expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan.

4.2.4. Payment of Option Price or Tax Withholding in Shares.

The full number of shares of Common Stock with respect to which an Option or SAR is granted shall count against the aggregate number of shares available for grant under the Plan. Accordingly, if in accordance with the terms of the Plan, a Participant pays the Option Price for an Option by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to pay the Option Price shall continue to count against the aggregate number of shares available for grant under the Plan set forth in Section 4.1 above. In addition, if in accordance with the terms of the Plan, a Participant satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of shares available for grant under the Plan set forth in Section 4.1 above.

4.2.5. Substitute Awards.

In the case of any Substitute Award, such Substitute Award shall not be counted against the number of shares reserved under the Plan.

4.3. Award Limits.

4.3.1. Incentive Stock Options.

Subject to adjustment under Section 15, all shares of Common Stock available for issuance under the Plan shall be available for issuance under Incentive Stock Options.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1. Term.

The Plan shall be effective as of the Effective Date, provided that it has been approved by the Company’s stockholders. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.2. Incentive Stock Options may not be granted more than ten (10) years after the Plan was adopted by the Board.

5.2. Amendment and Termination of the Plan.

The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any Awards which have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. Notwithstanding the foregoing, any amendment to Section 3.2 shall be contingent upon the approval of the Company’s stockholders. No Awards shall be made after the Termination Date. The applicable terms of the Plan, and any terms and conditions applicable to Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1. Service Providers.

Subject to this Section 6.1, Awards may be made to any Service Provider, including any Service Provider who is an officer, Non-Employee Director, consultant or advisor of the Company or of any Affiliate, as the Board shall determine and designate from time to time in its discretion.

6.2. Successive Awards.

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.3. Stand-Alone, Additional, Tandem, and Substitute Awards.

Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board shall have the right to require the surrender of such other Award in consideration for the grant of the new Award. Subject to Section 3.2, the Board shall have the right, in its discretion, to make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock Units or Restricted Stock).

7.	AWARD AGREEMENT

Each Award shall be evidenced by an Award Agreement, in such form or forms as the Board shall from time to time determine, not inconsistent with the terms of the Plan. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice which provides that acceptance of the Award constitutes acceptance of all terms of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1. Option Price.

The Option Price of each Option shall be fixed by the Board and stated in the related Award Agreement. The Option Price of each Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110 percent of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2. Vesting.

Subject to Section 8.3, each Option shall become exercisable at such times and under such conditions (including, without limitation, performance requirements) as shall be determined by the Board and stated in the Award Agreement.

8.3. Term.

Each Option shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five (5) years from its Grant Date.

8.4. Limitations on Exercise of Option.

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, (i) prior to the date the Plan is approved by the stockholders of the Company as provided herein or (ii) after the occurrence of an event which results in termination of the Option.

8.5. Method of Exercise.

An Option that is exercisable may be exercised by the Grantee’s delivery of a notice of exercise to the Company, setting forth the number of shares of Stock with respect to which the Option is to be exercised, accompanied by full payment for the shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

8.6. Rights of Holders of Options.

Unless otherwise stated in the related Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in Section 15 or the related Award Agreement, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.7. Delivery of Stock Certificates.

Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the shares of Stock subject to the Option.

8.8. Limitations on Incentive Stock Options.

An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1. Right to Payment.

A SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the SAR Exercise Price, as determined by the Board. The Award Agreement for a SAR (except those that constitute Substitute Awards) shall specify the SAR Exercise Price, which shall be fixed on the Grant Date as not less than the Fair Market Value of a share of Stock on that date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. A SAR granted in tandem with an outstanding Option following the Grant Date of such Option shall have a grant price that is equal to the Option Price; provided, however, that the SAR’s grant price may not be less than the Fair Market Value of a share of Stock on the Grant Date of the SAR to the extent required by Section 409A.

9.2. Other Terms.

The Board shall determine at the Grant Date, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Separation from Service or upon other conditions, the method of exercise, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR.

9.3. Term of SARs.

The term of a SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

9.4. Payment of SAR Amount.

Upon exercise of a SAR, a Grantee shall be entitled to receive payment from the Company (in cash or Stock, as determined by the Board) in an amount determined by multiplying:

(i)	the difference between the Fair Market Value of a share of Stock on the date of exercise over the SAR Exercise Price; by

(ii)	the number of shares of Stock with respect to which the SAR is exercised.

10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1. Restrictions.

At the time of grant, the Board may, in its sole discretion, establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or Restricted Stock Units in accordance with Section 12.1 and Section 12.2. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different Restricted Period and additional restrictions. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other applicable restrictions.

10.2. Restricted Stock Certificates.

The Company shall issue stock, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee; provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.3. Rights of Holders of Restricted Stock.

Unless the Board otherwise provides in an Award Agreement and subject to Section 17.12, holders of Restricted Stock shall have rights as stockholders of the Company, including voting and dividend rights.

10.4. Rights of Holders of Restricted Stock Units.

10.4.1. Settlement of Restricted Stock Units.

Restricted Stock Units may be settled in cash or Stock, as determined by the Board and set forth in the Award Agreement. The Award Agreement shall also set forth whether the Restricted Stock Units shall be settled (i) within the time period specified for “short term deferrals” under Section 409A or (ii) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which events such Restricted Stock Units shall be settled.

10.4.2. Voting and Dividend Rights.

Unless otherwise stated in the applicable Award Agreement and subject to Section 17.12, holders of Restricted Stock Units shall not have rights as stockholders of the Company, including no voting or dividend or dividend equivalents rights.

10.4.3. Creditor’s Rights.

A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.5. Purchase of Restricted Stock.

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by Services already rendered. The Purchase Price shall be payable in a form described in Section 11 or, in the discretion of the Board, in consideration for past Services rendered.

10.6. Delivery of Stock.

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Restricted Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

11.1. General Rule.

Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11.

11.2. Surrender of Stock.

To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Stock has been paid thereby, at their Fair Market Value on the date of exercise or surrender. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares of Stock may be authorized only at the time of grant.

11.3. Cashless Exercise.

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

11.4. Other Forms of Payment.

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including, but not limited to, the Company’s withholding of shares of Stock otherwise due to the exercising Grantee.

12.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

12.1. Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Such Awards are referred to as “Performance Awards.”

12.2. Performance Goals Generally.

The performance goals for Performance Awards shall consist of one or more business or other criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 12.2. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). The Committee may determine the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

12.3. Business Criteria.

For purposes of Performance Awards, the Committee may select any business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), including any of the following: (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures (including EBIT and EBITDA)); (iv) return on equity; (v) total stockholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition/acceptance; (xiii) customer metrics (including customer satisfaction, customer retention, customer profitability, or customer contract terms); (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) balance sheet metrics; (xix) strategic initiatives; (xx) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; (xxi) return on assets; (xxii) growth in net sales; (xxiii) the ratio of net sales to net working capital; (xxiv) improvement in management of working capital items (inventory, accounts receivable or accounts payable); (xxv) sales from newly-introduced products; (xxvi) successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations, or other transactions; (xxvii) product quality, safety, productivity, yield or reliability (on time and complete orders); (xxviii) funds from operations; (xxix) regulatory body approval for commercialization of a product; (xxx) debt levels or reduction or debt ratios; (xxxi) economic value; (xxxii) operating efficiency; (xxxiii) research and development achievements; or (xxxiv) any combination of the forgoing business criteria; provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income, operating income, etc.).

13.	other sTOCK-based awards

13.1. Grant of Other Stock-based Awards.

Other Stock-based Awards may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Other Stock-based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in shares of Common Stock under any other compensation plan or arrangement of the Company. Subject to the provisions of the Plan, the Committee shall have the sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of such Awards. Unless the Committee determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

13.2. Terms of Other Stock-based Awards.

Any Common Stock subject to Awards made under this Section 13 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

14.	REQUIREMENTS OF LAW

14.1. General.

The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

14.2. Rule 16b-3.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1. Changes in Stock.

If (i) the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date or (ii) there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kinds of shares for which grants of Awards may be made under the Plan shall be equitably adjusted by the Company; provided that any such adjustment shall comply with Section 409A. In addition, in the event of any such increase or decrease in the number of outstanding shares or other transaction described in clause (ii) above, the number and kind of shares for which Awards are outstanding and the Option Price per share of outstanding Options and SAR Exercise Price per share of outstanding SARs shall be equitably adjusted; provided that any such adjustment shall comply with Section 409A.

15.2. Effect of Certain Transactions.

Except as otherwise provided in an Award Agreement and subject to the provisions of Section 15.3, in the event of a Corporate Transaction, the Plan and the Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Corporate Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Corporate Transaction or (ii) if not so provided in such agreement, each Grantee shall be entitled to receive in respect of each share of Common Stock subject to any outstanding Awards, upon exercise or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of Common Stock was entitled to receive in the Corporate Transaction in respect of a share of Common stock; provided, however, that, unless otherwise determined by the Committee, such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Awards prior to such Corporate Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and SARs pursuant to this Section 15.2 in connection with a Corporate Transaction in which the consideration paid or distributed to the Company’s stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and SARs upon consummation of the Corporate Transaction as long as, at the election of the Committee, (i) the holders of affected Options and SARs have been given a period of at least fifteen days prior to the date of the consummation of the Corporate Transaction to exercise the Options or SARs (to the extent otherwise exercisable) or (ii) the holders of the affected Options and SARs are paid (in cash or cash equivalents) in respect of each Share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Committee in its sole discretion) over the Option Price or SAR Exercise Price, as applicable. For avoidance of doubt, (1) the cancellation of Options and SARs pursuant to clause (ii) of the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Award Agreement and (2) if the amount determined pursuant to clause (ii) of the preceding sentence is zero or less, the affected Option or SAR may be cancelled without any payment therefore. The treatment of any Award as provided in this Section 15.2 shall be conclusively presumed to be appropriate for purposes of Section 15.1.

15.3. Change in Control.

15.3.1. Consequences of a Change in Control.

For Awards granted to Non-Employee Directors, upon a Change in Control all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified performance goals with respect to outstanding Awards shall be deemed to be satisfied at target.

For Awards granted to any other Service Providers, either of the following provisions shall apply, depending on whether, and the extent to which, Awards are assumed, converted or replaced by the resulting entity in a Change in Control:

(i)	To the extent such Awards are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and non-forfeitable, and for any outstanding Performance Awards the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Change in Control based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control and the Award shall become vested pro rata based on the portion of the applicable performance period completed through the date of the Change in Control.

(ii)	To the extent such Awards are assumed, converted or replaced by the resulting entity in the Change in Control, if, within two years after the date of the Change in Control, the Service Provider has a Separation from Service either (1) by the Company other than for “cause” or (2) by the Service Provider for “good reason” (each as defined in the applicable Award Agreement), then such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and non-forfeitable, and for any outstanding Performance Awards the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Separation from Service based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control and the Award shall become vested pro rata based on the portion of the applicable performance period completed through the date of the Separation from Service.

15.3.2. Change in Control Defined.

Except as may otherwise be defined in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a) Any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of Outstanding Voting Securities; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) any acquisition pursuant to a Corporate Transaction that complies with subsections (c)(i), (c)(ii) and (c)(iii) of this definition;

(b) Continuing Directors cease for any reason to constitute at least a majority of the Board;

(c) Consummation of a Corporate Transaction unless, following such Corporate Transaction, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Corporate Transaction (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Voting Securities immediately prior to such Corporate Transaction, (ii) no Person (excluding any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Corporate Transaction were Continuing Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction; or

(d) The stockholders of the Company give approval of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A and payable upon a Change in Control, the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.

15.4. Adjustments.

Adjustments under this Section 15 related to shares of Stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

16.	No Limitations on Company

The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

17.	TERMS APPLICABLE GENERALLY TO AWARDS GRANTED UNDER THE PLAN

17.1. Disclaimer of Rights.

No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

17.2. Nonexclusivity of the Plan.

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals), including, without limitation, the granting of stock options as the Board in its discretion determines desirable.

17.3. Withholding Taxes.

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any shares of Stock upon the exercise of an Option or SAR, or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, or the Company may require such obligations (up to maximum statutory rates) to be satisfied, in whole or in part, (i) by causing the Company or the Affiliate to withhold the number of shares of Stock otherwise issuable to the Grantee as may be necessary to satisfy such withholding obligation or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate fair market value equal to such withholding obligations (up to maximum statutory rates). The fair market value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 17.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

17.4. Captions.

The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or any Award Agreement.

17.5. Other Provisions.

Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion. In the event of any conflict between the terms of an employment agreement and the Plan, the terms of the employment agreement govern.

17.6. Number and Gender.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

17.7. Severability.

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.8. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable federal law.

17.9. Section 409A.

The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Grantee’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Section 409A and neither the Company nor the Committee will have any liability to any Grantee for such tax or penalty.

17.10. Separation from Service.

The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the appropriate Award Agreement. Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Separation from Service, including, but not limited to, accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.

17.11. Transferability of Awards.

17.11.1. Transfers in General.

Except as provided in Section 17.11.2, no Award shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.

17.11.2. Family Transfers.

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member. For the purpose of this Section 17.11.2, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 17.11.2, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Grantee in accordance with this Section 17.11.2 or by will or the laws of descent and distribution.

17.12. Dividends and Dividend Equivalent Rights.

If specified in the Award Agreement, the recipient of an Award (other than Options or SARs) may be entitled to receive dividends or dividend equivalents with respect to the Common Stock or other securities covered by an Award. The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Grantee may be reinvested in additional shares of Stock or other securities of the Company at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend was paid to stockholders, as determined in the sole discretion of the Committee. Notwithstanding any provision herein to the contrary, in no event will dividends or dividend equivalents vest or otherwise be paid out prior to the time that the underlying Award (or portion thereof) has vested and, accordingly, will be subject to cancellation and forfeiture if such Award does not vest (including both time-based and performance-based Awards).

The Plan was adopted by the Board and
approved by the stockholders of the Company effective June 23, 2026.

APPENDIX B

Reconciliation of Adjusted EBITDA
to Consolidated Net Income (Loss)

Use of Non-GAAP Financial Measure

Alto Ingredients, Inc. believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations and therefore performance. Alto Ingredients uses Adjusted EBITDA as a non-GAAP financial measure in its annual cash incentive compensation plan. Alto Ingredients also uses Adjusted EBITDA as its Company-Selected Measure for its Pay versus Performance disclosures in this Proxy Statement.

A table is provided below to reconcile Adjusted EBITDA to consolidated net income (loss), its most directly comparable GAAP measure. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to consolidated net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of Alto Ingredients’ results as reported under GAAP.

Reconciliation of Adjusted EBITDA to Consolidated Net Income (Loss)

	Years Ended December 31,
(in thousands) (unaudited)	2025	2024	2023	2022	2021
Consolidated net income (loss)	$13,338	$(58,984)	$(28,005)	$(41,597)	$46,082
Adjustments:
Interest expense, net	10,765	7,644	7,425	1,827	3,587
Interest income	(381)	(689)	(854)	(510)	(730)
Unrealized derivative (gains) losses	2,679	(13,574)	9,679	4,017	10,999
Excess insurance proceeds	(6,688)	—	—	—	—
Acquisition-related expense (recoveries)	(460)	7,701	2,800	3,500	—
Asset impairments	803	24,790	6,544	—	3,100
Provision (benefit) for income taxes	(621)	173	97	1,925	1,469
Depreciation and amortization expense	25,216	24,408	23,080	25,095	23,292
Total adjustments	31,313	50,453	48,771	35,854	41,717
Adjusted EBITDA	$44,651	$(8,531)	$20,766	$(5,743)	$87,799

B-1